Filed Pursuant to Rule 424(b)(3)
Registration No. 333-207390

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

The board of directors of Pascack Bancorp, Inc. has approved the merger of Pascack Bancorp with and into Lakeland Bancorp, Inc. In the merger, the shareholders of Pascack Bancorp will receive, at their election, for each outstanding share of Pascack Bancorp common stock that they own at the effective time of the merger, or would own upon conversion of Pascack Bancorp preferred stock immediately prior to the effective time, either 0.9576 shares of Lakeland common stock or $11.35 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash. As of November 3, 2015, the value of the aggregate merger consideration was approximately $43,463,000.

Lakeland’s common stock is quoted on the Nasdaq Global Select Market under the symbol “LBAI”. On November 3, 2015, the closing sale price of Lakeland common stock on the Nasdaq Global Select Market was $11.76 per share.

The merger agreement provides that if the market price of Lakeland common stock falls substantially, both in absolute terms (below $9.64 for a specified period) and by comparison to the list of banking institutions that comprise the Nasdaq Bank Index, Pascack may elect to terminate the merger agreement, in which case Lakeland will have the right, but not the obligation, to increase the exchange ratio to a formula amount calculated in accordance with the merger agreement. The market price of Lakeland common stock during the specified period exceeded both the absolute and Nasdaq Bank Index floors.

The merger cannot be completed unless Pascack Bancorp’s shareholders approve it. You will be asked to vote on the merger at our special meeting. The Pascack Bancorp board of directors unanimously recommends that you vote to approve the merger. Each member of your board has agreed to vote his or her shares in favor of the merger.

The date, time and place of the meeting are as follows:

Monday, December 14, 2015

10:00 a.m.

The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey

Only shareholders of record as of November 4, 2015, are entitled to attend and vote at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

Jon F. Hanson Chairman of the Board Pascack Bancorp, Inc.	Nancy E. Graves President and CEO Pascack Bancorp, Inc.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Lakeland common stock to be issued in the merger are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in Lakeland common stock involves risks that are described in “RISK FACTORS” beginning on page 31.

This proxy statement and prospectus is dated November 4, 2015, and is first being mailed to Pascack Bancorp shareholders on or about November 12, 2015.

PASCACK BANCORP, INC.

64 Crescent Avenue

Waldwick, New Jersey 07463

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be Held December 14, 2015

To The Shareholders of Pascack Bancorp, Inc.:

A special meeting of shareholders of Pascack Bancorp will be held at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey, at 10:00 a.m. on Monday, December 14, 2015 for the following purposes:

1. To approve an Agreement and Plan of Merger, dated as of August 3, 2015, by and between Pascack Bancorp and Lakeland Bancorp, Inc., providing for:

•	the merger of Pascack with and into Lakeland; and

•	the automatic conversion of all of the outstanding capital stock of Pascack into either cash or shares of Lakeland common stock, pursuant to election and allocation procedures described in the merger agreement.

2. To transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Shareholders of record as of the close of business on November 4, 2015 are entitled to notice of and to vote at the meeting. Whether or not you contemplate attending the special meeting, please execute the enclosed proxy and return it to us. You may revoke your proxy at any time prior to its exercise by delivering to us a later-dated proxy or by delivering a written notice of revocation to us prior to or at the special meeting.

This meeting involves a matter of major importance to all shareholders. You are urged to read and carefully consider the attached proxy statement and prospectus, as well as the annexes.

The Pascack Bancorp board of directors unanimously recommends that shareholders vote “FOR” approval of the merger.

By Order of the Board of Directors,

Jon F. Hanson
Chairman of the Board

November 4, 2015

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement and prospectus provides you with detailed information about the merger agreement and the merger. The boards of directors of Pascack Bancorp, Inc., which we sometimes refer to as Pascack Bancorp or Pascack, and Lakeland Bancorp, Inc., which we sometimes refer to as Lakeland Bancorp or Lakeland, encourage you to read this entire document carefully.

This proxy statement and prospectus incorporates by reference important business and financial information about Lakeland Bancorp that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

Timothy J. Matteson, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Email: tmatteson@lakelandbank.com

In order to obtain timely delivery of these documents, you should request the information by December 7, 2015. See “WHERE YOU CAN FIND MORE INFORMATION” at page 93 for additional information.

If you have any questions, please contact our information agent, D.F. King & Co., Inc. Shareholders should call D.F. King at (800) 499-8541. Banks and brokers with questions should call D.F. King at (212) 493-3910.

Neither Pascack nor Lakeland has authorized anyone to provide you with any information other than the information included in this document and the documents to which you are referred in this document. If someone provides you with other information, please do not rely on it as being authorized by Pascack or Lakeland.

This proxy statement and prospectus offers only the cash and shares of Lakeland common stock offered in the merger, and offers such shares only where it is legal to do so.

This proxy statement and prospectus has been prepared as of November 4, 2015. Changes that may have occurred in the affairs of Lakeland or Pascack or their respective subsidiaries since that date are not reflected in this document.

The information contained in this document with respect to Lakeland was provided solely by Lakeland, and the information contained in this document with respect to Pascack was provided solely by Pascack.

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ANNEXES:

A.	Agreement and Plan of Merger, with forms of Bank Merger Agreement and Voting Agreement attached.

B.	Opinion of Sandler O’Neill & Partners, L.P.

C.	Pascack Bancorp, Inc. Financial Information

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE PASCACK SPECIAL MEETING

Q: WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of Pascack and a prospectus of Lakeland. As a proxy statement, it is being provided to Pascack’s shareholders by Pascack’s board of directors in connection with that board’s solicitation of proxies for the Pascack special meeting at which the Pascack shareholders will be asked to approve the merger agreement and the merger with Lakeland.

As a prospectus, this document is being provided to Pascack’s shareholders because Lakeland is offering to exchange shares of its common stock and cash for shares of Pascack common stock and preferred stock upon completion of the merger.

Q: WHY ARE PASCACK AND LAKELAND PROPOSING TO MERGE?

A: The boards of directors of Pascack and Lakeland are proposing to merge Pascack into Lakeland because they believe that combining the strengths of these two financial institutions is in the best interests of both companies, their respective shareholders and their respective customers. Please see “THE MERGER – Pascack’s Reasons for the Merger” and “THE MERGER - Recommendation of the Pascack Board of Directors” at pages 50 to 51 for the various factors considered by the Pascack board of directors in recommending that Pascack’s shareholders vote FOR the proposal to approve the merger agreement and the merger. Please see “THE MERGER - Lakeland’s Reasons for the Merger” at page 66.

Q: WHAT WILL A PASCACK SHAREHOLDER RECEIVE IN THE MERGER?

A: Upon completion of the merger, the shareholders of Pascack will receive, at their election, for each outstanding share of Pascack common stock that they own at the effective time of the merger, or would own upon conversion of preferred stock immediately prior to such effective time, either 0.9576 shares of Lakeland common stock or $11.35 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Holders of Pascack shares immediately prior to the effective time of the merger will be able to elect to receive cash, stock or to indicate that such holder has no preference as to the receipt of cash or Lakeland common stock. If the elections would result in other than 90% of the merger consideration to be paid by Lakeland equaling stock and 10% cash, then the Exchange Agent, described below, will designate, on a pro rata basis, from those holders electing to receive shares, those electing to receive cash, and those indicating no preference, those holders who will receive shares or cash, as applicable, so that 90% of the outstanding shares of Pascack will receive Lakeland common stock and 10% of the outstanding shares of Pascack will receive cash. See “The MERGER - Terms of the Merger - What Pascack Shareholders Will Receive in the Merger,” beginning at page 66.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO PASCACK’S SHAREHOLDERS?

A. The obligation of Lakeland and Pascack to complete the merger is conditioned upon the receipt of a legal opinion from Lowenstein Sandler LLP, counsel to Lakeland, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a Pascack shareholder will depend upon the form of consideration such Pascack shareholder receives in the merger.

•	If you receive solely shares of Lakeland common stock and cash instead of a fractional share of Lakeland common stock in exchange for your Pascack common stock or Pascack preferred stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Lakeland common stock.

•	If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your Pascack common stock or Pascack preferred stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Pascack common stock or Pascack preferred stock.

•	If you receive a combination of Lakeland common stock and cash, other than cash instead of a fractional share of Lakeland common stock, in exchange for your Pascack common stock or Pascack preferred stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Pascack common stock or Pascack preferred stock for shares of Lakeland common stock and cash. If the sum of the fair market value of the Lakeland common stock and the amount of cash you receive in exchange for your shares of Pascack common stock or Pascack preferred stock exceeds the adjusted tax basis of your shares of Pascack common stock or Pascack preferred stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Pascack common stock or Pascack preferred stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “THE MERGER - Material United States Federal Income Tax Consequences” beginning on page 81.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q: DO I HAVE RIGHTS TO DISSENT FROM THE MERGER?

A: No.

Q: ARE THERE ANY REGULATORY OR OTHER CONDITIONS TO THE MERGER OCCURRING?

A: Yes. The merger of Pascack into Lakeland, and the merger of Pascack Community Bank into Lakeland Bank, which the merger agreement provides will occur immediately following the holding company merger, must be approved by the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance, and a waiver must be obtained from the Board of Governors of the Federal Reserve System. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on August 28, 2015, and approvals were received in October 2015. A waiver request was submitted to the Board of Governors of the Federal Reserve System on October 5, 2015, and the waiver was granted in October 2015.

In addition, the merger must be approved by the holders of at least a majority of the votes cast at the Pascack special meeting, assuming a quorum is present.

Completion of the merger is also subject to certain other conditions. See “THE MERGER - Conditions to the Merger,” beginning at page 74.

Q: WHAT DOES THE PASCACK BOARD OF DIRECTORS RECOMMEND?

A: The Pascack board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Pascack and its shareholders. Accordingly, the Pascack board of directors unanimously recommends that Pascack shareholders vote FOR approval of the merger agreement and the merger.

Q: ARE THERE RISKS ASSOCIATED WITH LAKELAND’S COMMON STOCK OR THE MERGER?

A: Yes. For a description of some of the risks, see “RISK FACTORS,” beginning at page 31.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement and prospectus, if you are a holder of Pascack common stock, you should indicate on your proxy card how you want your shares to be voted, and then sign, date and mail the proxy card in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the special meeting. In addition, you may attend the special meeting in person and vote, whether or not you have signed and mailed your proxy card.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

Q: AM I REQUIRED TO SUBMIT MY ELECTION FORM WHEN I SUBMIT MY PROXY CARD?

A: No. By a separate mailing being sent concurrently with this proxy statement and prospectus, holders of Pascack common stock and Pascack preferred stock will be receiving an Election Form for use in making an election to receive either cash or Lakeland common stock pursuant to the merger. The Election Forms must be received by American Stock Transfer & Trust Company, the Exchange Agent, no later than 5:00 p.m. on the date that is three business days prior to the date on which we consummate the merger. Assuming that all regulatory approvals are received (and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed) prior to the Pascack special meeting and assuming that the Pascack shareholders approve the merger agreement, we hope to consummate the merger immediately after the special meeting is conducted. Thus, you should make sure that the Exchange Agent receives your Election Form at least three business days before the Pascack special meeting. If you either do not submit an Election Form or you submit an Election Form after the deadline, your shares will be deemed to be “No Election Shares” for purposes of the allocation procedures described in this proxy statement and prospectus. We cannot tell you at this point whether No Election Shares will receive cash, Lakeland common stock or a combination of cash and Lakeland common stock in the merger. See “THE MERGER - Terms of the Merger - Election Form; Exchange of Shares” beginning on page 67.

Q: MUST MY ELECTION FORM COVER ALL OF MY PASCACK SHARES?

A: Yes. Each holder of Pascack shares may submit only one Election Form. The only exception is for shareholders who hold shares on behalf of others or shareholders who hold shares in a retirement account. Shareholders who hold Pascack shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all of the shares of Pascack common stock held by such representative for a particular beneficial owner. Shareholders who hold shares in a retirement account may also submit multiple Election Forms as long as each Election Form covers all of the shares held by such shareholder individually or in the retirement account.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the special meeting. Second, you may revoke your proxy by written notice (which you could personally deliver at the special meeting) to the Secretary of Pascack, at any time prior to the vote being taken at the Pascack special meeting. Third, you may submit a new proxy via telephone or the Internet. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. If you deliver such a notice or if you do not submit a proxy, you may vote your shares at the special meeting. If you wish to vote in person at the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Q: MAY I CHANGE MY ELECTION FORM AFTER I HAVE MAILED IT TO THE EXCHANGE AGENT?

A: Yes, provided that you deliver a notice of revocation to the Exchange Agent prior to the election deadline, which will be 5:00 p.m. on the third business day prior to the date on which the merger is consummated. You may deliver a new Election Form with your notice of revocation, provided that both documents are received prior to the election deadline.

Q: SHOULD I SEND IN MY PASCACK STOCK CERTIFICATES NOW?

A: You should only submit your Pascack stock certificates when you submit your Election Form. If you do not submit an Election Form, Lakeland will mail to you instructions for exchanging your stock certificates promptly after the merger is consummated.

Q: HOW MANY SHARES OF LAKELAND COMMON STOCK ARE ISSUABLE PURSUANT TO THE MERGER?

A: If:

•	all of the outstanding Pascack stock options are exercised prior to the completion of the merger;

•	no adjustment is made in the exchange ratio because of a stock split, stock dividend or similar event affecting the stock price of Lakeland common stock; and

•	no adjustment is made in the exchange ratio as a result of the price adjustment provision described below under “THE MERGER - Termination”,

then, as a result of the 90% stock/10% cash allocation of the merger consideration contained in the merger agreement, the maximum number of shares of Lakeland common stock issuable pursuant to the merger agreement is 3,340,794 shares.

Q: IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: Yes. Much of the business and financial information about Lakeland that may be important to you is not included in this document. Instead, that information is incorporated by reference to documents separately filed by Lakeland with the Securities and Exchange Commission. This means that Lakeland may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning at page 93, for a list of documents that Lakeland has incorporated by reference into this proxy statement and prospectus and for instructions on how to obtain copies of those documents. The documents are available to you without charge.

Q: WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A: You should rely on the later filed document. Information in this proxy statement and prospectus may update information contained in one or more of the Lakeland documents incorporated by reference. Similarly, information in documents that Lakeland may file after the date of this proxy statement and prospectus may update information contained in this proxy statement and prospectus or information contained in previously filed documents.

Q: WHEN DO YOU EXPECT TO MERGE?

A: We are working toward completing the merger as quickly as possible. We cannot close the merger until (a) after we receive all necessary bank regulatory approvals and the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed and (b) after the shareholders of Pascack have approved the merger agreement and the merger at the Pascack special meeting. We expect to complete the merger during the fourth calendar quarter of 2015.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT AND PROSPECTUS?

A: If you have questions about the Pascack special meeting or if you need additional copies of this proxy statement and prospectus, you should contact:

Nancy E. Graves

President & CEO

Pascack Bancorp, Inc.

64 Crescent Avenue

Waldwick, New Jersey 07463

Telephone: 201-345-9348

Email: ngraves@pascackbank.com

If you have any questions, please contact our information agent, D.F. King & Co., Inc. Shareholders should call D.F. King at (800) 499-8541. Banks and brokers with questions should call D.F. King at (212) 493-3910.

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents we refer to in this document before you decide how to vote. These references will give you a more complete description of the merger agreement and the merger. We have included page references in this summary to direct you to more complete descriptions of the topics provided elsewhere in this proxy statement and prospectus.

The Companies (See page 87 for Pascack and page 87 for Lakeland)

Pascack Bancorp

64 Crescent Avenue

Waldwick, New Jersey 07463

Telephone: 201-689-7777

Pascack Bancorp, Inc., which is sometimes referred to in this proxy statement and prospectus as Pascack Bancorp or Pascack, is a one-bank holding company incorporated under the laws of New Jersey in June 2009 to serve as the holding company for Pascack Community Bank. Pascack Community Bank, which commenced business in February 2002, is a state-chartered commercial bank that focuses on serving consumers and small-to-medium-size businesses in Bergen and northern Essex counties. Pascack Community Bank has offices in Waldwick, Westwood, Hillsdale, Rochelle Park, Lodi and Nutley, New Jersey as well as in Hackensack, New Jersey, where it has two branches. As of June 30, 2015, Pascack Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $402.7 million, $334.0 million, $304.8 million and $33.3 million, respectively.

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: 973-697-2000

Lakeland Bancorp, Inc., which is sometimes referred to in this proxy statement and prospectus as Lakeland Bancorp or Lakeland, is a New Jersey business corporation and a registered bank holding company. Lakeland was organized in March of 1989 and commenced operations on May 19, 1989, upon the consummation of the acquisition of all of the outstanding stock of Lakeland Bank, formerly named Lakeland State Bank. Lakeland Bank is a banking corporation organized under the banking laws of the State of New Jersey. Lakeland Bank has 48 New Jersey branch offices in Bergen, Essex, Morris, Passaic, Somerset, Sussex, Union and Warren counties, five New Jersey regional commercial lending centers in Bernardsville, Montville, Newton, Teaneck and Wyckoff and two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online and mobile banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. As of June 30, 2015, Lakeland Bancorp had consolidated total assets, total loans, total deposits and total stockholders’ equity of $3.70 billion, $2.76 billion, $2.84 billion and $390.9 million, respectively.

The Merger (See page 45)

Pascack will merge with and into Lakeland, with Lakeland as the surviving corporation in the merger. Immediately after the merger of the holding companies, Pascack Community Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank in the merger.

A copy of the merger agreement between Lakeland and Pascack is attached to this proxy statement and prospectus as Annex A. A copy of the form of the merger agreement pertaining to the bank merger is included as Exhibit A to the merger agreement attached to this proxy statement and prospectus as Annex A.

Pascack shareholders will either receive cash or stock, or a combination of cash and stock. Upon completion of the merger, the shareholders of Pascack will receive, at their election, for each outstanding share of Pascack common stock that they own at the effective time of the merger, or would own upon conversion of preferred stock immediately prior to such effective time, either 0.9576 shares of Lakeland common stock or $11.35 in cash, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Pascack has a total of 86,250 shares of preferred stock outstanding. The conversion rates of such shares of preferred stock are set forth in Pascack’s certificate of incorporation, and change depending on the number of years that has elapsed since the original issuance of such shares. Each of 48,500 shares of such preferred stock is currently convertible into 2.50 shares of Pascack common stock (or 121,250 shares of Pascack common stock in the aggregate) and each of 37,750 shares of such preferred stock is currently convertible into 3.33 shares (or, if the merger is consummated after February 28, 2016, 2.86 shares) of Pascack common stock (or 125,707 shares of Pascack common stock in the aggregate). Accordingly, the outstanding 86,250 shares of Pascack preferred stock are convertible into an aggregate of 246,957 shares of Pascack common stock. The holders of such preferred stock will receive, at their election, for each of the 246,957 shares of Pascack common stock into which their preferred stock is convertible, either 0.9576 shares of Lakeland common stock or $11.35 in cash, subject to pro ration as described above.

Holders of Pascack stock immediately prior to the effective time of the merger will be able to elect to receive cash, stock or to indicate that such holder has no preference as to the receipt of cash or Lakeland common stock. If such election would result in other than 90% of the merger consideration to be paid by Lakeland equaling stock and 10% cash, then the Exchange Agent will designate, on a pro rata basis, from those holders electing to receive shares, those electing to receive cash, and those indicating no preference, those holders who will receive shares and/or cash, as applicable, so that 90% of the outstanding shares of Pascack will receive Lakeland common stock and 10% of the outstanding shares of Pascack will receive cash, without interest. See “THE MERGER - Terms of the Merger - What Pascack Shareholders Will Receive in the Merger,” beginning at page 66.

The exchange ratio will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any Pascack shareholder would otherwise receive in the merger. All shares of Pascack common stock or Pascack preferred stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Tax Consequences (See pages 81 to 85)

We expect that for federal income tax purposes, the merger will be a taxable event to those Pascack shareholders who receive cash in whole or in part in exchange for their Pascack common stock or Pascack preferred stock, and the merger will not be a taxable event to those Pascack shareholders who receive solely Lakeland common stock in exchange for their Pascack common stock or Pascack preferred stock. However, we urge you to consult your tax advisor to gain a full understanding of the tax consequences of the merger to you. Tax matters are very complicated, and in many cases, the tax consequences of the merger will depend on your particular facts and circumstances.

Reasons for proposing the merger (See pages 50 to 51 for Pascack and page 66 for Lakeland)

Pascack’s board of directors has unanimously approved the merger and the merger agreement and believes that the proposed merger is in the best interests of Pascack and its shareholders. If the merger is consummated, Pascack shareholders who receive Lakeland common stock in the merger will own stock in a larger and more diversified corporation.

In unanimously approving the merger agreement, Pascack’s board considered, among other things, the terms of the merger agreement, including the financial terms, the opinion of Pascack’s financial advisor, the income tax consequences of the transaction, the historical market prices and liquidity of Lakeland common stock and Pascack common stock, the historical cash dividends paid on Lakeland common stock and the fact that Pascack has not historically paid cash dividends on its common stock, the competitive environment facing Pascack, the regulatory environment faced by all community sized banks, including Pascack, and the business and prospects of Lakeland.

Lakeland’s board of directors focused principally on Pascack’s shared focus with Lakeland on community banking and the demographics of the New Jersey counties in which Pascack has locations.

Board recommendation (See page 51)

The board of directors of Pascack unanimously approved the merger agreement and the merger, and unanimously recommends that Pascack shareholders vote “FOR” approval of that proposal.

Pascack’s financial advisor has concluded that the consideration that Pascack shareholders will receive in the merger is fair. (See pages 51 to 54)

Sandler O’Neill & Partners, L.P., financial advisor to Pascack, whom we refer to as “Sandler O’Neill”, has provided a written fairness opinion, dated August 3, 2015, to Pascack’s board of directors to the effect that, as of that date, the aggregate consideration to be paid in the merger is fair to the holders of Pascack common stock from a financial point of view. A copy of the fairness opinion is attached to this proxy statement and prospectus as Annex B.

You should read the fairness opinion in its entirety.

Pursuant to the Sandler O’Neill engagement agreement, Pascack agreed to pay Sandler O’Neill a fee of $125,000 concurrently with the rendering of the opinion as well as a cash fee equal to 0.65% of the aggregate consideration offered in the merger to be paid as follows: (i) 15% of the fee was paid at the time of signing of the merger agreement and (ii) the remainder is payable at the time of closing of the merger. The $125,000 paid for the opinion will be credited against the amount due at the closing of the merger. In addition, Pascack also agreed to reimburse Sandler O’Neill for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention up to $30,000 and to indemnify against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Pascack and Lakeland and their affiliates. Sandler O’Neill may also actively trade the equity or debt securities of Pascack and Lakeland or their affiliates for its own account and for the accounts of Sandler O’Neill’s customers.

Pascack and FinPro, Inc. (“FinPro”) have an agreement pursuant to which FinPro provides various consulting and financial advisory services to Pascack. As part of that agreement, Pascack committed to use FinPro Capital Advisors, Inc. (“FCA”), a wholly-owned broker-dealer subsidiary of FinPro, to serve as transaction advisor to Pascack in the event the Company undertook certain merger related transactions. Pascack retained the services of Sandler O’Neill in addition to FCA, and at Pascack’s request, on July 1, 2015, Pascack and FinPro entered into an addendum to their prior engagement letter. Under the addendum, FCA would serve with Sandler O’Neill as an additional transaction advisor, but would not render a fairness opinion. The addendum also fixed FCA’s compensation for their services on the transaction. Pascack has agreed to pay FCA an advisory fee equal to 0.60% of the aggregate merger consideration. A total of $100,000 of such fee was paid by Pascack upon the signing of the merger agreement (Pascack has the right to the return of $50,000 of such payment if the merger does not close), and the remainder is due upon the closing of the merger. FCA does not carry customer accounts nor does it actively trade in any securities of Pascack or Lakeland or any of their respective affiliates.

Special meeting of Pascack’s shareholders to be held on December 14, 2015 (See pages 40 to 44)

The special meeting of Pascack’s shareholders will be held on December 14, 2015, at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey, beginning at 10:00 a.m. At the special meeting, Pascack will ask its shareholders:

1. To approve an Agreement and Plan of Merger, dated as of August 3, 2015, by and between Pascack and Lakeland, providing for:

•	the merger of Pascack with and into Lakeland; and

•	the automatic conversion of all of the outstanding capital stock of Pascack into either cash or shares of Lakeland common stock, pursuant to election and allocation procedures described in the merger agreement.

2. To transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

Who can vote (See page 41)

You are entitled to vote at the Pascack special meeting if you owned shares of Pascack common stock at the close of business on the record date of November 4, 2015. You will have one vote for each share of Pascack common stock that you owned on the record date. On the record date, there were 3,598,832 shares of Pascack common stock outstanding. Holders of Pascack preferred stock do not have a right to vote except to the extent that they convert their preferred stock to Pascack common stock prior to the record date.

You may vote either by attending Pascack’s special meeting and voting your shares, or by completing the enclosed proxy card and mailing it to Pascack in the enclosed envelope. Pascack shareholders may also vote by telephone or via the Internet, as described in the enclosed instructions.

The board of directors of Pascack is seeking your proxy to use at the special meeting. This proxy statement and prospectus has been prepared to assist you in deciding how to vote and whether or not to grant your proxy. Please indicate on your proxy card how you want to vote. Then sign, date and mail the proxy card as soon as possible so that your shares will be represented at the special meeting.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

If you sign a proxy, you may revoke it by written notice to the Secretary of Pascack, at any time before it is voted at the special meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Voting matters (See pages 41 to 43)

The presence, in person or by proxy, of a majority of the shares of Pascack common stock outstanding on the record date will constitute a quorum for the purposes of the Pascack special meeting. Assuming a quorum is present, the approval of the merger agreement and the merger will require the approval of at least a majority of the votes cast at the Pascack special meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will have no effect on the vote to approve the merger agreement.

Each holder of shares of Pascack common stock outstanding on the record date will be entitled to one vote for each share held of record.

Pascack directors have agreed to vote their shares of Pascack stock in favor of the merger agreement (See page 86)

On Pascack’s record date, the directors of Pascack, together with their affiliates, had sole or shared voting power over 1,447,000 shares of Pascack common stock, or approximately 40% of the shares of Pascack common stock outstanding on the record date.

Pascack’s directors have entered into agreements with Lakeland in which they have agreed to vote all shares of Pascack common stock which they own on the record date in favor of the merger agreement and the merger.

To the best knowledge of Lakeland and Pascack:

•	Lakeland holds no shares of Pascack common stock other than shares held in a fiduciary capacity for others.

•	Pascack holds no shares of Lakeland common stock other than shares held in a fiduciary capacity for others.

•	As of November 4, 2015, Lakeland’s directors and executive officers, together with their affiliates, did not beneficially own any shares of Pascack common stock, other than one Lakeland director, who beneficially owned 16,650 shares of Pascack common stock.

•	As of November 4, 2015, Pascack’s directors and executive officers, together with their affiliates, did not beneficially own any shares of Lakeland common stock, other than one Pascack director, who beneficially owned 4,936 shares of Lakeland common stock.

Interests of Pascack directors and management in the merger (See pages 80 to 81)

The directors and officers of Pascack have interests in the merger as directors and employees that are different from the interests of the other Pascack shareholders. These interests include, among others:

•	Certain executive officers of Pascack have change in control agreements with Pascack, pursuant to which they will receive a lump-sum payment upon the consummation of the merger.

•	Bruce M. Meisel, a director of Pascack and its former president and chief executive officer, is a party to a separation and release agreement with Pascack Community Bank, pursuant to which Pascack Community Bank is obligated to continue to provide him with health insurance benefits (but not dental or life insurance benefits) until December 31, 2016. In addition, payments due Mr. Meisel under the separation and release agreement due through the end of its term will be accelerated and paid in a lump sum at closing of the merger.

•	In addition, certain Pascack employees who are not party to a change in control agreement with Pascack whose employment is terminated or substantially adversely modified (other than for cause) within one year of the merger will be entitled to severance equal to two weeks of his or her then current base salary plus two additional weeks of salary for each year of service with Pascack or Pascack Community Bank.

•	Certain employees of Pascack and Pascack Community Bank will be entitled to a retention bonus if they maintain their employment with Pascack until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment.

•	All stock options to purchase Pascack common stock outstanding at the effective time of the merger (which we refer to as “old stock options”) will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Pascack common stock covered by the old stock option multiplied by the amount, if any, by which $11.35 exceeds the exercise price of the old stock option.

•	The merger agreement provides that Lakeland will indemnify the directors and officers of Pascack against certain liabilities for a six-year period following completion of the merger. In addition, Lakeland has agreed to cause the persons serving as officers and directors of Pascack immediately prior to the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for this insurance.

•	Upon consummation of the mergers, one (or, in Lakeland’s discretion, two) of the current members of Pascack’s board of directors as Lakeland shall designate prior to the effective time will be appointed to the Lakeland board.

Pascack’s board of directors was aware of these interests and considered them in approving and recommending the merger. For additional information on the benefits of the merger to Pascack’s management, see pages 80 to 81.

Merger expected to occur in the fourth calendar quarter of 2015 (See page 70)

The merger of Pascack with and into Lakeland will become final when a certificate of merger is filed under New Jersey law. That certificate may not be filed until all bank regulatory approvals have been received, the 15 to 30 day period following FDIC approval during which the Justice Department may file objections to the merger relating to competitive factors has passed and Pascack’s shareholders approve the merger agreement and the merger. We currently anticipate that the merger will be completed in the fourth calendar quarter of 2015, although delays could occur. Immediately following the merger of Pascack with and into Lakeland, Pascack Community Bank will merge with and into Lakeland Bank. The bank merger will become final when a merger agreement attaching certifications by Lakeland Bank and Pascack Community Bank as to the requisite shareholder approval having been obtained, is filed with the New Jersey Commissioner of Banking and Insurance.

We cannot assure you that we can obtain the necessary regulatory or shareholder approvals or that the other conditions precedent to the merger or the bank merger can or will be satisfied.

Regulatory approval must be obtained and other conditions must be satisfied before the mergers will be completed (See pages 74 to 75 and page 79)

Our obligations to complete the mergers are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approvals from the New Jersey Department of Banking and Insurance and the FDIC, and obtaining a waiver from the Board of Governors of the Federal Reserve System. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on August 28, 2015, and approvals were received in October 2015. A waiver request was submitted to the Board of Governors of the Federal Reserve System on October 5, 2015, and the waiver was granted in October 2015. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met or, where permissible, waived:

•	Holders of Pascack common stock must approve the merger agreement at the Pascack special meeting.

•	Pascack and Lakeland must each receive an opinion of Lakeland’s counsel with respect to certain tax matters.

•	Pascack and Lakeland must not have breached any of their respective representations or obligations under the merger agreement, subject to certain materiality qualifications.

The merger agreement attached to this proxy statement and prospectus as Annex A describes other conditions that must be met or waived before the merger may be completed.

Amendment or termination of the merger agreement is possible (See pages 76 to 77)

Lakeland and Pascack may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. We each can unilaterally terminate the merger in certain circumstances. These include a failure to complete the merger by August 3, 2016, unless the terminating party’s breach is the reason that the merger has not been completed.

Pascack may terminate the merger agreement if:

•	during a specified 20 business day period, the average closing sale price of Lakeland common stock on the Nasdaq Global Select Market is less than $9.64 (during such specified period, the average closing sale price was $11.0465); and

•	such average closing sale price of Lakeland common stock under-performs the average stock price of the Nasdaq Bank Index by more than 20%, as measured in accordance with the merger agreement (such average closing sale price did not under-perform the Nasdaq Bank Index during the specified period); and

•	in response to its receipt of a notice of termination from Pascack, Lakeland does not increase the number of shares of Lakeland common stock issuable for each share of Pascack common stock in the merger to the extent required by the merger agreement.

See “THE MERGER - Termination” beginning at page 76 for additional information regarding this and other bases for terminating the merger agreement, including Pascack’s “fiduciary out.”

Rights of Lakeland shareholders differ from those of Pascack shareholders (See pages 90 to 92)

When the merger is completed, each Pascack shareholder will automatically become a Lakeland shareholder unless such shareholder’s Pascack shares are converted entirely into cash under the merger agreement. The rights of Lakeland shareholders differ from the rights of holders of Pascack common stock in certain ways, primarily as a result of certain provisions in Lakeland’s certificate of incorporation and by-laws that differ from those of Pascack’s certificate of incorporation and by-laws. Some of these provisions are intended to make a takeover of Lakeland harder if Lakeland’s board of directors does not approve it. The merger agreement provides for shares of Pascack preferred stock to be converted into Lakeland common stock or cash in the merger. The rights of a holder of Lakeland common stock differ substantially from the rights of a holder of Pascack preferred stock, as described herein.

Pascack shareholders do not have dissenters’ appraisal rights (See page 86)

Under the New Jersey Business Corporation Act, Pascack’s shareholders will not have dissenters’ appraisal rights in connection with the merger.

Stock certificates to be submitted with the Election Forms or after the merger is complete (See pages 67 to 69)

Holders of record of Pascack common stock as of the record date for the special meeting will receive an Election Form in a separate mailing being distributed concurrently with this proxy statement and prospectus. Persons who become holders of record of Pascack common stock after the record date and holders of Pascack’s preferred stock will also be provided with Election Forms from time to time prior to the consummation of the merger. In order to make an effective election to receive cash or stock in the merger, it will be necessary for such shareholders to submit their Pascack stock certificates to the Exchange Agent, together with their Election Forms, in the envelope provided in the separate Election Form mailing to Pascack’s shareholders. If such shareholders do not submit an Election Form, then, promptly after the merger is completed, they will receive a letter and instructions on how to surrender their Pascack stock certificates in exchange for Lakeland stock certificates and/or cash. Pascack shareholders will need to carefully review and complete these materials and return them as instructed along with their stock certificates for Pascack common stock or Pascack preferred stock.

If you do not have stock certificates but hold shares of Pascack common stock or Pascack preferred stock with your broker in “street name,” you will need to provide your broker with instructions regarding your election. If you do not instruct your broker to make an election, your broker will automatically exchange your shares upon completion of the merger.

If you or your broker do not submit an Election Form covering your shares of Pascack common stock prior to the election deadline, which is 5:00 p.m. on the third business days prior to the date the merger is consummated, then you will lose the opportunity to indicate your preference as to whether your shares will be converted into Lakeland common stock or cash.

MARKET PRICE AND DIVIDEND INFORMATION

Pascack

The shares of Pascack common stock are traded on the OTCQX Marketplace operated by OTC Markets Group Inc. under the symbol “PSBR”. The following table sets forth the high and low closing prices of the shares of Pascack common stock for the periods indicated. Pascack has not declared or paid any cash dividends on its shares of common stock for the periods indicated.

	High	Low
Year ended December 31, 2013
First Quarter	$6.00	$5.25
Second Quarter	6.25	5.37
Third Quarter	6.50	5.80
Fourth Quarter	6.50	5.75

	High	Low
Year ended December 31, 2014
First Quarter	$7.80	$6.15
Second Quarter	8.75	6.50
Third Quarter	9.20	6.69
Fourth Quarter	7.82	7.10

	High	Low
Year ending December 31, 2015
First Quarter	$7.50	$7.10
Second Quarter	7.50	7.16
Third Quarter	10.55	7.30
Fourth Quarter (through November 3)	11.35	10.26

On August 3, 2015, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of Pascack common stock on the OTCQX Marketplace were as follows:

	August 3, 2015
	High	Low	Closing Sale Price
Pascack	$7.40	$7.40	$7.40

On November 3, 2015, the last practicable date prior to the date of this proxy statement and prospectus, the reported high and low sales prices and the closing sale price of Pascack common stock on the OTCQX Marketplace were as follows:

	November 3, 2015
	High	Low	Last Sale Price
Pascack	$11.00	$11.00	$11.00

Shareholders are urged to obtain current market quotations for shares of Pascack common stock.

As of November 4, 2015, there were 3,598,832 shares of Pascack common stock outstanding, held of record by approximately 312 shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for 30,562 shares of Pascack common stock. As of November 4, 2015, there were 86,250 shares of Pascack preferred stock outstanding, convertible into 246,954 shares of Pascack common stock. There is no public trading market for the Pascack preferred stock.

Lakeland

The shares of Lakeland common stock are traded on the Nasdaq Global Select Market under the symbol “LBAI”. The following table sets forth the high and low daily closing prices for shares of Lakeland common stock for the periods indicated, as provided by Nasdaq, and the cash dividends declared per share by Lakeland for the periods indicated. All information is adjusted for Lakeland’s 5% stock dividend distributed on June 17, 2014.

	High	Low	Dividends Declared
Year ended December 31, 2013
First Quarter	$9.87	$8.95	$0.067
Second Quarter	9.93	8.65	0.067
Third Quarter	11.10	10.04	0.067
Fourth Quarter	12.04	10.51	0.071

	High	Low	Dividends Declared
Year ended December 31, 2014
First Quarter	$11.53	$9.87	$0.071
Second Quarter	11.21	9.61	0.071
Third Quarter	11.11	9.76	0.075
Fourth Quarter	12.26	9.78	0.075

	High	Low	Dividends Declared
Year ending December 31, 2015
First Quarter	$11.66	$10.66	$0.075
Second Quarter	12.23	11.25	0.085
Third Quarter	12.37	10.53	0.085
Fourth Quarter (through November 3)	12.05	10.74	0.085

On August 3, 2015, the last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the closing sale price of Lakeland common stock on the Nasdaq Global Select Market were as follows:

	August 3, 2015
	High	Low	Closing Sale Price
Lakeland	$11.49	$11.24	$11.45

On November 3, 2015, the last practicable date prior to the date of this proxy statement and prospectus, the reported high and low sales prices and the closing sale price of Lakeland common stock on the Nasdaq Global Select Market were as follows:

	November 3, 2015
	High	Low	Last Sale Price
Lakeland	$11.95	$11.71	$11.76

Shareholders are urged to obtain current market quotations for shares of Lakeland common stock.

As of November 4, 2015, there were 37,906,481 shares of Lakeland common stock outstanding, held of record by approximately 2,961 shareholders, and outstanding options that were exercisable on that date, or within 60 days after that date, for 240,853 shares of Lakeland common stock.

Equivalent value per share

The following table shows the closing sale price of Lakeland common stock on the Nasdaq Global Select Market on August 3, 2015, the last full trading day prior to announcement of the execution of the merger agreement and on November 3, 2015, the last practicable date prior to the date of this proxy statement and prospectus, the closing sale price of Pascack common stock on the OTCQX Marketplace Operated by OTC Markets Group Inc. on the same two dates and the equivalent value per share of Pascack common stock on the same two dates. The equivalent value per share is calculated by multiplying the per share price of Lakeland common stock by the exchange ratio of 0.9576.

	Lakeland Common Stock	Pascack Common Stock	Equivalent Value Per Share of Pascack Common Stock
August 3, 2015	$11.45	$7.40	$10.96
November 3, 2015	$11.76	$11.00	$11.26

SUMMARY FINANCIAL DATA

Lakeland Summary Historical Consolidated Financial Information

The following table sets forth selected consolidated financial data for Lakeland for each of the periods and as of the dates indicated. The financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from Lakeland’s audited consolidated financial statements. The information as of and for the six months ended June 30, 2015 and 2014 is unaudited and may not be indicative of results for the full fiscal year. You should read this information in conjunction with Lakeland’s consolidated financial statements and related notes included in Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2014 and Lakeland’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which are incorporated by reference herein and from which this information is derived. Please see “Where You Can Find More Information” beginning on page 93. In Lakeland management’s opinion, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for each period and date have been made.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)		(in thousands except per share data)
Interest income	$62,300	$60,479	$122,503	$114,199	$110,959	$117,524	$125,649
Interest expense	5,113	4,215	8,937	9,657	15,446	20,111	25,895

Net interest income	57,187	56,264	113,566	104,542	95,513	97,413	99,754
Provision for loan and lease losses	1,610	3,082	5,865	9,343	14,907	18,816	19,281
Noninterest income excluding gains on investment securities and gain on debt extinguishment	9,679	8,442	17,720	18,925	17,856	16,888	17,654
Gains on sales of investment securities	17	2	2	839	1,049	1,229	1,614
Gain on early debt extinguishment	—	—	—	1,197	—	—	—
Merger related expenses	—	—	—	2,834	—	—	—
Long-term debt prepayment fee	—	—	—	1,209	782	800	1,835
Noninterest expenses	41,237	39,272	79,135	74,698	66,891	67,351	68,570

Income before income taxes	24,036	22,354	46,288	37,419	31,838	28,563	29,336
Income tax provision	7,844	7,410	15,159	12,450	10,096	8,712	10,125

Net income	16,192	14,944	31,129	24,969	21,742	19,851	19,211
Dividends on preferred stock and accretion	—	—	—	—	620	2,167	3,987

Net income available to common shareholders	$16,192	$14,944	$31,129	$24,969	$21,122	$17,684	$15,224

Per-Share Data(1)
Weighted average shares outstanding:
Basic	37,827	37,711	37,749	34,742	29,000	27,901	27,669
Diluted	37,961	37,828	37,869	34,902	29,077	28,015	27,704
Earnings per share:
Basic	$0.42	$0.39	$0.82	$0.71	$0.72	$0.63	$0.55
Diluted	$0.42	$0.39	$0.82	$0.71	$0.72	$0.63	$0.55
Cash dividend per common share	$0.16	$0.14	$0.29	$0.27	$0.24	$0.22	$0.18
Book value per common share	$10.31	$9.70	$10.01	$9.28	$9.00	$8.56	$8.00
Tangible book value per common share(2)	$7.36	$6.74	$7.06	$6.31	$6.21	$5.47	$4.86

Balance Sheet Information
Investment securities available for sale and other(5)	$474,465	$425,454	$467,295	$439,044	$399,092	$471,944	$487,107
Investment securities held to maturity	123,133	105,480	107,976	101,744	96,925	71,700	66,573
Loans and leases, net of deferred costs	2,754,517	2,608,537	2,653,826	2,469,016	2,146,843	2,041,575	2,014,617
Goodwill and other identifiable intangible assets	111,716	112,156	111,934	112,398	87,111	87,111	87,689
Total assets	3,699,127	3,479,548	3,538,325	3,317,791	2,918,703	2,825,950	2,792,674
Total deposits	2,842,953	2,726,850	2,790,819	2,709,205	2,370,997	2,249,653	2,195,889
Total core deposits(3)	2,536,522	2,446,544	2,510,857	2,413,119	2,067,205	1,890,101	1,783,040
Term borrowings	303,966	215,238	243,736	160,238	136,548	232,322	272,322
Total stockholders’ equity	390,860	367,833	379,438	351,424	280,867	259,783	260,709

Performance ratios
Return on Average Assets(7)	0.92%	0.90%	0.92%	0.80%	0.77%	0.71%	0.69%
Return on Average Tangible Common Equity(2)(7)	11.87%	12.15%	12.21%	11.42%	12.85%	13.65%	14.49%
Return on Average Equity(7)	8.44%	8.36%	8.48%	7.78%	8.42%	7.79%	7.13%
Efficiency ratio(4)	60.64%	59.80%	59.35%	59.74%	58.33%	56.87%	56.40%
Net Interest Margin (tax equivalent basis)	3.51%	3.71%	3.64%	3.69%	3.70%	3.85%	3.95%
Loans to Deposits	96.89%	95.66%	95.09%	91.13%	90.55%	90.75%	91.74%

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)		(in thousands except per share data)

Capital ratios
Common Equity to Asset ratio	10.57%	10.57%	10.72%	10.59%	9.62%	8.54%	7.99%
Tangible common equity to tangible assets(2)	7.78%	7.59%	7.81%	7.46%	6.84%	5.63%	5.01%
Tier 1 leverage ratio(6)	9.12%	9.06%	9.08%	8.90%	8.62%	8.33%	9.21%
Tier 1 risk-based capital ratio(6)	11.05%	11.54%	11.76%	11.73%	11.52%	11.23%	12.43%
Total risk-based capital ratio(6)	12.15%	12.75%	12.98%	12.98%	12.77%	13.39%	13.68%
Common Equity Tier 1 capital ratio(6)	9.66%	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Restated for 5% stock dividends in 2014, 2012 and 2011.
(2)	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation of such measures to data calculated in accordance with generally accepted accounting principles.
(3)	Core deposits represent all deposits with the exception of time deposits.
(4)	Ratio represents non-interest expense, excluding other real estate expense, other repossessed asset expense, long-term debt prepayment fee, merger related expenses, provision for unfunded lending commitments and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on securities and gain on debt extinguishment. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.
(5)	Includes investment in Federal Home Loan Bank and other membership stock, at cost.
(6)	Beginning March 31, 2015, these ratios were calculated according to the Basel III capital ratios that took effect on January 1, 2015
(7)	Interim periods have been annualized for purposes of comparability with year-end data.

Non-GAAP Financial Measures

In general, Lakeland’s reported amounts are presented in accordance with U.S. GAAP. Lakeland’s management believes that the supplemental non-GAAP information presented in the preceding table, which consists of measurements and ratios based on tangible equity and tangible assets and measurements of efficiency, are utilized by regulators and market analysts to evaluate a company’s financial condition and results of operations and that therefore such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

	For the
	six months ended
	June 30,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(dollars in thousands)
Calculation of efficiency ratio (a non-GAAP measure)
Total non-interest expense	$41,237	$39,272	$79,135	$78,741	$67,673	$68,151	$70,405
Less:
Amortization of core deposit intangibles	(218)	(242)	(464)	(288)	—	(577)	(1,062)
Other real estate owned and other repossessed asset expense	(19)	(115)	(234)	(24)	(99)	(780)	(483)
Merger related expenses	—	—	—	(2,834)	—	—	—
Long-term debt prepayment fee	—	—	—	(1,209)	(782)	(800)	(1,835)
Provision for unfunded lending commitments	(190)	82	65	(55)	(93)	(375)	(195)

Non-interest expense, as adjusted	$40,810	$38,997	$78,502	$74,331	$66,699	$65,619	$66,830

Net interest income	$57,187	$56,264	$113,566	$104,542	$95,513	$97,413	$99,754
Noninterest income	9,696	8,444	17,722	20,961	18,905	18,117	19,268

Total revenue	66,883	64,708	131,288	125,503	114,418	115,530	119,022
Plus: Tax-equivalent adjustment on municipal securities	435	506	972	965	981	1,080	1,082
Less: Gains on sales of investment securities and debt extinguishment	(17)	(2)	(2)	(2,036)	(1,049)	(1,229)	(1,614)

Total revenue, as adjusted	$67,301	$65,212	$132,258	$124,432	$114,350	$115,381	$118,490

Efficiency ratio (Non-GAAP)	60.64%	59.80%	59.35%	59.74%	58.33%	56.87%	56.40%

	June 30,		December 31,
	2015	2014	2014	2013	2012	2011	2010
			(In thousands, except per share amounts)
Calculation of tangible book value per common share
Total common stockholders’ equity at end of period - GAAP	$390,860	$367,833	$379,438	$351,424	$280,867	$241,303	$223,235
Less:
Goodwill	109,974	109,974	109,974	109,974	87,111	87,111	87,111
Other identifiable intangible assets, net	1,742	2,182	1,960	2,424	—	—	578

Total tangible common stockholders’ equity at end of period - Non- GAAP	$279,144	$255,677	$267,504	$239,026	$193,756	$154,192	$135,546

Shares outstanding at end of period (1)	37,903	37,914	37,911	37,874	31,212	28,178	27,918

Book value per share - GAAP (1)	$10.31	$9.70	$10.01	$9.28	$9.00	$8.56	$8.00

Tangible book value per share - Non-GAAP (1)	$7.36	$6.74	$7.06	$6.31	$6.21	$5.47	$4.86

(1) Adjusted for 5% stock dividends in 2014, 2012 and 2011.
Calculation of tangible common equity to tangible assets
Total tangible common stockholders’ equity at end of period - Non- GAAP	$279,144	$255,677	$267,504	$239,026	$193,756	$154,192	$135,546

Total assets at end of period - GAAP	$3,699,127	$3,479,548	$3,538,325	$3,317,791	$2,918,703	$2,825,950	$2,792,674
Less:
Goodwill	109,974	109,974	109,974	109,974	87,111	87,111	87,111
Other identifiable intangible assets, net	1,742	2,182	1,960	2,424	—	—	578

Total tangible assets at end of period - Non-GAAP	$3,587,411	$3,367,392	$3,426,391	$3,205,393	$2,831,592	$2,738,839	$2,704,985

Common equity to assets - GAAP	10.57%	10.57%	10.72%	10.59%	9.62%	8.54%	7.99%

Tangible common equity to tangible assets - Non-GAAP	7.78%	7.59%	7.81%	7.46%	6.84%	5.63%	5.01%

	For the six months ended
	June 30,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(dollars in thousands)
Calculation of return on average tangible common equity
Net income - GAAP	$16,192	$14,944	$31,129	$24,969	$21,742	$19,851	$19,211

Total average common stockholders’ equity - GAAP	$386,887	$360,395	$367,210	$320,923	$256,364	$232,711	$220,796
Less:
Average goodwill	109,974	109,974	109,974	100,753	87,111	87,111	87,111
Average other identifiable intangible assets, net	1,863	2,317	2,200	1,513	—	166	1,120

Total average tangible common stockholders’ equity - Non GAAP	$275,050	$248,104	$255,036	$218,657	$169,253	$145,434	$132,565

Return on average common stockholders’ equity - GAAP (1)	8.44%	8.36%	8.48%	7.78%	8.48%	8.53%	8.70%

Return on average tangible common stockholders’ equity - Non-GAAP (1)	11.87%	12.15%	12.21%	11.42%	12.85%	13.65%	14.49%

(1)	Interim periods have been annualized for purposes of comparability with year-end data.

Pascack Summary Historical Consolidated Financial Information

The following table sets forth selected consolidated financial data for Pascack for each of the periods and as of the dates indicated. The financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from Pascack’s audited consolidated financial statements. The information as of and for the six months ended June 30, 2015 and 2014 is unaudited and may not be indicative of results for the full fiscal year. You should read this information in conjunction with Pascack’s consolidated financial statements and related notes for the year ended December 31, 2014 included in Annex C of this proxy statement and prospectus. In Pascack management’s opinion, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for each period and date have been made.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)		(in thousands except per share data)
Interest income	$8,125	$8,744	$16,702	$19,421	$17,684	$16,102	$14,614
Interest expense	1,440	1,339	2,595	3,282	3,546	3,957	4,352

Net interest income	6,685	7,405	14,107	16,139	14,138	12,145	10,262
Provision for loan and lease losses	—	—	—	674	2,601	966	1,750
Noninterest income excluding gains on investment securities and gain on debt extinguishment	191	175	378	371	292	249	435
Gains (losses) on sales of investment securities	—	—	—	(185)	190	1	32
Gain on early debt extinguishment	—	—	—	—	—	—	—
Merger related expenses	—	—	—	—	—	—	—
Long-term debt prepayment fee	—	—	—	—	—	—	—
Noninterest expenses	5,125	5,356	10,438	11,571	9,901	8,306	8,066

Income before income taxes	1,751	2,224	4,047	4,080	2,118	3,123	913
Income tax provision (benefit)	712	915	1,628	1,700	900	1,261	(942)

Net income	1,039	1,309	2,419	2,380	1,218	1,862	1,855
Dividends on preferred stock and accretion	49	275	327	543	488	508	242

Net income available to common shareholders	$990	$1,034	$2,092	$1,837	$730	$1,354	$1,613

Per-Share Data(1)
Weighted average shares outstanding	3,599	2,336	2,921	2,325	2,300	2,264	2,264
Earnings per share	$0.28	$0.44	$0.72	$0.79	$0.32	$0.60	$0.71
Cash dividend per common share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Book value per common share	$8.77	$9.34	$8.48	$8.88	$8.02	$7.90	$7.24
Tangible book value per common share(2)	$8.77	$9.34	$8.48	$8.88	$8.02	$7.90	$7.24

Balance Sheet Information
Investment securities available for sale and other(5)	$3,097	$1,657	$1,523	$1,717	$2,939	$1,570	$4,906
Investment securities held to maturity	4,234	4,982	4,687	—	—	13,976	26,164
Loans and leases, net of deferred costs	329,565	280,103	291,300	302,007	321,545	265,297	236,423
Goodwill and other identifiable intangible assets	—	—	—	—	—	—	—
Total assets	402,717	374,838	353,929	371,495	373,780	330,876	297,994
Total deposits	304,758	312,274	291,762	309,646	314,536	275,033	244,219
Total core deposits(3)	226,267	267,860	234,287	269,726	282,703	236,834	216,633
Term borrowings	62,750	29,600	28,100	30,100	28,000	24,000	28,000
Total stockholders’ equity	33,294	30,926	32,261	29,830	26,537	25,879	20,218

Performance ratios
Return on Average Assets(7)	0.54%	0.71%	0.66%	0.60%	0.35%	0.58%	0.64%
Return on Average Tangible Common Equity(2)(7)	6.38%	9.72%	8.32%	9.27%	3.92%	7.79%	10.13%
Return on Average Equity(7)	6.38%	9.72%	8.32%	9.27%	3.92%	7.79%	10.13%
Efficiency ratio(4)	73.31%	69.66%	72.10%	68.48%	67.58%	66.85%	75.40%
Net Interest Margin (tax equivalent basis)	3.92%	4.60%	4.27%	4.40%	4.34%	4.29%	3.82%
Loans to Deposits	109.58%	91.27%	101.39%	99.17%	103.63%	97.78%	96.81%

Capital ratios
Common Equity to Asset ratio	7.84%	5.82%	8.63%	5.58%	4.96%	5.40%	5.50%
Tangible common equity to tangible assets(2)	7.84%	5.82%	8.63%	5.58%	4.96%	5.40%	5.50%
Tier 1 leverage ratio(6)	9.29%	9.75%	10.08%	9.25%	8.12%	7.85%	8.34%
Tier 1 risk-based capital ratio(6)	10.75%	11.75%	11.57%	11.12%	8.73%	9.56%	9.84%
Total risk-based capital ratio(6)	12.00%	13.01%	12.82%	12.37%	9.98%	10.81%	11.00%
Common Equity Tier 1 capital ratio(6)	10.75%	N/A	N/A	N/A	N/A	N/A	N/A

(1)	2010 adjusted for 5% stock dividend in 2011.
(2)	A non-GAAP financial measure. See "Non-GAAP Financial Measures" for a reconciliation of such measures to data calculated in accordance with generally accepted accounting principles.
(3)	Core deposits represent all deposits with the exception of time deposits.
(4)	Ratio represents non-interest expense, excluding other real estate expense, other repossessed asset expense, long-term debt prepayment fee, merger related expenses, provision for unfunded lending commitments and core deposit amortization, as a percentage of total revenue (calculated on a tax equivalent basis), excluding gains (losses) on securities and gain on debt extinguishment. Total revenue represents net interest income (calculated on a tax equivalent basis) plus non-interest income.
(5)	Includes investment in Federal Home Loan Bank and other membership stock, at cost.
(6)	Beginning March 31, 2015, these ratios were calculated according to the Basel III capital ratios that took effect on January 1, 2015.
(7)	Interim periods have been annualized for purposes of comparability with year-end data.

	For the six months ended June 30,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(dollars in thousands)
Calculation of efficiency ratio (a non-GAAP measure)
Total non-interest expense	$5,125	$5,356	$10,438	$11,571	$9,901	$8,306	$8,066
Less:
Amortization of core deposit intangibles	—	—	—	—	—	—	—
Other real estate owned and other repossessed asset expense	(84)	(76)	6	(265)	(149)	(20)	—
Merger related expenses	—	—	—	—	—	—	—
Long-term debt prepayment fee	—	—	—	—	—	—	—
Provision for unfunded lending commitments	—	—	—	—	—	—	—

Non-interest expense, as adjusted	$5,041	$5,280	$10,444	$11,306	$9,752	$8,286	$8,066

Net interest income	$6,685	$7,405	$14,107	$16,139	$14,138	$12,145	$10,262
Noninterest income	191	175	378	186	482	250	467

Total revenue	6,876	7,580	14,485	16,325	14,620	12,395	10,729
Plus: Tax-equivalent adjustment on municipal securities	—	—	—	—	—	—	—
Less: (Gains) losses on sales of investment securities and debt extinguishment	—	—	—	185	(190)	(1)	(32)

Total revenue, as adjusted	$6,876	$7,580	$14,485	$16,510	$14,430	$12,394	$10,697

Efficiency ratio (Non-GAAP)	73.31%	69.66%	72.10%	68.48%	67.58%	66.85%	75.40%

	June 30,		December 31,
	2015	2014	2014	2013	2012	2011	2010
			(In thousands, except per share amounts)
Calculation of tangible book value per common share
Total common stockholders’ equity at end of period - GAAP	$31,570	$21,816	$30,536	$20,720	$18,537	$17,879	$16,392
Less:
Goodwill	—	—	—	—	—	—	—
Other identifiable intangible assets, net	—	—	—	—	—	—	—

Total tangible common stockholders’ equity at end of period - Non - GAAP	$31,570	$21,816	$30,536	$20,720	$18,537	$17,879	$16,392

Shares outstanding at end of period (1)	3,599	2,336	3,599	2,334	2,311	2,264	2,264

Book value per share - GAAP (1)	$8.77	$9.34	$8.48	$8.88	$8.02	$7.90	$7.24

Tangible book value per share - Non-GAAP (1)	$8.77	$9.34	$8.48	$8.88	$8.02	$7.90	$7.24

(1) 2010 adjusted for 5% stock dividend in 2011.
Calculation of tangible common equity to tangible assets
Total tangible common stockholders’ equity at end of period - Non - GAAP	$31,570	$21,816	$30,536	$20,720	$18,537	$17,879	$16,392

Total assets at end of period - GAAP	$402,717	$374,838	$353,929	$371,495	$373,780	$330,876	$297,994
Less:
Goodwill	—	—	—	—	—	—	—
Other identifiable intangible assets, net	—	—	—	—	—	—	—

Total tangible assets at end of period - Non-GAAP	$402,717	$374,838	$353,929	$371,495	$373,780	$330,876	$297,994

Common equity to assets - GAAP	7.84%	5.82%	8.63%	5.58%	4.96%	5.40%	5.50%

Tangible common equity to tangible assets - Non-GAAP	7.84%	5.82%	8.63%	5.58%	4.96%	5.40%	5.50%

	For the six months ended June 30,		For the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(dollars in thousands)
Calculation of return on average tangible common equity
Net income - GAAP	$990	$1,034	$2,092	$1,837	$730	$1,354	$1,613

Total average common stockholders’ equity - GAAP	$31,302	$21,444	$25,144	$19,827	$18,631	$17,389	$15,928
Less:
Average goodwill	—	—	—	—	—	—	—
Average other identifiable intangible assets, net	—	—	—	—	—	—	—

Total average tangible common stockholders’ equity - Non GAAP	$31,302	$21,444	$25,144	$19,827	$18,631	$17,389	$15,928

Return on average common stockholders’ equity - GAAP (1)	6.38%	9.72%	8.32%	9.27%	3.92%	7.79%	10.13%

Return on average tangible common stockholders’ equity - Non-GAAP (1)	6.38%	9.72%	8.32%	9.27%	3.92%	7.79%	10.13%

(1)	Interim periods have been annualized for purposes of comparability with year-end data.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Lakeland, which are incorporated herein by reference, and of Pascack, which are presented elsewhere herein.

The unaudited pro forma information is presented for illustration purposes only, in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have been reported if the merger had been consummated previously nor is it necessarily indicative of future operating results or financial position of the combined enterprise.

The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies which may occur as a result of the merger or any merger-related expenses.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, giving effect to the proposed merger of Pascack into Lakeland. The unaudited pro forma condensed combined balance sheet gives effect to the proposed merger as if it had been completed on June 30, 2015. The unaudited pro forma income statement for the twelve months ended December 31, 2014 assumes that the proposed merger was consummated on January 1, 2014, and the unaudited pro forma income statement for the six months ended June 30, 2015 assumes that the proposed merger was consummated on January 1, 2015.

The value of Lakeland common stock issued in connection with the Pascack merger will be based on the closing price of Lakeland common stock on the date the merger is completed. For purposes of the pro forma financial information, the fair value of the Lakeland common stock was calculated based on the average of Lakeland’s closing price for 10 consecutive trading days ending on July 30, 2015, of $11.85.

Pro Forma Condensed Combined Balance Sheet-Unaudited

As of June 30, 2015

Balance Sheet	Lakeland	Pascack	Pro forma		Post merger
June 30, 2015	Bancorp	Bancorp	adjustments (1)(2)		Pro forma
(dollars in thousands)
Cash and due from banks	$118,207	$8,428	($9,590	) (3)	$117,045
Federal funds sold and interest-bearing deposits due from banks	19,359	31,436			50,795

Total cash and cash equivalents	137,566	39,864	(9,590)		167,840

Investment securities available for sale	461,686	0			461,686
Investment securities held to maturity	123,133	4,234	0		127,367
Federal Home Loan Bank stock	12,779	3,097			15,876

Loans held for sale	3,348	0			3,348
Loans, net of unearned income	2,754,517	333,963	2,534	(4)	3,091,014
Credit fair value of loans purchased			(3,398	) (5)	(3,398)
Less: Allowance for loan and lease losses	(30,174)	(4,398)	4,398	(5)	(30,174)

Net loans	2,724,343	329,565	3,534		3,057,442
Premises and equipment - net	35,524	23,673	(10,500	) (6)	48,697
Accrued interest receivable	8,911	1,297			10,208
Goodwill	109,974		16,656	(1)	126,630
Bank owned life insurance	61,869	0			61,869
Core Deposit Intangible	1,742	0	3,398	(7)	5,140
Other assets	18,252	987	2,866	(10)	22,105

TOTAL ASSETS	$3,699,127	$402,717	$6,364		$4,108,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$714,227	$65,477			$779,704
Savings and interest-bearing transaction accounts	1,822,295	160,790			1,983,085
Time deposits under $100	165,105	18,471	1,765	(8)	185,341
Time deposits $100 and over	141,326	60,020			201,346

Total deposits	2,842,953	304,758	1,765		3,149,476
Federal funds purchased and securities sold under agreements to repurchase	146,249	0			146,249
Long-term debt	262,728	63,651	1,682	(9)	328,061
Debentures	41,238	0			41,238
Other liabilities	15,099	1,014			16,113

TOTAL LIABILITIES	3,308,267	369,423	3,447		3,681,137

STOCKHOLDERS’ EQUITY
Preferred stock	0	1,725	(1,725	) (1)	0
Common stock	385,565	26,280	13,005	(1)	424,850

Undivided Profits	3,281	5,289	(8,363	) (1)(11)	207
Accumulated other comprehensive income	2,014	0	0		2,014

TOTAL STOCKHOLDERS’ EQUITY	390,860	33,294	2,917		427,071

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,699,127	$402,717	$6,364		$4,108,208

Per share information:
Shares outstanding	37,903,282	3,598,832	(284,504)		41,217,610
Book value per common share	$10.31	$8.77			$10.36
Tangible Book value per share	$7.36	$8.77			$7.16

Pro Forma Income Statement For 12 month period ending December 31, 2014	Lakeland Bancorp	Pascack Bancorp	Pro forma Adjustments (2)		Post merger Pro forma
(dollars in thousands)
INTEREST INCOME
Loans and fees	$110,587	$16,510	$(422	) (4)	$126,675
Federal funds sold and interest bearing deposits with banks	71	161			232
Investment securities	11,845	31			11,876

TOTAL INTEREST INCOME	122,503	16,702	(422)		138,783

INTEREST EXPENSE
Deposits	5,064	1,359	(588	) (8)	5,835
Securities sold under agreements to repurchase	78	0			78
Long-term debt	3,795	1,236	(841	) (9)	4,190

TOTAL INTEREST EXPENSE	8,937	2,595	(1,429)		10,103

NET INTEREST INCOME	113,566	14,107	1,007		128,680
Provision for loan and lease losses	5,865	0			5,865

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	107,701	14,107	1,007		122,815

NONINTEREST INCOME
Service charges on deposit accounts	10,523	155			10,678
Commissions and fees	4,634	223			4,857
Gain on the sales of loans	573	0			573
Gain on sale of investment securities	2	0			2
Income on bank owned life insurance	1,453				1,453
Other income	537	0			537

TOTAL NONINTEREST INCOME	17,722	378			18,100

NONINTEREST EXPENSE
Salaries and employee benefits	45,167	4,653			49,820
Net occupancy expense	8,865	1,900	(300	) (6)	10,465
Furniture and equipment	6,605	614			7,219
Stationery, supplies and postage	1,403	131			1,534
Core deposit intangible expense	464		618	(7)	1,082
Other expenses	16,631	3,140			19,771

TOTAL NONINTEREST EXPENSE	79,135	10,438	318		89,891

INCOME BEFORE PROVISION FOR INCOME TAXES	46,288	4,047	689		51,024
Provision for income taxes	15,159	1,628	281	(10)	17,068

NET INCOME	$31,129	$2,419	$408		$33,956
Preferred stock dividends	$0	($327)	$327		$0

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$31,129	$2,092	$735		$33,956

Earnings per share, diluted	$0.82	$0.58			$0.82

Average shares outstanding	37,868,644	3,577,282	(284,504)		41,161,422

Pro Forma Income Statement For 6 month period ending June 30, 2015	Lakeland Bancorp	Pascack Bancorp	Pro forma Adjustments (2)		Post merger Pro forma
(dollars in thousands)
INTEREST INCOME
Loans and fees	$56,107	$8,027	$(211	) (4)	$63,923
Federal funds sold and interest bearing deposits with banks	23	30			53
Investment securities	6,170	68			6,238

TOTAL INTEREST INCOME	62,300	8,125	(211)		70,214

INTEREST EXPENSE
Deposits	2,629	725	(294	) (8)	3,060
Securities sold under agreements to repurchase	59	0			59
Long-term debt	2,425	715	(421	) (9)	2,719

TOTAL INTEREST EXPENSE	5,113	1,440	(715)		5,838

NET INTEREST INCOME	57,187	6,685	504		64,376
Provision for loan and lease losses	1,610	0			1,610

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	55,577	6,685	504		62,766

NONINTEREST INCOME
Service charges on deposit accounts	4,790	77			4,867
Commissions and fees	2,503	114			2,617
Gain on the sales of loans	729	0			729
Gain on sale of investment securities	17	0			17
Income on bank owned life insurance	1,087				1,087
Other income	570	0			570

TOTAL NONINTEREST INCOME	9,696	191			9,887

NONINTEREST EXPENSE
Salaries and employee benefits	23,894	2,287			26,181
Net occupancy expense	4,821	953	(150	) (6)	5,624
Furniture and equipment	3,285	281			3,566
Stationery, supplies and postage	742	65			807
Core deposit intangible expense	656		309	(7)	965
Other expenses	7,839	1,539			9,378

TOTAL NONINTEREST EXPENSE	41,237	5,125	159		46,521

INCOME BEFORE PROVISION FOR INCOME TAXES	24,036	1,751	345		26,132
Provision for income taxes	7,844	712	141	(10)	8,697

NET INCOME	$16,192	$1,039	$204		$17,435
Preferred stock dividends	$0	($49)	$49		$0

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$16,192	$990	$253		$17,435

Earnings per share, diluted	$0.42	$0.27			$0.42

Average shares outstanding	37,961,394	3,598,832	(284,504)		41,275,722

(1)

Pascack’s shareholders have the right to elect to receive Lakeland common shares at the rate of 0.9576 shares of Lakeland for each share of Pascack stock or $11.35 in cash for each of these shares. The agreement provides that up to 10% of the transaction may be paid in cash. The pro forma statements assume that 10% of the transaction will be paid in cash. The agreement also provides for the conversion of $1.7 million of Pascack Bancorp Preferred Stock into common stock (246,987 shares issued). Based on this agreement, the total consideration to Pascack shareholders in connection with the merger is calculated as follows (in thousands except share information):

Purchase Price Consideration in Common Stock

Pascack shares outstanding, June 30 2015	3,598,832
Conversion of preferred shares into common shares	246,957

Total Pascack shares outstanding after conversion	3,845,789
Percent of Pascack common shares to be converted to Lakeland	90%

Pascack common shares settled for stock	3,461,210
Exchange ratio	0.9576

Lakeland stock to be issued	3,314,328
Market price per share of Lakeland common stock	$11.85

Total market value of Lakeland common stock to be issued	39,285
Payout of stock options (30,562 options, $7.37 strike)	122
Total cash to be distributed to shareholders electing cash	4,365

Total purchase price of Pascack	$43,771

Pro forma adjustment to capital
Fair value of Lakeland shares to be issued, including stock options	$39,285
Elimination of Pascack’s Equity	(33,294)
After tax acquisition expenses, Lakeland	(3,074)

Total stockholders’ equity adjustment for acquisition	$2,917

Calculation of goodwill

Total purchase price of Pascack	$43,771
Less: Pascack Equity	(33,294)

Estimated adjustments to reflect assets acquired at fair value
Held to Maturity Investments, $13 adjustment, deemed immaterial	—
Loans:
Interest Rate Mark	2,534
Credit mark	(3,398)
Allowance for loan losses	4,398
Core deposit intangible	3,398
Fixed assets	(10,500)
Deferred tax assets	2,866

Estimated adjustments to reflect liabilities acquired at fair value
Fair value of deposits	(1,765)
Fair value of FHLB borrowings	(1,682)
After tax acquisition expenses. Pascack	(2,029)

Total adjustments	(6,179)

Goodwill resulting from the merger	$16,656

(2)

The unaudited pro forma combined consolidated information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Pascack at their respective fair values and represents management’s best estimate based on the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization /accretion of the adjusted assets and liabilities.
(3)	Represents the cash payment of $4.5 million (including options) to Pascack shareholders and estimated merger costs of $5.1 million.
(4)	A fair value premium of $2.5 million to reflect the fair value of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately six years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax income by $422,000 during the first year following consummation.
(5)	A fair value discount of $3.4 million to reflect the credit risk of the loan portfolio. Also included is the reversal of the Pascack allowance for loan losses of $4.4 million in accordance with acquisition accounting for the acquisition. No pro forma earnings impact was assumed from the loan credit adjustments because the impact was not considered material to post acquisition results of operations.
(6)	A fair value discount of $10.5 million to reflect preliminary appraisals for Pascack’s owned and leased premises. It was assumed that $4.5 million of the adjustment was to land, and $6.0 million was to building improvements and leaseholds. Assuming an average life of 20 years, it is expected to increase pro forma pre-tax income by $300,000 per year.
(7)	Adjustment for core deposit intangible to reflect the fair value of this asset and the related amortization using an accelerated method based upon an expected life of 10 years. The amortization of the core deposit intangible is expected in increase pro forma pre-tax non-interest expense by $618,000 the first year following consummation.
(8)	A fair value premium of $1.8 million to reflect the fair values of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based on the estimated maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $588,000 in the first year following consummation.
(9)	A fair value premium of $1.7 million to reflect fair values of certain term borrowings with various terms and maturities. The adjustment will be recognized using an amortization method based on the estimated maturities of these liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $841,000 in the first year following consummation.
(10)	Deferred tax adjustment assumes a tax rate of 40.85% related to the fair value adjustments on the balance sheet and an effective tax rate of 40.85% on pre-tax amounts in the unaudited pro forma combined statements of income.
(11)	Adjustment includes acquisition related costs net of associated taxes of $5.1 million.

COMPARATIVE PER SHARE INFORMATION

We have set forth below information concerning earnings, cash dividends declared and book value per share for Pascack and Lakeland on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Pascack. The pro forma combined diluted earnings of Lakeland common stock is based on the pro forma combined net income of Lakeland and Pascack, divided by total pro forma diluted common shares of the combined entity. The pro forma net income includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. Pro forma combined cash dividends declared per share reflect Lakeland’s cash dividends declared in the first six months of 2015 and in 2014, as applicable. Book value per share for the pro forma combined presentation is based upon outstanding shares of Lakeland common stock, adjusted to include the estimated number of shares of Lakeland common stock to be issued in the merger for outstanding shares of Pascack common stock (including shares of Pascack Series C preferred stock deemed converted into shares of Pascack common stock) at the time the merger is completed, assuming that 90% of Pascack’s outstanding shares of common stock (including shares of Pascack Series C preferred stock deemed converted into shares of Pascack common stock) are converted into shares of Lakeland common stock. The per share equivalent pro forma combined data for shares of Pascack common stock is also based on the assumed conversion of 90% of the outstanding shares of Pascack common stock (including shares of Pascack Series C preferred stock deemed converted into shares of Pascack common stock) into shares of Lakeland common stock based upon the exchange ratio of 0.9576 shares of Lakeland common stock for each share of Pascack stock. The pro forma and pro forma equivalent data does not take into account any cost savings, revenue enhancements or synergies that may be achieved as a result of the merger. The following information is not necessarily indicative of future results. You should read the information set forth below in conjunction with the respective financial statements of Lakeland and Pascack included or incorporated by reference in this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 93.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
LAKELAND-HISTORICAL
Earnings per share-diluted	$0.42	$0.82
Cash dividends declared per share	0.16	0.29
Book value per share	10.31	10.01

PASCACK-HISTORICAL
Earnings per share-diluted	0.27	0.58
Cash dividends declared per share	—	—
Book value per share	8.77	8.48

LAKELAND AND PASCACK-PRO FORMA COMBINED
Earnings per share-diluted	0.42	0.82
Cash dividends declared per share	0.16	0.29
Book value per share	10.36	10.08

EQUIVALENT PRO FORMA COMBINED PER SHARE OF PASCACK COMMON STOCK
Earnings per share-diluted	0.40	0.79
Cash dividends declared per share	0.15	0.28
Book value per share	9.92	9.65

RISK FACTORS

By approving the merger, Pascack shareholders may, even if they elect to receive cash, ultimately receive Lakeland common stock and thus will be investing in Lakeland’s common stock. An investment in Lakeland’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “FORWARD-LOOKING INFORMATION” immediately following this section, you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risks pertaining to the proposed merger:

If Pascack shareholders elect to receive cash in the merger, they may not exclusively receive cash.

Although Pascack’s shareholders will be given the right to elect to receive cash or Lakeland common stock in the merger, it is possible that if a shareholder elects to receive some or all of the merger consideration in the form of cash, that shareholder will not receive the form of consideration that was requested. There are two factors that could cause a Pascack shareholder to receive a form of consideration other than what was chosen:

•	The merger agreement provides that subject to certain tax constraints that we have described below, 90% of the merger consideration will be shares of Lakeland common stock and 10% will be cash. If Pascack shareholders’ Election Forms in the aggregate provide for a different allocation of stock and cash, then the Exchange Agent will make pro rata adjustments so that 90% of the shares of Pascack common stock (calculated on an as-converted basis) are converted into the right to receive Lakeland common stock and 10% of the shares of Pascack common stock (calculated on an as-converted basis) are converted into the right to receive cash.

•	If the aggregate amount of cash paid in the merger substantially exceeds the value of the Lakeland common stock that is issued in the merger, Lakeland’s counsel may be unable to issue the tax opinion which constitutes a condition of closing. While this is unlikely to occur, the merger agreement provides that if tax counsel cannot provide the tax opinion for this reason, the percentage of the consideration payable in the form of cash will be decreased to the extent necessary to enable counsel to render that opinion. In turn, the portion of a Pascack shareholder’s shares to be converted into cash may be reduced if tax considerations require a decrease in the percentage of the aggregate consideration payable in the form of cash.

Since the exchange ratio is fixed, Pascack shareholders are at risk in the event that the market price of Lakeland’s common stock declines prior to the consummation of the merger.

Absent special circumstances described under “THE MERGER - Termination”, the number of shares that Lakeland will issue for each share of Pascack common stock to be converted into Lakeland common stock - that is, 0.9576 shares - is fixed. If the market price of Lakeland’s common stock declines, the value of the stock consideration that Pascack shareholders will receive will decline. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Lakeland’s business, operations and prospects and regulatory considerations. Many of these factors are beyond Lakeland’s control. The merger is not expected to close until the fourth calendar quarter of 2015. Moreover, Pascack shareholders can expect that there will be some delay after the merger is consummated before they will receive their Lakeland stock certificates. Thus, Pascack shareholders receiving stock in the merger will be subject to the risk of market declines in the value of Lakeland common stock for a substantial period of time.

Since the cash amount per share is fixed, Pascack shareholders are at risk in the event that the market price of Lakeland’s common stock increases prior to the consummation of the merger.

Those shareholders who receive cash in exchange for their shares of Pascack common stock will receive $11.35 in cash for each such share. If the market price of Lakeland’s common stock increases, those Pascack shareholders who receive cash will receive less than the value of the stock they would have received if they had elected to receive stock and had, in fact, received stock in the merger.

Pascack’s shareholders are urged to obtain current market quotations for Lakeland common stock.

Pascack’s shareholders will have less influence as a shareholder of Lakeland than as a shareholder of Pascack.

The shareholders of Pascack currently have the right to control Pascack through their ability to elect the board of directors of Pascack and to vote on other matters affecting Pascack. The merger will transfer control of Pascack to Lakeland. After completion of the merger, former Pascack shareholders will own less than 9% of Lakeland’s outstanding common stock. Consequently, the former Pascack shareholders will exercise much less influence over the management and policies of Lakeland than they currently exercise over the management and policies of Pascack.

If Lakeland does not successfully integrate Pascack Community Bank and any other banks that Lakeland may acquire in the future, the combined company may be adversely affected.

If the merger of Pascack into Lakeland, and the merger of Pascack Community Bank into Lakeland Bank, are completed, and if Lakeland makes additional acquisitions in the future, Lakeland will need to integrate the acquired entities into its existing business and systems. Lakeland may experience difficulties in accomplishing this integration or in effectively managing the combined company after the mergers with Pascack and Pascack Community Bank, and after any future acquisition. Any actual cost savings or revenue enhancements that Lakeland may anticipate from a future acquisition will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond Lakeland’s control, and Lakeland cannot assure you that if the mergers are consummated or if Lakeland makes any additional acquisitions in the future, it will be successful in integrating those businesses into its own.

Lakeland’s future acquisitions could dilute your ownership of Lakeland and may cause Lakeland to become more susceptible to adverse economic events.

Lakeland has acquired other companies with its common stock in the past and intends to acquire or make investments in banks and other complementary businesses with its common stock in the future. Lakeland may issue additional shares of common stock to pay for those acquisitions, which would dilute your ownership interest in Lakeland. Future business acquisitions could be material to Lakeland, and the degree of success achieved in acquiring and integrating these businesses into Lakeland could have a material effect on the value of Lakeland common stock. In addition, any such acquisition could require Lakeland to use substantial cash or other liquid assets or to incur debt. In those events, Lakeland could become more susceptible to economic downturns and competitive pressures.

Failure to complete the merger could severely disadvantage Pascack.

In order to complete the merger, Pascack must focus on meeting all merger conditions. This could reduce management’s focus on growing Pascack’s banking business. If for any reason the merger does not occur, that failure could adversely affect Pascack’s business, harm its ability to operate as an independent financial institution and make it difficult for Pascack to attract other acquisition partners.

If the merger has not occurred by August 3, 2016, either Lakeland or Pascack is generally free to choose not to proceed with the merger.

Either Lakeland or Pascack may terminate the merger agreement if the merger has not been completed by August 3, 2016, unless such failure has resulted from the failure to perform by the party seeking to terminate the merger agreement. Although Lakeland and Pascack expect to close the merger in the fourth calendar quarter of 2015, there can be no assurance that all conditions to the merger will have been satisfied by August 3, 2016.

The expected benefits of the merger may not be realized if the combined company does not achieve certain cost savings and other benefits.

Lakeland’s belief that cost savings and revenue enhancements are achievable is a forward-looking statement that is inherently uncertain. The combined company’s actual cost savings and revenue enhancements, if any, cannot be quantified at this time. Any actual cost savings or revenue enhancements will depend on future expense levels and operating results, the timing of certain events and general industry, regulatory and business conditions. Many of these events will be beyond the control of the combined company.

Pascack’s officers and directors may have conflicts of interest and will receive benefits in the merger that other Pascack shareholders will not receive.

Pascack’s directors and executive officers may have conflicts of interest with respect to the merger because they will receive benefits from the merger that other Pascack shareholders will not receive. See “The Merger - Interests of Management and Others in the Merger” beginning on page 80. Both boards of directors considered these interests, together with other relevant factors, in deciding whether to approve the merger.

Legal proceedings commenced after the announcement of the merger may delay consummation of the merger, result in increased expenditures and consume the time and attention of our executives.

Complaints have been filed against Pascack, the members of its Board of Directors and Lakeland in the Superior Court of New Jersey, seeking class action status and asserting that Pascack and the members of its Board violated their duties to Pascack’s shareholders in connection with the proposed merger. Certain of the complaints also allege that Lakeland has aided and abetted the individual defendants in their alleged breaches of fiduciary duties. Legal proceedings of this type are costly to defend and may consume the time and attention of our executives. While Pascack and Lakeland believe that the allegations are without merit, these legal proceedings could delay or, if successful, prevent the consummation of the merger.

Risks pertaining to Lakeland’s business:

Recently enacted legislation, particularly the Dodd-Frank Act, could materially and adversely affect Lakeland by increasing compliance costs, heightening Lakeland’s risk of noncompliance with applicable regulations, and changing the competitive landscape in the banking industry.

From time to time, the U.S. Congress and state legislatures consider changing laws and enact new laws to further regulate the financial services industry. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, was signed into law. The Dodd-Frank Act has resulted in sweeping changes in the regulation of financial institutions. The Dodd-Frank Act contains numerous provisions that affect all banks and bank holding companies. Many of the provisions in the Dodd-Frank Act remain subject to regulatory rule-making and implementation, the effects of which are not yet known. Although Lakeland cannot predict the specific impact and long-term effects that the Dodd-Frank Act and the regulations promulgated thereunder will have on Lakeland and its prospects, Lakeland’s target markets and the financial industry more generally, Lakeland believes that the Dodd-Frank Act and the regulations promulgated thereunder are likely to impose additional administrative and regulatory burdens that will obligate Lakeland to incur additional expenses and will adversely affect Lakeland’s margins and profitability. For example, the elimination of the prohibition on the payment of interest on demand deposits could materially increase Lakeland’s interest expense, depending on competitors’ responses. Provisions in the legislation that require revisions to the capital requirements of Lakeland and Lakeland Bank, and the adoption by federal regulators in July 2013 of new capital requirements, could require Lakeland and Lakeland Bank to seek additional sources of capital in the future. More stringent consumer protection regulations could materially and adversely affect profitability. Lakeland will also have a heightened risk of noncompliance with all of the additional regulations. Finally, the impact of some of these new regulations is not known and may affect Lakeland’s ability to compete long-term with larger competitors.

Lakeland and Lakeland Bank may be subject to more stringent capital and liquidity requirements.

The Dodd-Frank Act also imposes more stringent capital requirements on bank holding companies such as Lakeland by, among other things, imposing leverage ratios on bank holding companies and prohibiting new trust preferred issuances from counting as Tier I capital. These restrictions will limit Lakeland’s future capital strategies. Under the Dodd-Frank Act, Lakeland’s currently outstanding trust preferred securities will continue to count as Tier I capital, but Lakeland will be unable to issue replacement or additional trust preferred securities which would count as Tier I capital.

Lakeland was required to meet new capital requirements beginning on January 1, 2015. In addition, beginning in 2016, banks and bank holding companies will be required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. When fully phased in on January 1, 2019, the capital conservation buffer will be 2.5%. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on the payment of dividends, equity repurchases and compensation based on the amount of the shortfall. Accordingly, if Lakeland Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to Lakeland may be prohibited or limited.

Future increases in minimum capital requirements could adversely affect Lakeland’s net income. Furthermore, Lakeland’s failure to comply with the minimum capital requirements could result in its regulators taking formal or informal actions against Lakeland which could restrict its future growth or operations.

Lakeland’s future growth may require it to raise additional capital in the future, but that capital may not be available when it is needed or may be available only at an excessive cost.

Lakeland is required by regulatory authorities to maintain adequate levels of capital to support its operations. Lakeland anticipates that current capital levels will satisfy regulatory requirements for the foreseeable future. Lakeland may, however, at some point choose to raise additional capital to support its continued growth. Lakeland’s ability to raise additional capital will depend, in part, on conditions in the capital markets at that time, which are outside of Lakeland’s control. Accordingly, Lakeland may be unable to raise additional capital, if and when needed, on terms acceptable to Lakeland, or at all. If Lakeland cannot raise additional capital when needed, its ability to further expand operations through internal growth and acquisitions could be materially impacted. In the event of a material decrease in Lakeland’s stock price, future issuances of equity securities could result in dilution of existing shareholder interests.

Europe’s debt crisis and volatility in China’s financial markets could have a material adverse effect on Lakeland’s liquidity, financial condition and results of operations.

The possibility that certain European Union (“EU”) member states will default on their debt obligations and concerns about Chinese financial markets have negatively impacted economic conditions and global markets. The continued uncertainty over the outcome of international and the EU’s financial support programs and the possibility that other EU member states may experience similar financial troubles could further disrupt global markets. The negative impact on economic conditions and global markets could also have a material adverse effect on Lakeland’s liquidity, financial condition and results of operations.

A decrease in Lakeland’s ability to borrow funds could adversely affect its liquidity.

Lakeland’s ability to obtain funding from the Federal Home Loan Bank or through its overnight federal funds lines with other banks could be negatively affected if Lakeland experienced a substantial deterioration in its financial condition or if such funding became restricted due to a deterioration in the financial markets. While Lakeland has a contingency funds management plan to address such a situation if it were to occur (such plan includes deposit promotions, the sale of securities and the curtailment of loan growth, if necessary), a significant decrease in Lakeland’s ability to borrow funds could adversely affect its liquidity.

Lakeland is subject to interest rate risk and variations in interest rates may negatively affect its financial performance.

Lakeland is unable to predict actual fluctuations of market interest rates. Rate fluctuations are influenced by many factors, including:

•	inflation or deflation

•	excess growth or recession;

•	a rise or fall in unemployment;

•	tightening or expansion of the money supply;

•	domestic and international disorder;

•	instability in domestic and foreign financial markets; and

•	actions taken or statements made by the Federal Reserve Board.

Both increases and decreases in the interest rate environment may reduce Lakeland’s profits. Lakeland expects that it will continue to realize income from the difference or “spread” between the interest it earns on loans, securities and other interest-earning assets, and the interest it pays on deposits, borrowings and other interest-bearing liabilities. Lakeland’s net interest spreads are affected by the differences between the maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Lakeland’s interest-earning assets may not reprice as slowly or rapidly as its interest-bearing liabilities. Changes in market interest rates could materially and adversely affect Lakeland’s net interest spread, asset quality, levels of prepayments, cash flows, the market value of its securities portfolio, loan and deposit growth, costs and yields on loans and deposits and Lakeland’s overall profitability. Competition for deposits has increased significantly as a result of the recent low interest rate environment.

Declines in value may adversely impact our investment portfolio.

As of June 30, 2015, Lakeland had approximately $461.7 million and $123.1 million in available for sale and held to maturity investment securities, respectively. Lakeland may be required to record impairment charges on its investment securities if they suffer a decline in value that is considered other-than-temporary. Numerous factors, including lack of liquidity for sales of certain investment securities, absence of reliable pricing information for investment securities, adverse changes in business climate, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on Lakeland’s investment portfolio in future periods. If an impairment charge is significant enough it could affect the ability of Lakeland Bank to upstream dividends to Lakeland, which could have a material adverse effect on Lakeland’s liquidity and its ability to pay dividends to shareholders and could also negatively impact Lakeland’s regulatory capital ratios.

Lakeland may incur impairment to goodwill.

Lakeland reviews its goodwill at least annually. Lakeland’s valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. Lakeland operates in a competitive environment and projections of future operating results and cash flows may vary significantly from actual results. Additionally, if Lakeland’s analysis results in an impairment to goodwill, Lakeland would be required to record a non-cash charge to earnings in its financial statements during the period in which such impairment is determined to exist. Any such charge could have a material adverse effect on Lakeland’s results of operations and its stock price.

The extensive regulation and supervision to which Lakeland is subject impose substantial restrictions on its business.

Lakeland, Lakeland Bank and certain non-bank subsidiaries are subject to extensive regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole. Such laws are not designed to protect Lakeland’s shareholders. These regulations affect Lakeland’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Lakeland is also subject to a number of laws which, among other things, govern its lending practices and require Lakeland Bank to establish and maintain comprehensive programs relating to anti-money laundering and customer identification. The United States Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Lakeland in substantial and unpredictable ways. Such changes could subject Lakeland to additional costs, limit the types of financial services and products Lakeland may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on Lakeland’s business, financial condition and results of operations.

Lakeland Bank’s ability to pay dividends is subject to regulatory limitations which, to the extent that the holding company requires such dividends in the future, may affect the holding company’s ability to pay its obligations and pay dividends to shareholders.

As a bank holding company, Lakeland is a separate legal entity from Lakeland Bank and its subsidiaries, and does not have significant operations of its own. Lakeland currently depends on Lakeland Bank’s cash and liquidity to pay its operating expenses and dividends to shareholders. The availability of dividends from Lakeland Bank is limited by various statutes and regulations. The inability of Lakeland to receive dividends from Lakeland Bank could adversely affect Lakeland’s financial condition, results of operations, cash flows and prospects and its ability to pay dividends.

In addition, beginning in 2016, banks and bank holding companies will be required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. When fully phased in on January 1, 2019, the capital conservation buffer will be 2.5%. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on the payment of dividends, equity repurchases and compensation based on the amount of the shortfall. Accordingly, if Lakeland Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to Lakeland may be prohibited or limited.

Lakeland’s allowance for loan and lease losses may not be adequate to cover actual losses.

Like all commercial banks, Lakeland Bank maintains an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. If the allowance for loan and lease losses is not adequate to cover actual loan and lease losses, Lakeland may be required to significantly increase future provisions for loan and lease losses, which could materially and adversely affect its operating results. Lakeland’s allowance for loan and lease losses is determined by analyzing historical loan and lease losses, current trends in delinquencies and charge-offs, plans for problem loan and lease resolution, the opinions of Lakeland’s regulators, changes in the size and composition of the loan and lease portfolio and industry information. Lakeland also considers the possible effects of economic events, which are difficult to predict. The amount of future losses is affected by changes in economic, operating and other conditions, including changes in interest rates, many of which are beyond Lakeland’s control. These losses may exceed Lakeland’s current estimates. Federal regulatory agencies, as an integral part of their examination process, review Lakeland’s loans and the allowance for loan and lease losses. While Lakeland believes that its allowance for loan and lease losses in relation to its current loan portfolio is adequate to cover current losses, Lakeland cannot assure you that it will not need to increase its allowance for loan and lease losses or that the regulators will not require Lakeland to increase this allowance. Future increases in the allowance for loan and lease losses could materially and adversely affect Lakeland’s earnings and profitability.

Lakeland’s mortgage banking operations expose Lakeland to risks that are different than the risks associated with its retail banking operations.

Lakeland Bank’s mortgage banking operations expose Lakeland to risks that are different than its retail banking operations. Lakeland’s mortgage banking operations are dependent upon the level of demand for residential mortgages. During higher and rising interest rate environments, the level of refinancing activity tends to decline, which can lead to reduced volumes of business and lower revenues that may not exceed Lakeland’s fixed costs to run the business. In addition, mortgages sold to third-party investors are typically subject to certain repurchase provisions related to borrower refinancing, defaults, fraud or other reasons stipulated in the applicable third-party investor agreements. If the fair value of a loan when repurchased is less than the fair value when sold, a bank may be required to charge such shortfall to earnings.

In addition, the “ability to repay” and “Qualified Mortgage” rules promulgated as required by the Dodd-Frank Act, effective January 10, 2014, may expose Lakeland and its Sullivan Financial Services, Inc. subsidiary to greater losses, reduced volume and litigation related expenses and delays in taking title to collateral real estate, if the related loans do not perform and borrowers challenge whether the rules were satisfied when originating the loans.

Lakeland is subject to various lending and other economic risks that could adversely affect its results of operations and financial condition.

Economic, political and market conditions, trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation affect Lakeland’s business. These factors are beyond Lakeland’s control. A deterioration in economic conditions, particularly in New Jersey, could have the following consequences, any of which could materially adversely affect Lakeland’s business:

•	loan and lease delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for Lakeland’s products and services may decrease; and

•	collateral for loans made by Lakeland may decline in value, in turn reducing the borrowing ability of its customers.

Deterioration in the real estate market, particularly in New Jersey, could adversely affect Lakeland’s business. A decline in real estate values in New Jersey would reduce Lakeland’s ability to recover on defaulted loans by selling the underlying real estate, which would increase the possibility that Lakeland may suffer losses on defaulted loans.

Lakeland may suffer losses in its loan portfolio despite its underwriting practices.

Lakeland seeks to mitigate the risks inherent in its loan portfolio by adhering to specific underwriting practices. Although Lakeland believes that its underwriting criteria are appropriate for the various kinds of loans that it makes, Lakeland may incur losses on loans that meet its underwriting criteria, and these losses may exceed the amounts set aside as reserves in its allowance for loan and lease losses.

Lakeland faces strong competition from other financial institutions, financial service companies and other organizations offering services similar to the services that Lakeland provides.

Many competitors offer the types of loans and banking services that Lakeland offers. These competitors include other state and national banks, savings associations, regional banks and other community banks.

Lakeland also faces competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. Many of Lakeland’s competitors have greater financial resources than it does, which may enable them to offer a broader range of services and products, and to advertise more extensively, than Lakeland does. Lakeland’s inability to compete effectively would adversely affect its business.

The inability to attract and retain key personnel could adversely affect Lakeland’s business.

Lakeland’s success depends partially on the ability to attract and retain a high level of experienced personnel. The inability to attract and retain key employees, as well as find suitable replacements, if necessary, could adversely affect Lakeland’s customer relationships and internal operations.

The inability to stay current with technological change could adversely affect Lakeland’s business model.

Financial institutions continually are required to maintain and upgrade technology in order to provide the most current products and services to their customers, as well as create operational efficiencies. This technology requires personnel resources, as well as significant costs to implement. Failure to successfully implement technological change could adversely affect Lakeland’s business, results of operations and financial condition.

Lakeland’s framework for managing risks may not be effective in mitigating risk and loss to Lakeland; for example, Lakeland’s internal control may be ineffective.

One critical component of Lakeland’s risk management framework is its system of internal controls. Management regularly reviews and updates Lakeland’s internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide reasonable, but not absolute, assurances that the objectives of the controls are met. Any failure or circumvention of Lakeland’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on Lakeland’s business, results of operations, and financial condition.

The occurrence of any failure, breach, or interruption in service involving Lakeland’s systems or those of its service providers could damage Lakeland’s reputation, cause losses, increase Lakeland’s expenses, and result in a loss of customers, an increase in regulatory scrutiny, or expose Lakeland to civil litigation and possibly financial liability, any of which could adversely impact Lakeland’s financial condition, results of operations and the market price of its stock.

Communications and information systems are essential to the conduct of Lakeland’s business, as Lakeland uses such systems to manage its customer relationships, general ledger, deposits and loans. Lakeland’s operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Although Lakeland takes protective measures and endeavors to modify them as circumstances warrant, the security of its computer systems, software and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses or other malicious code and cyber-attacks that could have a security impact. In addition, breaches of security may occur through intentional or unintentional acts by those having authorized or unauthorized access to Lakeland’s confidential or other information or the confidential or other information of Lakeland’s customers, clients or counterparties. If one or more of such events were to occur, the confidential and other information processed and stored in, and transmitted through, Lakeland’s computer systems and networks could potentially be jeopardized, or could otherwise cause interruptions or malfunctions in its operations or the operations of its customers, clients or counterparties. This could cause Lakeland significant reputational damage or result in Lakeland’s experiencing significant losses.

Furthermore, Lakeland may be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures arising from operational and security risks. Lakeland also may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance Lakeland maintains. In addition, Lakeland routinely transmits and receives personal, confidential and proprietary information by e-mail and other electronic means. Lakeland has discussed and worked with its customers, clients and counterparties to develop secure transmission capabilities, but it does not have, and may be unable to put in place, secure capabilities with all of these constituents, and Lakeland may not be able to ensure that these third parties have appropriate controls in place to protect the confidentiality of such information.

While Lakeland has established policies and procedures to prevent or limit the impact of systems failures and interruptions, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. In addition, Lakeland outsources certain aspects of its data processing to certain third-party providers. If Lakeland’s third-party providers encounter difficulties, or if Lakeland has difficulty in communicating with them, Lakeland’s ability to adequately process and account for customer transactions could be affected, and its business operations could be adversely impacted. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

FORWARD-LOOKING INFORMATION

This proxy statement and prospectus, including information incorporated by reference in this document, contains forward-looking statements with respect to the consolidated financial condition, results of operations and business of Pascack and Lakeland. These include statements relating to revenues, cost savings and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “projects” or similar words or expressions.

These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by such forward-looking statements. In addition to the factors disclosed under the caption “RISK FACTORS” and elsewhere in this document, the following factors, among others, could cause Lakeland’s actual results to differ materially and adversely from Lakeland’s forward-looking statements: uncertainties relating to general economic conditions; uncertainties relating to the determination of Lakeland’s provisions for loan and lease losses and allowances for loan and lease losses; uncertainties relating to Lakeland’s analysis of the assessment of rate sensitive assets and rate sensitive liabilities and relating to the extent to which market factors indicate that a financial institution such as Lakeland Bank should match such assets and liabilities; the impact of competition among financial institutions and between financial institutions and other sources of credit; changes to the presentation of financial results and condition resulting from the adoption of new accounting principles or upon the advice of Lakeland’s independent auditors or the staff of various regulatory agencies; unanticipated demands upon Lakeland’s liquidity; unanticipated failure or malfunction of Lakeland’s information systems; changes in, or failure to comply with, governmental regulations; the costs and other effects of administrative and legal proceedings; the continued financial viability of Lakeland’s borrowers; the continued financial viability of the issuers of securities within Lakeland’s investment portfolio; labor and employment benefit costs; changes in the conditions of the capital markets in general and in the capital markets for financial institutions in particular; the ability of Lakeland Bank to integrate Pascack Community Bank promptly into its overall business and plans if the merger is consummated; the extent and timing of legislative and regulatory actions and reforms; and other factors referenced in Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2014. Risks pertaining directly to the merger are described under “RISK FACTORS” beginning on page 31 of this proxy statement and prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You should not place undue reliance on such statements. These statements speak only as of the date of this proxy statement and prospectus or, if made in any document incorporated by reference, as of the date of that document.

All written or oral forward-looking statements attributable to Lakeland or Pascack or any person acting on their behalf made after the date of this proxy statement and prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Lakeland nor Pascack undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement and prospectus or to reflect the occurrence of unanticipated events.

THE MEETING

When and Where the Pascack Special Meeting will be Held

Pascack will hold its special meeting of shareholders at The Brickhouse, 179 Godwin Avenue, Wyckoff, New Jersey, commencing at 10:00 a.m., local time, on Monday, December 14, 2015.

What will be Voted on at the Pascack Special Meeting

At the Pascack special meeting, Pascack shareholders will consider and vote on proposals to do the following:

1. Approve an Agreement and Plan of Merger, dated as of August 3, 2015, by and between Pascack and Lakeland, providing for:

•	the merger of Pascack with and into Lakeland; and

•	the automatic conversion of all of the outstanding capital stock of Pascack into either cash or shares of Lakeland common stock, pursuant to election and allocation procedures described in the merger agreement.

2. Transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the merger agreement and the merger.

If a quorum is not present, or if fewer shares of Pascack common stock are voted in favor of the merger agreement and the merger than the number required for approval, it is expected that the meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement and the merger. The holders of a majority of the shares present at the meeting would be required to approve any adjournment of the meeting.

Shareholders Entitled to Vote

Pascack has set November 4, 2015 as the record date to determine which Pascack shareholders will be entitled to vote at the special meeting. Only holders of Pascack common stock at the close of business on the record date will be entitled to vote at the special meeting. As of the record date, there were 3,598,832 shares of Pascack common stock outstanding and entitled to be voted at the special meeting, held by approximately 312 shareholders of record. Each holder of shares of Pascack common stock outstanding on the record date will be entitled to one vote for each share held of record.

Number of Shares that Must be Represented for a Vote to be Taken

In order to have a quorum at the special meeting, a majority of the total number of outstanding shares of common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy.

The following shares will be counted at the Pascack special meeting for purposes of determining the presence or absence of a quorum:

•	shares of common stock held by persons attending the special meeting, whether or not they are voting, and

•	shares of common stock for which Pascack has received proxies, including proxies with respect to which holders of those shares have abstained from voting.

Vote Required; Voting Agreements

The approval of the merger agreement and the merger will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the votes cast at the Pascack special meeting. Each holder of shares of Pascack common stock outstanding on the record date will be entitled to one vote for each share held of record. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present and will not have any effect on the vote to approve the merger and merger agreement.

The directors of Pascack have agreed with Lakeland to vote all shares of Pascack common stock for which they have voting power on the record date in favor of the approval of the merger agreement and the merger. On the record date, such directors had sole or shared voting power over 1,447,000 shares of Pascack common stock, or approximately 40% of the shares of Pascack common stock outstanding on the record date.

Voting your Shares

The Pascack board of directors is soliciting proxies from the Pascack shareholders. This will give Pascack shareholders an opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a Pascack shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

If you sign a proxy, you may revoke it by written notice to the Secretary of Pascack, at any time before it is voted at the special meeting.

You cannot vote shares held by your broker in “street name.” Only your broker can vote those shares, with your instructions. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

Pascack shareholders will have four alternative ways to vote:

•	by traditional paper proxy card;

•	by telephone;

•	via the Internet; or

•	in person at the Pascack special meeting.

Please take a moment to read the instructions for Pascack shareholders, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card. If proxy cards in the accompanying form are properly executed and returned, the shares represented thereby will be voted in the manner specified therein. As stated above, if you are a Pascack shareholder and you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR approval of the merger agreement.

Voting by Telephone. If you wish to vote by telephone and you are a Pascack shareholder of record, you may dial the toll free number and follow the instructions on your proxy card. If you vote by telephone, you must have your control number and the proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a Pascack shareholder of record, you may access the Internet at the web address stated on the proxy card and follow the on-screen instructions. If you vote through the Internet, you must have your control number and the proxy card available when you access the web page.

If your shares are registered in the name of a broker or other nominee, the voting form your broker or other nominee sent you will provide telephone and Internet voting instructions.

The deadline for voting by telephone or through the Internet as a Pascack shareholder of record is 11:59 p.m., local time, on December 13, 2015. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the voting instructions provided by your broker or other nominee for information about the deadline for voting by telephone or through the Internet.

Voting in Person. If you attend the Pascack special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Changing your Vote

As a Pascack shareholder, you will be able to change your vote as many times as you wish and the last vote received chronologically by any means will supersede your prior vote(s).

Any Pascack shareholder may revoke a proxy at any time before or at the Pascack special meeting in one or more of the following ways:

•	Delivering a written notice of revocation, bearing a later date than the proxy, at any time prior to the vote at the special meeting to Carol Gaiser, Corporate Secretary; or

•	Submitting a later-dated proxy card; or

•	Submitting a new proxy via telephone or the Internet.

A Pascack shareholder should send any written notice of revocation or subsequent proxy to Pascack Bancorp, Inc., Attention: Carol Gaiser, Corporate Secretary, 64 Crescent Avenue, Waldwick, New Jersey 07463, or hand deliver the notice of revocation or subsequent proxy to Ms. Gaiser before the taking of the vote at the Pascack special meeting. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies and Costs

The solicitation of proxies for the special meeting is made on behalf of the Pascack board of directors. Pascack will pay the costs of soliciting proxies with respect to its special meeting. In addition to solicitation by mail, directors, officers and employees acting on behalf of Pascack may solicit proxies for the special meetings in person or by telephone, telegraph, facsimile or other means of communication. Pascack will not pay any additional compensation to these directors, officers or employees for these activities, but may reimburse them for reasonable out-of-pocket expenses.

Pascack will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries, and Pascack will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Principal Shareholders; Security Ownership of Pascack Management

The following table sets forth, as of November 4, 2015, the beneficial ownership of Pascack stock by (i) each shareholder of Pascack known by Pascack to have beneficially owned more than 5% of Pascack’s outstanding common stock as of such date, (ii) each director of Pascack, (iii) the only person Pascack considers an executive officer (Nancy E. Graves, Pascack’s President and CEO, who is also a director) and (iv) all directors and executive officers of Pascack as a group. The address of each 5% or greater shareholder set forth below is c/o Pascack, 64 Crescent Avenue, Waldwick, New Jersey 07463. Unless otherwise indicated in the footnotes following the table, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table to the extent they are exercisable within 60 days of November 4, 2015.

Name	Number of Shares Beneficially Owned		Percentage of Class
Paul C. Baker	19,164	(2)	*

Salvatore Cocco, Jr.	57,910	(3)	1.6%

Daniel J. Geltrude	24,541	(4)	*

Nancy E. Graves	30,200	(5)	*

Jerrold B. Grossman	267,222	(6)	7.4%

Jon F. Hanson	194,378	(7)	5.4%

Mary Jane Hekemian	242,561	(8)	6.7%

Lawrence R. Inserra, Jr.	54,962	(9)	1.5%

Jerome J. Lombardo	149,551	(10)	4.2%

Martin J. Levine (1)	128,249	(11)	3.6%

Bruce M. Meisel (1)	274,745	(12)	7.6%

James M. Piro	90,167	(13)	2.5%

TOTAL (12 persons)	1,533,650	(14)	42.6%
*Less than 1%

(1)	Mr. Levine is the brother-in-law of Mr. Meisel.
(2)	Includes 1,978 stock options that are currently exercisable.
(3)	Includes 1,400 stock options that are currently exercisable. Excludes 1,500 shares of Pascack’s Series C preferred stock, which are convertible into 4,995 shares of Pascack common stock.
(4)	Includes 1,400 stock options that are currently exercisable.
(5)	Includes 8,334 restricted shares subject to forfeiture.
(6)	Includes 51,701 shares held by the Genesis Foundation and 25,179 shares held by Govan, Inc. Also includes 70,392 shares held by Dr. Jerrold B. Grossman and Mrs. Grossman, 58,275 shares held by Dr. Grossman and Matthew Grossman as joint tenants, and 58,275 shares held by Adam Grossman, Dr. Grossman’s adult son, as joint tenants with his wife, Marsha Grossman. Also includes 1,400 stock options that are currently exercisable. Excludes 5,000 shares of Pascack’s Series C preferred stock, which are convertible into 16,650 shares of Pascack common stock.
(7)	Includes 65,438 shares held by Ledgewood Properties, 11,550 shares held by Wickshire Financial Corp, 44,663 shares held by Hampshire Foundation, Inc. and 49,331 shares held by 11 Cousins L.L.C. Also includes 1,400 stock options that are currently exercisable.
(8)	Includes 49,350 shares held in the Hekemian & Company Pension Fund and 19,320 shares held by the Robert S. Hekemian Family Foundation. Excludes 40,000 shares of Pascack’s Series C preferred stock, which are convertible into 100,000 shares of Pascack common stock.
(9)	Includes 1,400 stock options that are currently exercisable.
(10)	Includes 1,400 stock options that are currently exercisable. Excludes 2,500 shares of Pascack’s Series C preferred stock, which are convertible into 8,325 shares of Pascack common stock.
(11)	Includes 31,745 shares held in trust for Mr. Levine’s children, and 945 shares held in the name of Lawrence Levine, Mr. Levine’s son. Also includes 1,400 stock options that are currently exercisable.
(12)	Includes 57,800 shares held by Mrs. Bruce Meisel and shares owned by adult children. Also includes 6,936 stock options that are currently exercisable.
(13)	Includes 1,400 stock options that are currently exercisable.
(14)	Includes 20,114 stock options that are currently exercisable.

PROPOSAL 1

THE MERGER

The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this proxy statement and prospectus. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the agreement carefully.

The merger agreement provides that Pascack will merge with and into Lakeland, with Lakeland as the surviving corporation in the merger. Immediately after the merger of the holding companies, Pascack Community Bank will merge with and into Lakeland Bank, with Lakeland Bank as the surviving bank in the merger.

Pascack shareholders will either receive cash or shares of Lakeland common stock, or a combination of cash and stock. Upon completion of the merger, the shareholders of Pascack will receive, at their election, for each outstanding share of Pascack common stock that they own at the effective time of the merger, or would own upon conversion of outstanding shares of preferred stock immediately prior to the effective time, either 0.9576 shares of Lakeland common stock or $11.35 in cash, without interest, subject to proration as described in the merger agreement, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

Holders of Pascack’s stock immediately prior to the effective time of the merger will be able to elect to receive cash, stock or to indicate that such holder has no preference as to the receipt of cash or Lakeland common stock. If such election would result in other than 90% of the merger consideration to be paid by Lakeland equaling stock and 10% cash, then the Exchange Agent will designate, on a pro rata basis, from those holders electing to receive shares, those electing to receive cash, and those indicating no preference, those holders who will receive shares or cash, as applicable, so that 90% of the outstanding shares of Pascack will receive Lakeland common stock and 10% of the outstanding shares of Pascack will receive cash. See “Terms of the Merger -What Pascack Shareholders Will Receive in the Merger,” beginning at page 66.

The exchange ratio will be adjusted proportionately if Lakeland makes any stock splits, stock dividends or similar distributions prior to the closing of the merger.

Lakeland will not issue any fractions of a share of common stock. Rather, Lakeland will pay cash (without interest) for any fractional share interest any Pascack shareholder would otherwise receive in the merger. All shares of Pascack common stock and preferred stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

The boards of directors of Pascack and Lakeland have approved and adopted the merger agreement and believe that the merger is in the best interests of their respective shareholders. The Pascack board of directors unanimously recommends that Pascack shareholders vote FOR the merger agreement and the merger.

All stock options to purchase Pascack common stock outstanding at the effective time of the merger will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Pascack common stock covered by the old stock option multiplied by the amount, if any, by which $11.35 exceeds the exercise price of the old stock option.

The executive officers and directors of Pascack have interests in the merger as directors that are different from the interests of Pascack’s shareholders in general. See “- Interests of Management and Others in the Merger” beginning on page 80. These interests were considered by Pascack’s board of directors before approving and recommending the merger.

Background of the Merger

As part of Lakeland’s strategic growth plan, Lakeland’s board of directors and senior management explore on an ongoing basis the feasibility of acquiring bank and bank holding companies that would broaden Lakeland’s presence in its markets and allow Lakeland to expand into neighboring markets, while enabling it to maintain its focus on community banking.

From January 2014 to October 2014, Thomas J. Shara, Lakeland’s President and Chief Executive Officer, met approximately six times with one or more of Jon F. Hanson, Pascack’s Chairman of the Board, Nancy E. Graves, Pascack’s President and CEO, Bruce M. Meisel, Pascack’s Vice Chairman of the Board and its former president and chief executive officer, and James M. Piro, a director of Pascack, to discuss a possible combination between Lakeland and Pascack and their respective bank subsidiaries. The principal topics discussed at these meetings were the geographic and cultural “fit” of the two institutions and possible synergies of a combination. No specific price was discussed at these meetings.

On October 20, 2014, Mr. Shara sent a letter to Mr. Hanson, indicating that Lakeland was interested in pursuing a transaction that would result in Lakeland’s acquiring Pascack. No purchase price was referenced in the letter. Mr. Hanson informed Mr. Shara on November 20, 2014, that Pascack was not interested in pursuing a possible business combination with Lakeland at that time. Mr. Hanson informed Mr. Shara that Pascack had been in the process of revising and strengthening its controls and procedures, and had begun implementing a business plan adopted with its recent change in senior management, and that the Pascack board did not believe this was an appropriate time to engage in discussions regarding a sale of the company. Mr. Hanson stated that the Pascack board wanted to see further execution of the business plan before determining whether the shareholders would be better served by the company’s remaining independent or undertaking a strategic transaction.

Commencing in November of 2014, the Pascack board began discussing the possibility of retaining a financial advisor to help the board assess its strategic alternatives, including whether to remain as an independent entity or to pursue a strategic transaction. Pascack had an agreement pursuant to which FinPro provides various consulting and financial advisory services to Pascack. As part of that agreement, Pascack committed to use FinPro Capital Advisors, Inc. (“FCA”), a wholly-owned broker-dealer subsidiary of FinPro, to serve as transaction advisor to Pascack in the event Pascack undertook certain merger related transactions. During the period from February 2015 to May 2015, the Pascack board held discussions regarding a potential engagement with three investment banking firms: Sandler O’Neill, FCA and Keefe Bruyette & Woods, Inc. (“KBW”).

In March 2015, the Pascack board appointed a committee, consisting of Directors Paul Baker, Jerry Lombardo and Salvatore Cocco, to interview each of the financial advisor candidates and make a recommendation to the board. That committee met periodically during the early spring of 2015, and at the May 27, 2015 meeting of the Pascack board, recommended the retention of Sandler O’Neill to the board in addition to FCA. As described below, Lakeland subsequently engaged KBW as its financial advisor. As part of such engagement, KBW agreed, and Lakeland acknowledged, that KBW would not share with Lakeland any confidential or proprietary information about Pascack that it may have received from Pascack during their prior discussions regarding a potential engagement.

There were no further substantive communications between Lakeland and Pascack until February 19, 2015, when Mr. Shara and Mr. Hanson had an informal meeting, at which they discussed in general the capital markets and the New Jersey economy. Subsequent to that meeting, there were no substantive communications between the parties until June 4, 2015.

Mr. Shara and Mr. Hanson met on June 4, 2015, at which time they discussed a possible business combination. No specific terms were discussed. Mr. Hanson told Mr. Shara that he had an upcoming board meeting, and that if Lakeland wished to present a reasonable proposal, Mr. Hanson would present it to the board. As a result of this meeting, Mr. Shara determined that there was sufficient receptiveness from Pascack to the concept of a possible business combination to convene internal meetings among Lakeland’s senior officers and to convene a Lakeland board meeting to explore a proposal.

A special meeting of the Lakeland board was held by conference call on June 10, 2015, at which Mr. Shara and Joseph F. Hurley, Lakeland’s Executive Vice President and Chief Financial Officer, presented to the Lakeland board a proposal to acquire, by merger, Pascack and Pascack Community Bank, at a price ranging between $12.75 and $13.50 per share. The Lakeland board authorized management, with the assistance of Lakeland’s legal and financial advisors, to pursue negotiations with Pascack on the terms presented to the Lakeland board.

After the Lakeland board meeting, on June 10, 2015, Mr. Shara met with Mr. Hanson and presented a term sheet that contemplated the acquisition, by merger, of Pascack and Pascack Community Bank at a price of $12.75 per share. Mr. Hanson contacted Pascack’s counsel - Windels Marx Lane & Mittendorf, LLP - and provided that firm a copy of the Lakeland letter. Pascack’s counsel advised Mr. Hanson that the Pascack board should finalize retention of a financial advisor to help analyze the proposal and that Mr. Hanson should call a special meeting of the Pascack board to review the proposal.

Pursuant to the prior recommendation of the committee of Pascack’s board, Mr. Hanson began negotiating the terms of engagement with Sandler O’Neill, and, on June 15, 2015, Pascack formally engaged Sandler O’Neill as its financial advisor. Lakeland engaged KBW in the same month.

On June 18, 2015, the Pascack board convened a special meeting to review the letter received by Mr. Hanson from Lakeland. Representatives of Pascack’s legal counsel and financial advisors also attended the meeting. Counsel reviewed with the board members their fiduciary duties. Pascack’s financial advisor reviewed with the board its analysis of Lakeland’s indicated pricing, market pricing for comparable transactions, Pascack’s current value and other parties that could have an interest in a transaction with Pascack. The Pascack board also discussed the risks of undertaking a market solicitation for a strategic partner, including the potential impact on customers and employees, and the benefits of negotiating a transaction directly with Lakeland, a company with a business focus and culture similar to that of Pascack. The Pascack board authorized Mr. Hanson to continue discussions with Lakeland, but to seek to have Lakeland raise its offer.

In light of discussions between the parties concerning pricing, on June 18, 2015, Pascack and Lakeland entered into a confidentiality agreement.

On the afternoon of June 18th, 2015, Mr. Hanson and Mr. Shara met and Mr. Hanson informed Mr. Shara that the Pascack board determined that the price included in Lakeland’s June 10 letter was inadequate. Mr. Shara and Mr. Hanson continued to negotiate price, and tentatively agreed at the conclusion of that meeting to present to their respective boards a price of $13.15 per share.

On June 20, Lakeland’s counsel – Lowenstein Sandler LLP – forwarded to Pascack’s counsel a customary due diligence checklist.

On June 22, 2015, Lakeland presented to Pascack a non-binding indication of interest and a 45 day exclusivity agreement. The non-binding indication of interest provided for Pascack to be merged with and into Lakeland, and for each shareholder of Pascack to receive the equivalent of $13.15 per share, valuing the transaction at approximately $51.0 million (assuming conversion of Pascack’s outstanding preferred stock and the cashing out of outstanding Pascack stock options), with 90% of the aggregate merger consideration to be provided in shares of Lakeland common stock and 10% to be paid in cash. The indication of interest was subject to the completion of Lakeland’s business, financial, accounting, tax, regulatory, compliance and legal due diligence review.

On June 24, 2015, the Pascack board met to discuss the terms of the indication of interest, and the board authorized Mr. Hanson to negotiate the terms of a definitive agreement with Lakeland based on the $13.15 per share indication. The Pascack board also authorized Mr. Hanson to sign an exclusivity agreement; the exclusivity agreement was signed by Pascack on June 24, 2015.

During the weekend of June 27 and 28, 2015, Lakeland’s due diligence team, which included Mr. Shara, Timothy J. Matteson, Lakeland’s Executive Vice President, General Counsel and Corporate Secretary, Robert A. Vandenbergh, Senior Executive Vice President and Chief Operating Officer of Lakeland and Regional President of Lakeland Bank, Stewart E. McClure, Jr., Senior Executive Vice President of Lakeland and Regional President of Lakeland Bank, James R. Noonan, Lakeland’s Executive Vice President and Chief Credit Officer, David S. Yanagisawa, Lakeland’s Executive Vice President and Chief Lending Officer, and Rita Myers, Lakeland’s Senior Vice President and Controller, conducted due diligence at Pascack’s headquarters in Waldwick, New Jersey. Each member of the due diligence team was instructed with respect to the procedures to be followed to maintain the confidentiality of the proposed transaction and identity of the target company, the obligations under the confidentiality agreement between Lakeland and Pascack and the potential consequences for individuals were they to disclose or misuse information relating to the proposed merger transaction.

An additional due diligence meeting was held at Lakeland’s headquarters in Oak Ridge, New Jersey on June 29, 2015, which was attended by Ms. Graves, Mina Turelli, Senior Vice President, Compliance, Mike Trepicchio, Senior Vice President and Senior Credit Officer, and Suzanne I. Marcialis, Vice President Accounting, representatives of the various financial advisors, and from Lakeland, Mr. Shara, Mr. Matteson and Ms. Myers. At that meeting, Pascack’s representatives reviewed financial, credit and operational matters pertaining to Lakeland and had the opportunity to interview members of Lakeland’s management. In addition, at that meeting, Lakeland’s representatives asked representatives of Pascack various questions concerning the real estate value of Pascack’s branch offices.

During the period from June 22, 2015 through July 3, 2015, representatives of Lowenstein Sandler LLP and Windels Marx Lane & Mittendorf, LLP, with input from the parties’ respective financial advisors, negotiated the terms of the definitive merger agreement, a voting agreement and the form of agreement providing for the merger of the parties’ subsidiary banks.

On July 1, 2015, Pascack and FinPro entered into an addendum to their prior engagement letter. Under the addendum, FinPro would serve with Sandler O’Neil as an additional financial advisor, but would not render a fairness opinion. The addendum also fixed FinPro’s compensation for their services on the transaction.

As a result of Lakeland’s continuing due diligence during the week of June 29, 2015 and over the July 4th weekend, including its review of fair market evaluations based primarily upon income valuations, not replacement valuations, that it had obtained, Lakeland determined that, in its view, the aggregate value to Lakeland of the real estate and fixed assets associated with Pascack Community Bank’s branch offices was less than the value stated on the Pascack financial statements that Lakeland had reviewed, and that a merger related mark to market adjustment would be required.

As a corporate strategy, Pascack has historically put a strong emphasis on the location and quality of its branch offices. As a start-up bank with a limited branch network, the Pascack board believed that the Pascack Community Bank’s branches needed to reflect the Bank’s marketing strategy of offering high-quality, high-touch services to small business customers and the principals of those businesses, and needed to make a statement in the communities into which Pascack Community Bank expanded. As a result, all but one of the Bank’s branches are stand-alone buildings, and all are finished with high end materials. This resulted in Pascack Community

Bank’s making a significant investment in its real estate and fixed assets. In developing this strategy, the Pascack board believed this investment was a necessary part of the Bank’s marketing strategy, projected the desired image for Pascack Community Bank, and helped the Bank attract customers. Pascack obtained an appraisal of the terms of each lease or purchase of its branches by a third party MAI appraisal firm.

On or about July 3, 2015, Mr. Shara informed Mr. Hanson that as a result of the real estate related mark to market adjustment that Lakeland believed would be necessary, Lakeland was not prepared to go forward at the $13.15 price set forth in the indication of interest. Each of Pascack and Lakeland informed its respective counsel that they should suspend working on the proposed transaction as Lakeland and Pascack needed to consider their respective options.

During the next several weeks, Lakeland, with the assistance of its financial advisor, considered the price at which it would be willing to proceed with the proposed transaction with Pascack. During this time, counsel to Lakeland and Pascack had limited communications, as the principal open issue was price; the other significant provisions of the definitive merger agreement, voting agreement and bank merger agreement had been agreed to in principle by the parties’ respective negotiating teams, subject to review by the boards of directors of both institutions.

At a regularly scheduled Lakeland board meeting on July 15, 2015, Mr. Shara updated the Lakeland board about the status of the proposed transaction.

At a special board meeting on July 20, Mr. Hanson reviewed with the Pascack board the concerns expressed by Lakeland regarding Pascack’s investment in its fixed assets and real estate, the proposed mark to market adjustment and the potential impact on the pricing of any transaction. In addition, Ms. Graves, after conferring with Pascack’s auditors, discussed with the Pascack board members the accounting impact of Lakeland’s proposed mark to market adjustment, and the fact that Pascack would not be required to make any adjustments to its financial statements if it remained as an independent, stand-alone entity. After discussing the matter with counsel and Pascack’s financial advisor, the Pascack board authorized Mr. Hanson to continue discussions with Lakeland and to return to the board with Lakeland’s final pricing.

After the close of business on Thursday, July 30, 2015, Mr. Hanson and Mr. Shara agreed to a new price, equivalent to $11.35 per share, and an exchange ratio (with respect to the 90% portion of the merger consideration to be paid in the form of Lakeland common stock) of 0.9576 shares of Lakeland common stock for each share of Pascack common stock to be exchanged for Lakeland stock, including the shares of Pascack common stock issuable upon the conversion of Pascack preferred stock. On that Friday, July 31, 2015, counsel for Lakeland and Pascack finalized the merger agreement documentation with the proposed new price and exchange ratio, as well as the voting agreement and the bank merger agreement, and the revised documentation was circulated confidentially to the Lakeland and Pascack boards.

On August 3, 2015, the respective boards of Lakeland and Pascack met and approved the definitive merger agreement. The Lakeland board received reports from members of management regarding the due diligence performed by Lakeland’s management team, a report from Lowenstein Sandler regarding the material terms of the merger agreement and the ancillary documents and regarding the fiduciary duties of Lakeland board members, and a report from Mr. Shara regarding the negotiations relating to the revised purchase price and the factors underlying those negotiations. KBW discussed the financial aspects of the proposed merger with the Lakeland board. The Lakeland board then discussed the proposed transaction and voted (by unanimous vote of those board members participating in the meeting) to approve the transaction with Pascack.

At the Pascack meeting, Sandler O’Neill provided an analysis of the proposed transaction and its opinion that the merger consideration was fair to the holders of Pascack common stock, from a financial point of view. A copy of that fairness opinion is attached to this proxy statement and prospectus as Annex B. Representatives of

Windels Marx reviewed with the Pascack board their fiduciary duties in considering a strategic transaction. The Pascack board then discussed the proposed transaction and its impact on Pascack’s shareholders, and voted unanimously to approve the transaction with Lakeland.

See “Financial Forecasts” for a description of certain financial information provided to Sandler O’Neill by Pascack management.

The merger agreement was signed by the parties after the close of business on August 3, 2015. Concurrently, as required by Lakeland under the merger agreement, Pascack directors owning approximately 40% of the outstanding shares of Pascack common stock executed voting agreements in which such directors agreed to vote in favor of the merger and against any competing proposal, subject to their fiduciary obligations as directors as described in the merger agreement. Pascack’s directors also agreed in such voting agreements not to commence, join as a plaintiff, or participate as a member of any purported or actual class, or otherwise assist, facilitate or encourage any legal proceeding which seeks to prohibit or restrain, or which, if successful, would have the effect of preventing or restraining, or otherwise having an impact on the consideration to be received with respect to the merger.

On August 4, 2015, a joint press release announcing the execution of the definitive merger agreement was disseminated by the parties prior to the opening of the financial markets.

Pascack’s Reasons for the Merger

In the course of its deliberations on the proposed transaction with Lakeland, the Pascack board consulted with its legal counsel with respect to its legal duties and the terms of the merger agreement. The Pascack board consulted with its financial advisor with respect to the financial aspects of the transaction and the fairness of the consideration to be received by holders of Pascack common stock from a financial point of view, and with senior management regarding, among other things, operational matters.

The following discussion of the information and factors considered by the Pascack board is not intended to be exhaustive; it does, however, include all material factors considered by the board.

In reaching its decision to approve the merger agreement, the Pascack board considered the following:

•	The current regulatory environment and its effect on smaller community banks like Pascack Community Bank. Increasing regulatory requirements have made it increasingly difficult for smaller banks to manage their expenses and enhance their profitability. The Pascack board believed the shareholders would be better served by converting their stock into ownership in a larger institution which could spread these compliance and operating costs over a larger base of earning assets;

•	The difficulty in growing organically while continuing to maintain Pascack’s asset quality in the current economic environment, and the need to raise additional capital in order to support organic growth while continuing to comply with regulatory capital requirements;

•	The lack of opportunity and potential risk involved for a company the size of Pascack to grow through acquisitions. Although the board has looked at potential acquisition opportunities from time to time, most targets available to Pascack have asset quality issues that would increase the risk in any transaction and potentially distract management from growing the combined franchise. The board also believes that a larger institution with a more liquid trading market for its stock, like Lakeland, would have a better opportunity to grow through acquisitions;

•	The terms of the merger agreement, including the financial terms and the fact that 90% of the merger consideration would be paid in Lakeland common stock, thereby making the transaction a tax free exchange for those Pascack shareholders receiving Lakeland stock;

•	The enhanced liquidity that would be available to Pascack shareholders through ownership of Lakeland stock, as well as the payment of cash dividends and the opportunity for stock dividends represented by the Lakeland common stock;

•	The similar culture of customer service and the focus on small to medium sized businesses and retail customers shared by Lakeland and Pascack, and the fact that Pascack’s customers would benefit from the more diverse products and services, higher lending limit and larger branch network offered by the combined entity. In addition, the two franchises are a natural geographical fit;

•	The financial condition, operating results and prospects of Lakeland;

•	A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers, expressed as, among other things, multiples of book value and earnings; and

•	Management’s view based on, among other things, the opinion of Sandler O’Neill described below, that the exchange ratio and cash consideration paid is fair to Pascack and its shareholders from a financial point of view.

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to Pascack’s shareholders identified by Pascack’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	there can be no assurance that the combined company will attain the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success, increasing the value of the Lakeland stock received by the stockholders of Pascack;

•	since the exchange ratio is fixed in most instances, Pascack shareholders will receive less value if the Lakeland common stock price declines prior to the closing; and

•	The fact that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Pascack, in light of the fact that Lakeland was unwilling to enter into the merger agreement absent such provisions.

In reaching the determination to approve the merger agreement and the related transactions, the Pascack board of directors did not quantify or otherwise attempt to assign any relative weight to the various factors it considered, and individual directors may have viewed certain factors more positively or negatively than others. In addition, as in any business combination, there can be no assurances that the benefits of the merger perceived by the Pascack board of directors and described above will be realized or will outweigh the risks and uncertainties.

Recommendation of the Pascack Board of Directors

The Pascack board of directors has unanimously approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Pascack and its shareholders. Accordingly, the Pascack board of directors unanimously recommends that Pascack shareholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Sandler O’Neill & Partners, L.P.

By letter dated June 11, 2015, which was executed by Pascack on June 15, 2015, Pascack retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to act as financial advisor to Pascack’s Board of Directors in connection with the Board’s review of potential strategic alternatives, including as to a possible business combination with potential counterparties. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Pascack Board of Directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 3, 2015 meeting at which Pascack’s Board of Directors considered and approved the merger agreement, Sandler O’Neill delivered to the Pascack Board of Directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Pascack common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Pascack common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Pascack’s Board of Directors and is directed only to the fairness of the merger consideration to the holders of Pascack common stock from a financial point of view. It does not address the underlying business decision of Pascack to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of Pascack common stock as to how such holder of Pascack common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Pascack’s officers, directors, or employees, or class of such persons, relative to the compensation to be received by Pascack’s stockholders.

In connection with rendering its opinion dated August 3, 2015, Sandler O’Neill reviewed, among other things:

•	the merger agreement;

•	certain financial statements and other historical financial information of Pascack that Sandler O’Neill deemed relevant;

•	certain financial statements and other historical financial information of Lakeland that Sandler O’Neill deemed relevant;

•	internal financial projections for Pascack for the years ending December 31, 2015 through December 31, 2017, and an estimated long-term annual growth rate for the years thereafter, as provided by the senior management of Pascack;

•	publicly available median analyst earnings per share estimates for Lakeland for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term annual growth rate and dividend payout ratio for the years thereafter, as discussed with the senior management of Lakeland;

•	the pro forma financial impact of the merger on Lakeland based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies, as discussed with the senior management of Lakeland;

•	a comparison of certain financial and other information, including stock trading information, for Pascack and Lakeland with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

•	to the extent publicly available, the terms and structures of other recent mergers and acquisition transactions in the banking sector;

•	the current market environment generally and in the banking sector in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Pascack the business, financial condition, results of operations and prospects of Pascack and held similar discussions with the senior management of Lakeland regarding the business, financial condition, results of operations and prospects of Lakeland.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Pascack and Lakeland or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill assumed, with Pascack’s consent, that each share of Pascack’s Series C preferred stock issued and outstanding immediately prior to the effective time, excluding certain shares as specified in the merger agreement, would convert into the number of shares of Pascack common stock into which such shares of Series C preferred stock are convertible in accordance with Pascack’s certificate of incorporation immediately prior to the effective time. Sandler O’Neill further relied on the assurances of the senior management of Pascack and Lakeland that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pascack or Lakeland or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Pascack or Lakeland or the combined entity after the merger and Sandler O’Neill did not review any individual credit files relating to Pascack or Lakeland. Sandler O’Neill assumed, with Pascack’s consent, that the respective allowances for loan losses for both Pascack and Lakeland are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections and an estimated long-term annual growth rate, as provided by the senior management of Pascack. With respect to such projections and estimates, the senior management of Pascack confirmed to Sandler O’Neill that those projections and estimates reflected the best currently available projections and estimates of the senior management of the future financial performance of Pascack and Sandler O’Neill assumed that such financial performance would be achieved. Additionally, in preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates and an estimated long-term annual growth rate and dividend payout ratio, as discussed with the senior management of Lakeland. Sandler O’Neill also received and used in its analyses certain estimates of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the senior management of Lakeland. With respect to such estimates, the senior management of Lakeland confirmed to Sandler O’Neill that those estimates reflected the best currently available estimates of senior management and Sandler O’Neill assumed that such estimates would be achieved. Sandler O’Neill expressed no opinion as to the foregoing projections or estimates or the assumptions on which they are based. Sandler O’Neill assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Pascack or Lakeland since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Pascack and Lakeland would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill assumed, with Pascack’s consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement are true and correct in all material respects, that each of the parties to the merger agreement will perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Pascack, and (iii) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect its views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its opinion dated August 3, 2015, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Pascack and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Pascack and the companies to which it is being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Pascack, Lakeland and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Pascack Board of Directors at the Board of Directors’ August 3, 2015 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Pascack’s common stock or the prices at which Pascack’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Pascack’s Board of Directors in making its determination to approve of Pascack’s entry into the merger agreement and the analyses described below should not be viewed as determinative of the decision Pascack’s Board of Directors or management made with respect to the fairness of the merger.

In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Summary of Transaction

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, pursuant to the terms of the merger, each share of Pascack common stock issued and outstanding immediately before the effective time of the merger, except for certain shares as specified in the merger agreement, will be converted into the right to receive, at the election of the holder thereof, either (i) $11.35 in cash, or (ii) 0.9576 shares of Lakeland common stock. Based upon 3,598,832 Pascack common shares outstanding, 246,957 additional shares of common stock that each share of Series C preferred stock may be converted into prior to the effective time, and 30,562 Pascack options outstanding, Sandler O’Neill calculated an aggregate transaction value of $43.8 million. Based upon financial information as of or for the twelve month period ended June 30, 2015, Sandler O’Neill calculated the following transaction ratios:

Transaction Value Per Share / Tangible Book Value Per Share:	129%

Transaction Value Per Share / Adjusted Tangible Book Value Per Share¹:	165%

Transaction Value Per Share / Last Twelve Months Earnings Per Share:	19.9	x

Tangible Book Premium to Core Deposits[2]:	5.0%

Transaction Value Per Share / Pascack Stock Price (July 30, 2015):	53.4%

[1]	Represents tangible book value per share after adjusting for the after-tax impact of the $10.5 million fixed asset mark to market adjustment, and assumes the conversion of Series C preferred stock into common stock.
[2]	Tangible book premium to core deposits calculated as (transaction value – tangible equity) / (core deposits). Core deposits equals total deposits less time deposits greater than $100,000.

Pascack - Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Pascack to a group of financial institutions as selected by Sandler O’Neill. The group of financial institutions included: (i) publicly traded banks and thrifts headquartered in New Jersey and New York with assets as of June 30, 2015, if available, or the most recent quarterly available information, between $250 million and $700 million. The group of financial institutions excluded merger targets.

Stewardship Financial Corporation	Glenville Bank Holding Company, Inc.

Sussex Bancorp	Greater Hudson Bank

Pathfinder Bancorp, Inc.	Delaware Bancshares, Inc.

First American International Corp.	Kinderhook Bank Corporation

Elmira Savings Bank	Capital Bank of New Jersey

Country Bank Holding Company, Inc.	Community Bank of Bergen County, NJ

Empire Bancorp Inc.	Highlands Bancorp, Inc.

Steuben Trust Corporation	National Bank of Coxsackie

Hopewell Valley Community Bank	VSB Bancorp, Inc.

Jeffersonville Bancorp	Delhi Bank Corp.

1st Colonial Bancorp, Inc.	Bank of Akron

Ballston Spa Bancorp, Inc.	Harmony Bank

The analysis compared publicly available financial information for Pascack and the mean and median financial and market trading data for the Pascack peer group as of or for the period ended June 30, 2015, if available, or the most recent quarterly available information, with pricing data as of July 30, 2015. The table below sets forth the data for Pascack and the mean and median data for the Pascack peer group.

Comparable Company Analysis

Pascack Peer Group	Pascack Peer Group
Pascack	Median	Mean
Total Assets (in millions)	$403	$432	$433

Market Capitalization (in millions)	$27	$33	$34

Price / Tangible Book Value	84%	96%	98%

Price / Last Twelve Months Earnings Per Share	13.0	x	13.6	x	15.0	x

Current Dividend Yield	0.0%	1.7%	2.1%

Last Twelve Months Net Interest Margin	3.83%	3.49%	3.46%

Last Twelve Months Efficiency Ratio	73.1%	74.7%	75.0%

Last Twelve Months Return on Average Assets	0.58%	0.53%	0.60%

Tangible Common Equity / Tangible Assets	7.84%	8.41%	8.19%

Non-Performing Assets / Total Assets	0.78%	0.99%	1.19%

Lakeland - Comparable Company Analysis

Sandler O’Neill used publicly available information to compare selected financial information for Lakeland to a group of financial institutions as selected by Sandler O’Neill. The group of financial institutions included: (i) publicly traded banks and thrifts headquartered in the Mid Atlantic region with assets as of June 30, 2015, if available, or the most recent quarterly available information, between $2 billion and $6 billion and NPAs/Assets less than 1.0%. The group of financial institutions excluded merger targets.

Brookline Bancorp, Inc.	ConnectOne Bancorp, Inc.

Eagle Bancorp, Inc.	Washington Trust Bancorp, Inc.

Flushing Financial Corporation	Peapack-Gladstone Financial Corporation

Tompkins Financial Corporation	Bryn Mawr Bank Corporation

WSFS Financial Corporation	Camden National Corporation

Bancorp, Inc.	First of Long Island Corporation

Dime Community Bancshares, Inc.	Univest Corporation of Pennsylvania

Sandy Spring Bancorp, Inc.	Arrow Financial Corporation

Kearny Financial Corp.	Canandaigua National Corporation

The analysis compared publicly available financial information for Lakeland and the mean and median financial and market trading data for the Lakeland peer group as of or for the period ended June 30, 2015, if available, or the most recent quarterly available information, with pricing data as of July 30, 2015. The table below sets forth the data for Lakeland and the mean and median data for the Lakeland peer group.

Comparable Company Analysis

Lakeland Peer Group	Lakeland Peer Group
Lakeland	Median	Mean
Total Assets (in millions)	$3,699	$3,687	$3,975

Market Capitalization (in millions)	$438	$615	$612

Price / Tangible Book Value	157%	158%	167%

Price / Last Twelve Months Earnings Per Share	13.4	x	15.5	x	15.6	x

Current Dividend Yield	2.9%	3.0%	2.4%

Last Twelve Months Net Interest Margin	3.54%	3.30%	3.31%

Last Twelve Months Efficiency Ratio	60.0%	60.4%	59.9%

Last Twelve Months Return on Average Assets	0.92%	0.96%	0.89%

Tangible Common Equity / Tangible Assets	7.78%	8.53%	8.63%

Non-Performing Assets / Total Assets	0.88%	0.69%	0.61%

Pascack - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Pascack’s common stock for the three-year period ended July 30, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Pascack’s common stock against the movements in the prices of the NASDAQ Bank Index and the S&P 500 Index.

Pascack’s Three-Year Stock Performance
	Beginning Value July 30, 2012	Ending Value July 30, 2015
Pascack	0%	23.3%

NASDAQ Bank Index	0%	62.0%

S&P 500 Index	0%	52.2%

Lakeland - Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Lakeland’s common stock for the three-year period ended July 30, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Lakeland’s common stock against the movements in the prices of the Lakeland Peer Group, the NASDAQ Bank Index and the S&P 500 Index.

Lakeland’s Three-Year Stock Performance
	Beginning Value July 30, 2012	Ending Value July 30, 2015
Lakeland	0%	22.29%

Lakeland Peer Group	0%	44.0%

NASDAQ Bank Index	0%	62.0%

S&P 500 Index	0%	52.2%

Pascack - Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of Pascack common stock under various circumstances. The analysis assumed that Pascack performed in accordance with the internal financial projections for the years ending December 31, 2015 to December 31, 2017 and the estimated long-term annual growth rate for the years thereafter in all cases as provided by Pascack’s senior management. To approximate the terminal value of Pascack common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 12.0x to 20.0x and multiples of tangible book value ranging from 80% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pascack’s common stock.

During the Pascack Board of Directors meeting on August 3, 2015, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pascack common stock of $5.74 to $11.22 when applying multiples of earnings to the applicable amounts indicated in the Pascack projections and $5.13 to $10.53 when applying multiples of tangible book value to the applicable amounts indicated in the Pascack projections.

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x
11.0%	$6.73	$7.85	$8.97	$10.10	$11.22

12.0%	$6.46	$7.54	$8.62	$9.70	$10.77

13.0%	$6.21	$7.25	$8.28	$9.32	$10.35

14.0%	$5.97	$6.96	$7.96	$8.95	$9.95

15.0%	$5.74	$6.70	$7.65	$8.61	$9.57

Tangible Book Value Multiples

Discount Rate	80%	95%	110%	125%	140%
11.0%	$6.02	$7.14	$8.27	$9.40	$10.53

12.0%	$5.78	$6.86	$7.95	$9.03	$10.11

13.0%	$5.55	$6.59	$7.63	$8.67	$9.72

14.0%	$5.34	$6.34	$7.34	$8.34	$9.34

15.0%	$5.13	$6.09	$7.05	$8.02	$8.98

Sandler O’Neill also considered and discussed with the Pascack Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Pascack’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for Pascack common stock, using the same price to earnings multiples of 12.0x to 20.0x and a discount rate of 12.87%. This analysis indicates an imputed range of values per share of Pascack common stock of $4.68 to $13.01.

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$4.68	$5.46	$6.24	$7.02	$7.80

(20.0%)	$4.99	$5.83	$6.66	$7.49	$8.32

(15.0%)	$5.31	$6.19	$7.08	$7.96	$8.84

(10.0%)	$5.62	$6.56	$7.49	$8.43	$9.36

(5.0%)	$5.93	$6.92	$7.91	$8.90	$9.88

0.0%	$6.24	$7.28	$8.32	$9.36	$10.41

5.0%	$6.56	$7.65	$8.74	$9.83	$10.93

10.0%	$6.87	$8.01	$9.16	$10.30	$11.45

15.0%	$7.18	$8.38	$9.57	$10.77	$11.97

20.0%	$7.49	$8.74	$9.99	$11.24	$12.49

25.0%	$7.80	$9.10	$10.41	$11.71	$13.01

The following table describes the discount rate calculation for Pascack common stock prepared by Sandler O’Neill. The discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Based on Normalized 20 year US Treasury
Equity Risk Premium	5.00%	Per Duff & Phelps 2014 Valuation Handbook
Size Premium	3.87%	Per Duff & Phelps 2014 Valuation Handbook

Discount Rate	12.87%

Lakeland - Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value per share of Lakeland common stock under various circumstances. The analysis assumed that Lakeland performed in accordance with publicly available median analyst earnings per share estimates for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term earnings per share growth rate and dividend payout ratio for the years thereafter as discussed with the senior management of Lakeland.

To approximate the terminal value of Lakeland common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 14.0x to 19.0x and multiples of tangible book value ranging from 120% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Lakeland common stock.

At the August 3, 2015 Pascack Board of Directors meeting, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis performed by Sandler O’Neill indicated an imputed range of values per share of Lakeland common stock of $11.13 to $17.20 when applying multiples of earnings to the applicable amounts indicated in the median analyst earnings per share estimates and in light of the estimated long-term earnings per share growth rate and dividend payout ratio as discussed with the senior management of Lakeland, and $8.56 to $17.27 when applying multiples of tangible book value to the applicable amounts indicated in the median analyst earnings per share estimates and in light of the estimated long-term earnings per share growth rate and dividend payout ratio as discussed with the senior management of Lakeland.

Earnings Per Share Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
9.0%	$13.00	$13.84	$14.68	$15.52	$16.36	$17.20
10.0%	$12.49	$13.30	$14.11	$14.91	$15.72	$16.53
11.0%	$12.02	$12.79	$13.57	$14.34	$15.11	$15.89
12.0%	$11.56	$12.31	$13.05	$13.79	$14.54	$15.28
13.0%	$11.13	$11.84	$12.56	$13.27	$13.99	$14.70

Tangible Book Value Multiples

Discount Rate	120%	140%	160%	180%	200%	220%
9.0%	$9.98	$11.44	$12.90	$14.36	$15.82	$17.27
10.0%	$9.60	$11.00	$12.40	$13.80	$15.20	$16.60
11.0%	$9.24	$10.58	$11.93	$13.27	$14.61	$15.96
12.0%	$8.89	$10.18	$11.47	$12.76	$14.06	$15.35
13.0%	$8.56	$9.80	$11.04	$12.28	$13.52	$14.76

Sandler O’Neill also considered and discussed with the Pascack Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings per share. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Lakeland net income varied from 25% above estimates to 25% below estimates. This analysis indicates the following range of per share values for Lakeland common stock, using the same price to earnings multiples of 14.0x to 19.0x and a discount rate of 9.16%. This analysis indicates an imputed range of values per share of Lakeland common stock of $9.99 to $21.06.

Earnings Per Share Multiples

Annual Net Income Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(25.0%)	$9.99	$10.52	$11.25	$11.87	$12.50	$13.13
(20.0%)	$10.58	$11.25	$11.91	$12.58	$13.25	$13.92
(15.0%)	$11.16	$11.87	$12.58	$13.29	$14.00	$14.71
(10.0%)	$11.75	$12.50	$13.25	$14.00	$14.75	$15.51
(5.0%)	$12.33	$13.13	$13.92	$14.71	$15.51	$16.30
0.0%	$12.92	$13.75	$14.59	$15.42	$16.26	$17.09
5.0%	$13.50	$14.38	$15.26	$16.13	$17.01	$17.89
10.0%	$14.09	$15.01	$15.92	$16.84	$17.76	$18.68
15.0%	$14.67	$15.63	$16.59	$17.55	$18.51	$19.47
20.0%	$15.26	$16.26	$17.26	$18.26	$19.27	$20.27
25.0%	$15.84	$16.88	$17.93	$18.97	$20.02	$21.06

The following table describes the discount rate calculation for Lakeland common stock prepared by Sandler O’Neill. The discount rate equals the sum of the risk free rate, the equity risk premium and the size premium.

Risk Free Rate	4.00%	Based on Normalized 20 year US Treasury
2 Year Beta of Stock	103.10%	Bloomberg
Equity Risk Premium	5.00%	Per Duff & Phelps 2014 Valuation Handbook

Discount Rate	9.16%

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of comparable merger and acquisition transactions. The groups of merger and acquisition transactions included: (i) 18 transactions announced between August 3, 2014 and August 2, 2015 involving profitable nationwide banks as targets with total assets between $300 million and $600 million and announced deal values between $25 million and $75 million; and (ii) 15 transactions announced between January 1, 2012 and August 2, 2015 involving banks and thrifts in New Jersey and New York with announced deal values less than $100 million.

The nationwide transaction group was composed of the following transactions:

Acquiror/Target

First Merchants Corporation/ Ameriana Bancorp

Bear State Financial, Inc./ Metropolitan National Bank

Home Bancorp, Inc./ Louisiana Bancorp, Inc.

Southwest Bancorp, Inc./ First Commercial Bancshares, Inc.

Bank of the Ozarks, Inc./ Bank of the Carolinas Corporation

Heritage Commerce Corp./ Focus Business Bank

First Financial Bankshares, Inc./ FBC Bancshares, Inc.

Wintrust Financial Corporation/ Community Financial Shares, Inc.

Horizon Bancorp/ Peoples Bancorp, Inc.

Farmers National Banc Corp./ National Bancshares Corporation

United Community Banks, Inc./ MoneyTree Corporation

Stupp Bros., Inc./ Southern Bancshares Corp.

ESB Bancorp MHC/ Citizens National Bancorp, Inc.

Heartland Financial USA, Inc./ Community Banc-Corp. of Sheboygan, Inc.

Pacific Premier Bancorp, Inc./ Independence Bank

SKBHC Holdings LLC/ Greater Sacramento Bancorp

Stonegate Bank/ Community Bank of Broward

Banner Corporation/ Siuslaw Financial Group, Inc.

The regional transaction group was composed of the following transactions:

Acquiror/Target

Preferred Bank/ United International Bank

OceanFirst Financial Corp./ Colonial American Bank

Putnam County Savings Bank/ CMS Bancorp, Inc.

Cape Bancorp, Inc./ Colonial Financial Services, Inc.

Salisbury Bancorp, Inc./ Riverside Bank

Bridge Bancorp, Inc./ FNBNY Bancorp, Inc.

1st Constitution Bancorp/ Rumson-Fair Haven Bank & Trust Co.

First Bank/ Heritage Community Bank

Wilshire Bancorp, Inc./ BankAsiana

Haven Bancorp, MHC/ Hilltop Community Bancorp, Inc.

Lakeland Bancorp, Inc./ Somerset Hills Bancorp

TF Financial Corporation/ Roebling Financial Corp, Inc.

Hana Financial Group Inc./ BNB Financial Services Corporation

Northfield Bancorp, Inc. (MHC)/ Flatbush Federal Bancorp, Inc. (MHC)

Provident New York Bancorp/ Gotham Bank of New York

Sandler O’Neill reviewed the following multiples: transaction value per share to tangible book value, transaction value per share to last twelve months earnings per share, tangible book premium to core deposits and premium to target’s market price. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median and mean multiples of comparable transaction groups.

	Pascack / Lakeland		Median Nationwide Transactions		Mean Nationwide Transactions
Transaction Value Per Share /

Tangible Book Value Per Share:	129%		146%		160%

Adjusted Tangible Book Value Per Share¹:	165%

Last Twelve Months Earnings Per Share:	19.9	x	20.2	x	19.1	x

Tangible Book Premium to Core Deposits²:	5.0%		6.4%		7.0%

Premium to Target’s Market Price (July 30, 2015):	53.4%		29.6%		34.4%

[1]	Represents Pascack’s tangible book value per share after adjusting for the after-tax impact of the $10.5 million fixed asset mark to market adjustment, and assumes the conversion of Series C preferred stock into common stock.
[2]	Tangible book premium to core deposits calculated as (transaction value – tangible equity) / (core deposits). Core deposits equals total deposits less time deposits greater than $100,000.

	Pascack/ Lakeland		Median Regional Transactions		Mean Regional Transactions
Transaction Value Per Share /

Tangible Book Value Per Share:	129%		111%		104%

Adjusted Tangible Book Value Per Share¹:	165%

Last Twelve Months’ Earnings Per Share:	19.9	x	20.8	x	25.8	x

Tangible Book Premium to Core Deposits²:	5.0%		3.8%		3.8%

Premium to Target’s Market Price (July 30, 2015):	53.4%		29.7%		40.3%

[1]	Represents Pascack’s tangible book value per share after adjusting for the after-tax impact of the $10.5 million fixed asset mark to market adjustment, and assumes the conversion of Series C preferred stock into common stock.

[2]	Tangible book premium to core deposits calculated as (transaction value – tangible equity) / (core deposits). Core deposits equals total deposits less time deposits greater than $100,000.

Pro Forma Results and Capital Ratios

Sandler O’Neill analyzed certain potential pro forma effects of the merger on Lakeland, assuming the following, as provided by the senior management of Lakeland: (i) the merger closes on December 31, 2015; (ii) an aggregate transaction value of $43.8 million, based on Lakeland’s 10-day average closing stock price on July 30, 2015 of $11.85 per share; (iii) Lakeland would be able to achieve cost savings on Pascack’s projected non-interest expense; (iv) Lakeland would be able to achieve certain synergies; (v) a core deposit intangible asset; (vi) various purchase accounting and mark-to-market adjustments; and (vii) all vested and exercisable options of Pascack are cashed out at the deal price per share. The analyses indicated that for the year ending December 31, 2016, the merger (excluding transaction expenses) would be accretive to Lakeland’s projected earnings per share and, at closing, the merger would be dilutive to Lakeland’s tangible book value per share. The analyses also indicated that at closing the merger would maintain Lakeland’s regulatory capital ratios above the regulatory guidelines for “well capitalized” status. The actual results achieved by the combined entity, however, may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill acted as the financial advisor to Pascack’s Board of Directors in connection with the merger and will receive a transaction fee of 0.65% of the aggregate merger consideration to be paid as follows: (i) 15% of the fee was paid at the time of signing of the merger agreement and (ii) the remainder is payable at the time of closing of the merger. Pascack paid Sandler O’Neill a fee of $125,000 for rendering its opinion (which will be credited against the amount due at the closing of the merger). Pascack has also agreed to reimburse Sandler O’Neill for reasonable out-of-pocket expenses incurred in connection with its engagement up to $30,000, and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under applicable federal or state law. In connection with Sandler O’Neill’s engagement, Sandler O’Neill was not asked to, and did not, solicit indications of interest in a potential transaction involving Pascack from parties other than Lakeland. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Pascack and Lakeland and their affiliates. Sandler O’Neill may also actively trade the equity or debt securities of Pascack and Lakeland or their affiliates for its own account and for the accounts of Sandler O’Neill’s customers.

Additional Financial Advisor

Pascack and FinPro, Inc. (“FinPro”) have an agreement pursuant to which FinPro provides various consulting and financial advisory services to Pascack. As part of that agreement, Pascack committed to use FinPro Capital Advisors, Inc. (“FCA”), a wholly-owned broker-dealer subsidiary of FinPro, to serve as transaction advisor to Pascack in the event the Company undertook certain merger related transactions. Pascack retained the services of Sandler O’Neill in addition to FCA, and at Pascack’s request, on July 1, 2015, Pascack and FinPro entered into an addendum to their prior engagement letter. Under the addendum, FCA would serve with Sandler O’Neill as an additional transaction advisor, but would not render a fairness opinion. The addendum also fixed FCA’s compensation for their services on the transaction. Pascack has agreed to pay FCA an advisory fee equal to 0.60% of the aggregate merger consideration. A total of $100,000 of such fee was paid by Pascack upon the signing of the merger agreement (Pascack has the right to the return of $50,000 of such payment if the merger does not close), and the remainder is due upon the closing of the merger. FCA does not carry customer accounts nor does it actively trade in any securities of Pascack or Lakeland or any of their respective affiliates.

Financial Forecasts

Lakeland and Pascack do not as a matter of course publicly disclose internal management forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with the proposed merger, Lakeland and Sandler O’Neill (Pascack’s financial advisor) each requested, and Pascack’s management provided, Lakeland and Sandler O’Neill with, certain non-public financial forecasts prepared by Pascack’s management. No non-public financial forecasts were provided by Lakeland’s management.

Set forth below are the material financial forecasts that were provided by Pascack to Lakeland and Sandler O’Neill:

Material Financial Forecasts Provided by Pascack

(all amounts are approximate)

(dollars in thousands)

	As of period-end or for the period
	Projected 2015	Projected 2016	Projected 2017
Total assets	$412,812	$436,430	$469,207
Total equity	$34,333	$36,613	$39,389
Net income available to common stockholders	$2,072	$2,280	$2,776

The financial forecasts set forth above represent the most recent projections prepared by Pascack delivered to Lakeland and Sandler O’Neill prior to the announcement of the merger. At the time the financial forecasts were prepared, they represented the best good faith estimates and judgments of Pascack’s management team. These financial forecasts cannot be relied on as necessarily predictive of actual future operating results, and no assurance can be given regarding future events. The projections represent Pascack’s independent forecasts. The financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements and do not fully comply with generally accepted accounting principles in the United States (“GAAP”). In light of the foregoing, and considering that the Pascack shareholders’ meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any financial forecasts, Pascack shareholders are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts of Pascack involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “RISK FACTORS” and “FORWARD-LOOKING INFORMATION”, all of which are difficult to predict and many of which are beyond the control of Pascack and Lakeland and will be beyond the control of the combined company after the merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts prepared by Pascack represent its evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts, and actual values or future results could be significantly more or less favorable than what is suggested by the forecasts. The inclusion of these financial forecasts should not be interpreted as an indication that Pascack (or Lakeland) considers this information necessarily predictive of actual future results, and this information should not be relied on for that purpose. Lakeland and its management did not participate in preparing, and do not express any view on, Pascack’s financial forecasts set forth above, or the assumptions underlying such financial forecasts.

The prospective financial information of Pascack included in this proxy statement and prospectus has been prepared by, and is the responsibility of, Pascack’s management team. Neither Pascack’s or Lakeland’s auditors, nor any other independent registered public accounting firm, have examined, compiled or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither Lakeland nor Pascack intends to disclose publicly any update or other revision to these forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Lakeland’s Reasons for the Merger

Lakeland’s board of directors and management believe that both Pascack and Lakeland share a focus on community banking. In addition, the acquisition will enable Lakeland to expand into Bergen and Essex counties in New Jersey. Lakeland believes the demographics of these counties, in terms of per capita income and population, are favorable. In evaluating acquisition opportunities, Lakeland generally considers potential revenue enhancements and operating efficiencies, asset quality and interest rate risk.

Approval by the Lakeland Board of Directors

The Lakeland board of directors has approved the merger and the merger agreement, and believes that the proposed merger is in the best interests of Lakeland and its shareholders. Approval by the shareholders of Lakeland is not required by applicable law or by Lakeland’s certificate of incorporation, and is not being sought, in connection with the merger.

Terms of the Merger

Effect of the Merger

Upon completion of the merger, the separate legal existence of Pascack will cease. All property, rights, powers, duties, obligations, debts and liabilities of Pascack will automatically be deemed transferred to Lakeland, as the surviving corporation in the merger. Immediately following the merger of the holding companies, Pascack Community Bank will merge with and into Lakeland Bank, the separate legal existence of Pascack Community Bank will cease, and all property, rights, powers, duties, obligations, debts and liabilities of Pascack Community Bank will be transferred to Lakeland Bank, as the surviving bank in the bank merger.

What Pascack Shareholders Will Receive in the Merger

In the merger, 10% of the outstanding Pascack common stock (including shares issuable upon the conversion of preferred stock immediately prior to the effective time) will be exchanged for cash, without interest, and 90% will be exchanged for stock. Lakeland reserves the right to reduce the percentage of cash consideration that will be paid in the merger and increase the percentage of stock consideration that will be paid in the merger to the extent necessary to enable the tax opinion required for the merger to occur to be rendered. See “THE MERGER - Material United States Federal Income Tax Consequences” at page 81. Shareholders receiving cash in the merger will receive $11.35 for each share of Pascack common stock exchanged for cash in the merger. Subject to a possible adjustment in the exchange ratio described under “- Termination”, Pascack shareholders receiving Lakeland common stock in the merger will receive 0.9576 shares of Lakeland common stock for each share of Pascack common stock exchanged for stock in the merger (including shares issuable upon the conversion of preferred stock immediately prior to the effective time). In this document, we refer to the ratio of 0.9576 shares of Lakeland common stock to one share of Pascack common stock as the “exchange ratio.”

The merger agreement provides that holders of Pascack’s Perpetual Non-Cumulative Convertible Preferred Stock, Series C (the “Series C Preferred Stock”) will receive, at their election, for each outstanding share of Pascack Series C Preferred Stock that they own at the effective time, either shares of Lakeland common stock or cash, based on the per share stock and cash consideration to be paid to the holders of Pascack common stock, multiplied by the applicable number of shares of Pascack common stock into which such shares of Series C Preferred Stock are convertible, subject to proration, as previously described, so that 90% of the aggregate merger consideration will be shares of Lakeland common stock and 10% will be cash.

The merger agreement provides that in accordance with the provisions of Pascack’s certificate of incorporation applicable to its Series C Preferred Stock, Pascack will require the holders of such Series C Preferred Stock to accept the consideration provided for in the merger agreement in exchange for their shares of Series C Preferred Stock in the event that the holders of Pascack’s common stock approve the merger agreement. Pascack will advise the holders of Series C Preferred Stock of such requirement by sending to such holders a copy of this proxy statement and prospectus concurrently with the mailing of the proxy statement and prospectus to the holders of the Pascack common stock.

As described below under “Election Form; Exchange of Shares,” the Exchange Agent will modify on a pro rata basis, the elections of Pascack’s shareholders so that 10% of the aggregate merger consideration will be cash and 90% will be stock.

The closing price of Lakeland common stock on November 3, 2015, the last practicable date prior to the date of this proxy statement and prospectus was mailed to you, was $11.76.

If there is a stock split, stock dividend or similar transaction affecting Lakeland common stock prior to the closing, appropriate changes will be made to the exchange ratio. Certain shares of Pascack common stock held by Pascack or by Lakeland or its subsidiaries will be canceled in the merger and will not be converted into Lakeland common stock or cash.

If your Pascack shares are converted into Lakeland common stock, you will not receive any fractional shares of Lakeland common stock. Instead, you will receive, without interest, cash equal to the fractional share interest you otherwise would have received, multiplied by the average (rounded to four decimal places) of the daily closing sales prices of Lakeland common stock as reported on the Nasdaq Global Select Market for the 20 consecutive trading days ending on the date that all regulatory approvals are received. All shares of Pascack common stock held by a Pascack shareholder immediately prior to the effective time, or issuable upon the conversion of preferred stock immediately prior to the effective time, will be aggregated before determining the need to pay cash in lieu of fractional shares to such holder.

The price of Lakeland common stock at the time the merger takes effect may be higher or lower than the price: (1) when the merger agreement was signed; (2) when this proxy statement and prospectus was mailed; (3) when the Pascack shareholders meet to vote on the merger; or (4) when Pascack shareholders receive Lakeland stock certificates from the Exchange Agent following the merger. We urge you to obtain current market quotations for the Lakeland common stock and the Pascack common stock.

Election Form; Exchange of Shares

In a separate mailing being distributed concurrently with this proxy statement and prospectus, we have sent Pascack shareholders a “form of election” that we refer to as the “Election Form”. We will make additional copies of the Election Form available upon request. Each Pascack shareholder should use this election form to tell the Exchange Agent such shareholder’s preferences. Each Pascack shareholder may use the Election Form to elect to:

•	convert each of such shareholder’s Pascack shares into Lakeland common stock;

•	convert each of such shareholder’s Pascack shares into cash; or

•	convert a portion (in even 10% integrals) of such shareholder’s Pascack shares into Lakeland common stock and convert the balance of such shareholder’s Pascack shares into cash.

We will refer to all shares that are so designated for conversion into cash as “Cash Election Shares” and all shares that are so designated for conversion into Lakeland common stock as “Stock Election Shares.” Alternatively, each Pascack shareholder may indicate to the Exchange Agent that such shareholder has no preference as to whether such shareholder receives cash or Lakeland common stock pursuant to the merger. We will refer to these shares as “Non-Election Shares.” If a Pascack shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes such shareholder’s Election Form and does not submit a new Election Form prior to the deadline for the submission of the Election Form, the shares of Pascack stock held by such shareholder will be treated as “Non-Election Shares.” We refer to the number of shares equal to 10% of the shares of Pascack common stock outstanding immediately prior to the effective time of the merger, or issuable upon the conversion of the Series C Preferred Stock immediately prior to the effective time, as the “Cash Number,” and the number of shares equal to 90% of the shares of Pascack common stock outstanding immediately prior to the effective time, or issuable upon the conversion of the Series C Preferred Stock immediately prior to the effective time, as the “Stock Number.”

All elections must be made on an Election Form. To make an effective election, each Pascack shareholder must, in accordance with the Election Form, (i) complete properly and return the Election Form to the Exchange Agent in the envelope provided in the separate Election Form mailing being made concurrently with this proxy statement and prospectus and (ii) deliver to the Exchange Agent such shareholder’s Pascack stock certificates with respect to such shares and any other required documents, all prior to the election deadline, which will be 5:00 p.m. on the third business day prior to the date on which the merger is consummated. The merger could close as soon as immediately after the Pascack special meeting. Thus, you should assume that the election deadline may be as soon as 5:00 p.m. on December 9, 2015, the third business day prior to the date scheduled for the special meeting.

A holder of shares of Pascack common stock or Series C Preferred Stock having a preference as to the form of consideration to be received for his or her shares should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither Pascack nor Lakeland nor their respective boards of directors will make any recommendation as to whether shareholders should elect to receive cash or stock in the merger. Each holder of Pascack stock must make his or her own decision with respect to such election.

Subject to adjustment to comply with certain tax requirements, the cash and stock consideration payable in the merger will be allocated as follows:

Oversubscription for Stock. If the aggregate number of Stock Election Shares exceeds the Stock Number:

•	All Non-Election Shares and Cash Election Shares will be converted into the right to receive cash; and

•	The Stock Election Shares will be converted into the right to receive Lakeland common stock and cash in the following manner:

•	the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of those shares, referred to as “Cash Designated Shares,” so that the number of Cash Designated Shares will, when added to the number of Cash Election Shares and Non-Election Shares, equal as closely as practicable the Cash Number, and all of the Cash Designated Shares will be converted into the right to receive cash; and

•	the Stock Election Shares that are not selected as Cash Designated Shares will be converted into the right to receive shares of Lakeland common stock.

Oversubscription for Cash. If the aggregate number of Cash Election Shares exceeds the Cash Number:

•	all Non-Election Shares and Stock Election Shares will be converted into the right to receive Lakeland common stock; and

•	the Cash Election Shares will be converted into the right to receive Lakeland common stock and cash in the following manner:

•	the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of these shares, referred to as “Stock Designated Shares,” so that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, equal as closely as practicable the Stock Number, and all of the Stock Designated Shares will be converted into the right to receive Lakeland common stock; and

•	the Cash Election Shares not selected as Stock Designated Shares will be converted into the right to receive cash.

Other Outcomes. If the aggregate number of Cash Election Shares is equal to or less than the Cash Number and the aggregate number of Stock Election Shares is equal to or less than the Stock Number:

•	All Stock Election Shares will be converted into the right to receive Lakeland common stock;

•	All Cash Election Shares will be converted into the right to receive cash; and

•	All Non-Election Shares, if any, will be converted into the right to receive Lakeland common stock or the right to receive cash in the following manner:

•	The Exchange Agent will select from among the holders of Non-Election Shares, on a pro rata basis, a significant number of those shares, referred to as the “Stock Exchanged Shares,” so that the number of Stock Exchanged Shares will, when added to the number of Stock Election Shares, be equal as closely as practicable to the Stock Number, and all of those Stock Exchanged Shares will be converted into the right to receive Lakeland common stock; and

•	The Non-Election Shares not selected as Stock Exchanged Shares will be converted into the right to receive cash.

The Election Form will also serve as a letter of transmittal, which is the form Pascack shareholders will use to send their stock certificates to the Exchange Agent to be exchanged in the merger. The Election Form will have explicit instructions on how to exchange Pascack stock certificates. Certificates representing shares of Pascack common stock or Series C Preferred Stock MUST be sent in with your Election Form in the envelope provided in the separate election form mailing. Pascack shareholders should not send their stock certificates with their proxy card.

After Pascack shareholders surrender their Pascack stock certificates to the Exchange Agent and after the time the merger takes effect, former Pascack shareholders will receive cash and/or a certificate representing their shares of Lakeland common stock. At the time any new stock certificate is issued, former Pascack shareholders will also receive a check for any fractional shares. All shares of Pascack common stock and Series C Preferred Stock held by a shareholder immediately prior to the effective time of the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder. No interest will be paid with respect to any cash payable in the merger.

Stock Options

As of the record date for the Pascack special meeting, various directors, officers and employees of Pascack held options (referred to herein as “old stock options”) to purchase a total of 30,562 shares of Pascack common stock, all granted under Pascack’s equity compensation plans. All such options that are not exercised prior to the effective time will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Pascack common stock covered by the old stock option multiplied by the amount, if any, by which $11.35 exceeds the exercise price of the old stock option.

Each outstanding grant agreement pertaining to the grant by Pascack of stock options provides that the vesting of each such award will be accelerated upon the occurrence of a change in control. The merger will constitute a change in control with respect to those awards.

Lakeland Common Stock

Each share of Lakeland common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as Lakeland and Pascack mutually select. Neither regulatory approval nor the required approval of Pascack’s shareholders can be waived. Lakeland and Pascack presently expect to close the merger during the fourth quarter of 2015. See “THE MERGER - Conditions to the Merger” at page 74 and “THE MERGER - Regulatory Approvals” at page 79.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

Pascack

•	Organization of Pascack and its subsidiaries.

•	Capital structure of Pascack.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Liabilities incurred since March 31, 2015.

•	Brokers’ fees.

•	Absence of material adverse changes, since December 31, 2014, in Pascack’s consolidated business, results of operations or financial condition.

•	Absence of undisclosed material pending or threatened legal proceedings.

•	Filing of tax returns and payment of taxes.

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

•	Accuracy of information supplied by Pascack for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Disclosure of material contracts.

•	Absence of regulatory orders.

•	Quality of title to assets and properties.

•	Maintenance of adequate insurance.

•	Absence of material environmental violations, actions or liabilities.

•	Indemnification obligations of Pascack and its subsidiaries.

•	Validity and binding nature of loans reflected as assets in Pascack’s financial statements.

•	Inapplicability of anti-takeover provisions of New Jersey law to the merger.

•	Investment securities, deposits and other borrowings on Pascack’s statement of condition.

•	Intellectual property matters.

Lakeland

•	Organization of Lakeland and its subsidiaries.

•	Capital structure of Lakeland.

•	Due authorization, execution, delivery, performance and enforceability of the merger agreement and interrelationship with other agreements.

•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

•	Accuracy of reports filed with regulatory authorities.

•	Consistency of financial statements with generally accepted accounting principles and existence of suitable internal controls.

•	Accuracy of reports filed by Lakeland with the SEC.

•	Absence of material adverse changes, since December 31, 2014, in Lakeland’s consolidated business, results of operations or financial condition.

•	Accuracy of information supplied by Lakeland for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Lakeland common stock in the merger, this proxy statement and prospectus, and all applications filed with regulatory authorities for approval of the merger.

•	Compliance with applicable laws and regulations.

•	Absence of regulatory orders.

•	Regulatory capital.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use commercially reasonable efforts to maintain and preserve intact our respective business organizations, properties, leases, employees and advantageous business relationships.

In addition, Pascack agreed to conduct its business and to engage in transactions only in the ordinary and usual course consistent with past practices and prudent banking practice, except as otherwise required by the merger agreement or consented to by Lakeland. Subject to certain exceptions referred to in the merger agreement, Pascack also agreed in the merger agreement that Pascack will not, without the written consent of Lakeland except as otherwise specifically provided in the merger agreement:

•	declare or pay any dividends on its capital stock other than regular quarterly cash dividends on Pascack’s outstanding preferred stock not to exceed the rate provided therefor in Pascack’s certificate of incorporation;

•	repurchase, redeem or otherwise acquire any of its capital stock;

•	issue any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, except for (i) the issuance of up to a total of 30,562 shares of Pascack common stock upon the exercise of stock options outstanding on the date of the merger agreement and (ii) the issuance of up to a total of 246,957 shares of Pascack common stock upon the conversion of Pascack’s outstanding preferred stock in accordance with Pascack’s certificate of incorporation;

•	amend its certificate of incorporation or by-laws;

•	make any capital expenditures in excess of $50,000 in the aggregate;

•	enter into any new line of business or offer any new products or services;

•	acquire any business or any assets outside of the ordinary course of business;

•	take any action that is intended or may reasonably be expected to result in any of the conditions to closing the merger set forth in the merger agreement not being satisfied or not being satisfied prior to August 3, 2016;

•	change its methods of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred with in writing by Pascack’s independent auditors;

•	adopt, amend, or terminate any employee benefit plan;

•	increase the compensation or fringe benefits of any director, officer or employee, pay any benefit not required by any plan or agreement, pay any bonus or grant any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares;

•	other than in the ordinary course of business consistent with past practice, dispose of its material assets, properties or other rights or agreements;

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money;

•	file any application to relocate or terminate the operations of any of its banking offices;

•	create, renew, amend or terminate any material contract;

•	settle any claim in excess of $50,000 or involving any material restrictions on Pascack’s operations;

•	except in the ordinary course of business consistent with past practices and in amounts less than $250,000, waive or release any material right;

•	make loans that fall outside of parameters set forth in the merger agreement;

•	make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

•	except pursuant to commitments existing on the date of the merger agreement and disclosed to Lakeland, make any construction loans outside the ordinary course of business consistent with past practices, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

•	establish any new branch or other office facilities other than those for which all regulatory approvals have been obtained, and with respect to any new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

•	elect to the board of directors any person who is not a current member of Pascack’s board;

•	change any method of tax accounting, make and change any tax election, file any amended tax return, settle any tax liability or surrender any right to claim a tax refund;

•	take any other action outside of the ordinary course of business; or

•	agree to do any of the foregoing.

Pascack also agreed in the merger agreement, among other things:

•	to submit the proposed merger to its shareholders for approval at a shareholders’ meeting to be held as soon as is reasonably practicable after the date on which the registration statement, of which this proxy statement and prospectus is a part, is declared effective by the SEC;

•	through the Pascack board of directors, subject to applicable fiduciary obligations, to recommend that Pascack’s shareholders approve the merger agreement;

•	to provide Lakeland with certain financial statements as reasonably requested by Lakeland in order to enable Lakeland to comply with its reporting obligations under the Exchange Act;

•	to cooperate with Lakeland to conform certain policies and procedures to the policies and procedures followed by Lakeland; and

•	to provide Lakeland with any information about Pascack reasonably requested by Lakeland for use in any subsequent filings that Lakeland may be required to make in transactions unrelated to the merger.

Pascack has also agreed not to solicit any proposal from a third party with respect to a merger, consolidation or similar transaction involving, or any purchase of, all or more than 25% of the assets or voting power of Pascack or any of its subsidiaries. We refer to any such proposal as an “acquisition proposal.”

Similarly, Pascack has agreed not to participate in any negotiations concerning, or provide any confidential information with respect to, an acquisition proposal. These obligations are subject to certain exceptions in the merger agreement designed to assure that Pascack’s board of directors may exercise its fiduciary responsibilities in the event that a third party, acting on an unsolicited basis, makes an acquisition proposal prior to the consummation of the merger. In the event that Pascack receives any such proposal, Pascack is required to promptly (and in any event within 48 hours of receipt) disclose to Lakeland the identity of the person making the proposal and the substance of such proposal.

We jointly agreed, among other things:

•	to cooperate in preparing all regulatory and other filings to be made in connection with the merger;

•	to provide access to each other and to each other’s representatives;

•	subject to applicable provisions of the merger agreement, to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement and to obtain any consent of any governmental entity or other third party which is required in connection with the merger;

•	to deliver to each other monthly, quarterly and, if applicable, annual financial statements; and

•	to agree upon the form and substance of any press release or public disclosure related to the proposed merger.

Lakeland has agreed:

•	to use its reasonable best efforts to cause the Lakeland common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market;

•	to permit the Pascack employees who remain in Lakeland’s employ after the merger is consummated to participate in Lakeland’s employee benefit plans to the same extent as similarly situated employees of Lakeland and generally to credit such employees with the years of service earned as employees of Pascack;

•	to indemnify any current or former director or officer of Pascack against any claim, including any claim which relates in any way to the merger, this proxy statement and prospectus, the merger agreement, any of the transactions contemplated by the merger agreement, such person’s service as a member of the board of directors of Pascack, the events leading up to the execution of the merger agreement, any statement, recommendation or solicitation made in connection with the merger and any breach of any duty in connection with any of the foregoing, in each case to the extent that indemnification would have been permitted under any applicable law and Pascack’s certificate of incorporation and by-laws had the merger not occurred;

•	to cause the persons serving as officers and directors of Pascack immediately prior to the consummation of the merger to be covered by directors and officers liability insurance for a period of six years after the closing, subject to a limitation on the amount which Lakeland must spend for such insurance; and

•	to provide severance to any Pascack employee who is terminated or whose terms of employment are substantially adversely modified within one year after the date on which the merger is consummated.

Conditions to the Merger

Our obligations to effect the merger are subject to various conditions, including the following:

Conditions Applicable to Pascack and Lakeland

•	Pascack’s shareholders shall have approved the merger agreement and the transactions contemplated by that agreement;

•	the registration statement of which this proxy statement and prospectus is a part shall not be subject to an order - typically referred to as a stop order - demanding that we cease using these documents;

•	we shall have received all necessary approvals of governmental entities, such approvals shall not be subject to any material conditions, any conditions relating to such approvals shall have been satisfied and all statutory waiting periods shall have expired;

•	no order, judgment or decree shall be outstanding that would have the effect of preventing completion of the merger;

•	no suit, action or other proceeding shall be pending or threatened by any governmental entity seeking to restrain or prohibit the merger;

•	no suit, action or other proceeding shall be pending before any court or governmental entity seeking to restrain or prohibit the merger or obtain other substantial monetary or other relief against one or more of the parties which Lakeland or Pascack determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed;

•	Pascack and Lakeland shall have received from Lakeland’s counsel the tax opinion described under “THE MERGER - Material United States Federal Income Tax Consequences”; and

•	the shares of Lakeland common stock issuable in the merger shall have been authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Additional Conditions Applicable to Lakeland

In addition to the foregoing, Lakeland’s obligations to close the merger are also conditioned, among other things, on the following:

•	except for representations made as of a particular date, Pascack’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•	Pascack representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	Pascack shall have performed in all material respects the covenants which it is required to perform under the merger agreement;

•	Pascack shall have obtained all consents of any third parties, other than governmental entities, which are necessary to permit the consummation of the merger, except for those which would not materially adversely affect Pascack or Lakeland if not obtained;

•	none of such consents shall contain any term or condition which would materially adversely affect Lakeland; and

•	Pascack Community Bank shall have taken all necessary corporate action to effectuate the merger of Pascack Community Bank into Lakeland Bank immediately following the effective time of the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Additional Conditions Applicable to Pascack

In addition to the foregoing, Pascack’s obligations to close the merger are also conditioned, among other things, on the following:

•	except for representations made as of a particular date, Lakeland’s representations shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) at closing;

•	Lakeland representations made as of a particular date shall be true and correct in all material respects (or in all respects for representations which are qualified as to materiality) as of such date;

•	Lakeland shall have performed in all material respects the covenants which it is required to perform under the merger agreement; and

•	Lakeland Bank shall have taken all necessary corporate action to effectuate the bank merger immediately following the merger of the holding companies and all conditions to the closing of the bank merger shall have been satisfied or waived.

Except for the requirement of Pascack shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in “THE MERGER - Amendment; Waiver” below. However, neither of us anticipates waiving the condition that a tax opinion be delivered by Lakeland’s counsel.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, we may:

•	Amend the merger agreement.

•	Extend the time for the performance of any of the obligations or other acts of the other party required in the merger agreement.

•	Waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement.

•	Waive compliance by the other party with any of the agreements or conditions contained in the merger agreement, except for the requirements of Pascack shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Termination

Subject to certain qualifications described in the merger agreement, the merger agreement may be terminated under the following circumstances:

•	by agreement of Lakeland and Pascack;

•	by either Lakeland or Pascack:

•	if a required regulatory approval shall have been denied by final, non-appealable action, provided that the right to terminate will not be available to any party whose failure to comply with the merger agreement has been the cause of, or materially contributed to, such action;

•	if the merger is not consummated on or before August 3, 2016;

•	if Pascack’s shareholders fail to approve the merger;

•	if there is a breach of the other party’s representations in the merger agreement, and such breach is not cured within thirty days following written notice to the party committing such breach; provided, however, that neither party can terminate the merger agreement unless the breach, together with all other such breaches, would constitute a failure to satisfy a condition of closing;

•	if the other party materially breaches any covenant in the merger agreement; or

•	if the conditions to such party’s obligations to close are not capable of being satisfied on or before August 3, 2016.

•	by Pascack, if it approves an acquisition proposal, but only if:

•	at least four business days prior to entering into a definitive agreement relating to the acquisition proposal, Pascack provides Lakeland with a copy of that agreement;

•	Pascack’s board determines in good faith that approving that definitive agreement is legally necessary for the proper discharge of its fiduciary duties; and

•	after considering any response that Lakeland may have after reviewing that definitive agreement, the Pascack board determines in good faith that the transactions contemplated by that definitive agreement are reasonably likely to be consummated and would, if consummated, be more favorable to Pascack’s shareholders than the merger agreement and any transaction then being proposed by Lakeland.

We refer to this termination right as Pascack’s “fiduciary out.”

In addition, Pascack will have the right (which we refer to as the “pricing out”) to terminate the merger agreement in the event that both of the following events occur:

•	the average closing sales price of Lakeland common stock on the Nasdaq Global Select Market System, during the 20 consecutive full trading days ending on the date (referred to in this document as the “Determination Date”) on which all bank regulatory approvals for the merger have been received - an average price which we refer to as the “Lakeland Average Closing Price” - is less than $9.24 (the Lakeland Average Closing Price was $11.0465); and

•	the number obtained by dividing the Lakeland Average Closing Price on the Determination Date by $11.8530 shall be less than the number obtained by dividing the average of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date by $2,887.25 and subtracting 0.20 (this number is referred to as the “Index Ratio”) (the Lakeland Average Closing Price did not under-perform the Nasdaq Bank Index as described).

The effect of this provision is to enable Pascack to terminate the merger agreement if the market price of Lakeland common stock falls substantially, both in absolute terms (that is, below $9.24) and by comparison to the list of banking institutions that comprise the Nasdaq Bank Index. However, if Pascack seeks to exercise its pricing out, Lakeland will have the right to negate such termination by increasing the exchange ratio from 0.9576 to a formula amount determined in accordance with Section 8.1(k) of the merger agreement. Lakeland will not be required to take such action. If Lakeland does take such action, each share of Pascack common stock converted into Lakeland common stock in the merger will be converted into a number of shares of Lakeland common stock equal to the lesser of:

•	$8.8482 divided by the Lakeland Average Closing Price; or

•	a fraction, the numerator of which is 0.9576 times the Index Ratio and the denominator of which is the Lakeland Average Closing Price divided by $11.8530.

In addition, Lakeland will have the right to terminate the merger agreement under circumstances where, prior to Pascack shareholder approval, Pascack refuses to recommend that its shareholders approve the merger or adopts an alternative acquisition proposal, breaches its non-solicitation obligations with respect to alternative acquisition proposals in any material respect adverse to Lakeland or recommends that Pascack shareholders tender their shares (or fail to reject) a tender offer or exchange offer for 10% or more of the Pascack common stock.

Termination Fees

Pascack has agreed to pay a fee of $1,745,000 (which we refer to as the “Termination Fee”) to Lakeland and has agreed to reimburse Lakeland for up to $325,000 in out-of-pocket expenses (which we refer to as the “Termination Expenses”) in the circumstances described below. The merger agreement provides that the sum of the Termination Fee and the Termination Expenses shall not exceed $2,070,000, which we refer to as the “Maximum Amount.”

(i) If Pascack exercises its fiduciary out, it shall pay Lakeland the Termination Fee plus the Termination Expenses.

(ii) If )(A) a tender or exchange offer to acquire 50% or more of the voting power in Pascack or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving Pascack or any of its subsidiaries or any other proposal or offer to acquire in any manner 50% or more of the voting power in, or 50% or more of the business, assets or deposits of, Pascack or any of its subsidiaries (an “Acquisition Proposal”) shall have been made directly to Pascack shareholders or otherwise publicly disclosed or communicated or made known to any member of Pascack’s senior management or board of directors and (B) the merger agreement is thereafter terminated (x) by Lakeland or Pascack if the merger has not been consummated by August 3, 2016 or if approval of Pascack shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this proxy statement and prospectus is a part, (y) by Lakeland as a result of its termination right in connection with a breach of any of the representations or warranties on the part of Pascack which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by Lakeland as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of Pascack, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, then Pascack shall pay to Lakeland the Termination Expenses.

(iii) If (A) an Acquisition Proposal shall have been made directly to Pascack shareholders or otherwise publicly disclosed or communicated or made known to any member of Pascack’s senior management or board of directors and (B) the merger agreement is thereafter terminated (x) by Lakeland or Pascack if the approval of Pascack shareholders has not been obtained by reason of the failure to obtain the required vote at a duly held meeting or any adjournment or postponement thereof following the effectiveness of the registration statement of which this proxy statement and prospectus is a part, (y) by Lakeland as a result of its termination right in connection with a breach of any of the representations or warranties on the part of Pascack which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, or (z) by Lakeland as a result of its termination right in connection with a material breach of any of the covenants or agreements on the part of Pascack, which breach, if curable prior to the one year anniversary of the merger agreement, is not cured within 30 days following written notice, and within 12 months after the termination referred to in clause (x), (y) or (z), Pascack or any of its subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that was made, publicly disclosed or communicated prior to termination of the merger agreement), then Pascack shall pay to Lakeland a fee equal to the Maximum Amount less any Termination Expenses paid to Lakeland pursuant to clause (ii) set forth above.

Nasdaq Listing

Pascack’s obligation to complete the merger is subject to the condition that the Lakeland common stock issuable in the merger be authorized for listing on the Nasdaq Global Select Market.

Expenses

Subject to expense reimbursement in connection with certain types of termination, we will each pay all costs and expenses that we incur in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Exchange of Pascack Stock Certificates and Payment of Consideration

The conversion of Pascack stock into the right to receive Lakeland common stock or cash will occur automatically on the merger’s effective date. As soon as possible after the effective date of the merger, the Exchange Agent designated by Lakeland will send, to those Pascack shareholders who have not already submitted their stock certificates and Election Forms, a transmittal form, along with instructions, to use in exchanging Pascack stock certificates for Lakeland stock certificates or the cash portion of the merger consideration, as well as for cash in lieu of fractional shares. The Exchange Agent will mail certificates representing shares of Lakeland common stock, checks for the cash consideration and checks for cash in lieu of fractional share interests to former shareholders of Pascack as soon as reasonably possible following the closing and its receipt of certificates representing former shares of Pascack common stock or Series C Preferred Stock and other related documentation required by the Exchange Agent.

Pascack shareholders should not return their Pascack stock certificates with the enclosed proxy card. They should not send their Pascack stock certificates to the Exchange Agent until they are ready to submit their Election Forms or, if they do not submit an Election Form prior to the closing, until they receive the transmittal form after the closing.

Until the merger has been consummated and the certificates representing shares of Pascack common stock or Series C Preferred Stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or, in the case of former Pascack shareholders entitled to receive Lakeland stock, dividends or distributions on the Lakeland common stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. For all other purposes, however, each certificate representing shares of Pascack stock outstanding at the merger’s effective date will be deemed to evidence ownership of and the right to receive the shares of Lakeland common stock (and cash in lieu of fractional shares) and cash into which such shares have been converted.

None of the parties will be liable to any Pascack shareholder for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

No fractional shares of Lakeland common stock will be issued to any shareholder of Pascack upon completion of the merger. For each fractional share that would otherwise be issued, Lakeland will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by the Lakeland Average Closing Price. All shares of Pascack common stock or Series C Preferred Stock held by a former Pascack shareholder immediately prior to the merger will be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

Regulatory Approvals

Completion of the merger and the bank merger requires approval (or the issuance of a waiver) by the Federal Reserve Board, the FDIC and the New Jersey Department of Banking and Insurance. Approval by any of these bank regulators does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to Pascack’s shareholders. Applications were filed with the FDIC and the New Jersey Department of Banking and Insurance on August 28, 2015, and approvals were received in October 2015. A waiver request was submitted to the Board of Governors of the Federal Reserve System on October 5, 2015, and the waiver was granted in October 2015.

Interests of Management and Others in the Merger

In considering the recommendation of the Pascack board regarding the merger, Pascack shareholders should know that certain directors and officers of Pascack have interests in the merger in addition to their interests as shareholders of Pascack. All those additional interests are described below, to the extent they are material and are known to Pascack. The Pascack board and the Lakeland board were aware of these interests and considered them, among other matters, in approving the merger agreement:

Change-in-Control Agreements and Severance Arrangements. Each of the following officers of Pascack has a change in control agreement with Pascack, pursuant to which she or he will receive a lump-sum payment, in the amount set forth below, upon the consummation of the merger, as the merger will constitute a change of control under each such change in control agreement. The amounts below assume that the merger will be consummated on or before December 31, 2015.

Name of Pascack Officer	Title at Pascack	Lump-sum to be Paid Upon Consummation of the Merger
Nancy E. Graves	President and Chief Executive Officer	$715,000

Michael Kurzawski	Senior Vice President, Senior Commercial Loan Officer	$385,000

Mina Turelli	Senior Vice President, Compliance Officer	$140,000

John Scerbo	First Vice President, Commercial Loan Officer	$131,250

Suzanne Marcialis	Vice President Accounting/Finance	$135,000

Michael Trepicchio	Senior Vice President, Senior Credit Officer	$157,500

Michael Elayan	First Vice President, Retail Banking and Administrative Officer	$100,000

Bruce M. Meisel, a director of Pascack and its former president and chief executive officer, is a party to a separation and release agreement with Pascack Community Bank, pursuant to which Pascack Community Bank is obligated to continue to provide him with health insurance benefits (but not dental or life insurance benefits) until December 31, 2016. In addition, upon consummation of the merger, Pascack will be obligated to pay Mr. Meisel all payments due him through the remaining term of the separation and release agreement. He is paid $8,833 per month under the agreement, which has a term that ends on December 31, 2016. Therefore, Mr. Meisel will be entitled to a payment of $105,996 assuming a closing date of December 31, 2015.

In addition, certain Pascack employees who are not subject to the change in control agreements discussed above and whose employment is terminated or substantially adversely modified (other than for cause) within one year of the merger will be entitled to severance equal to two weeks of his or her then current base salary plus two additional weeks of salary for each year of service with Pascack or Pascack Community Bank.

Certain employees of Pascack and Pascack Community Bank will be entitled to a retention bonus if they maintain their employment with Pascack until that person’s job function has been converted or transitioned and that person does not accept an offer for continued employment.

Stock Options. All stock options to purchase Pascack common stock outstanding at the effective time of the merger will be forfeited or, if the holders execute and deliver prior to the effective time an option cancellation agreement, in form and substance reasonably satisfactory to Lakeland, cancelled in exchange for a payment to be made by Lakeland to any such holder promptly after the later of the effective time and Lakeland’s receipt of the holder’s option cancellation agreement and cancelled old stock option. The payment, referred to as the option cancellation amount, for each old stock option outstanding immediately prior to the effective time will equal the number of shares of Pascack common stock covered by the old stock option multiplied by the amount, if any, by which $11.35 exceeds the exercise price of the old stock option.

Each outstanding grant agreement pertaining to the grant by Pascack of stock options provides that the vesting of each such award will be accelerated upon the occurrence of a change in control. The merger will constitute a change in control with respect to those awards. See “- Terms of the Merger - Stock Options.”

Indemnification; Directors and Officers. The merger agreement requires Lakeland to indemnify each director and senior officer of Pascack and Pascack Community Bank to the fullest extent permitted under applicable law and Pascack’s certificate of incorporation and by-laws, for a period of six years after the merger is completed. The merger agreement also requires Lakeland to provide Pascack’s officers and directors with directors’ and officers’ liability insurance for at least six years after the merger takes effect upon terms and conditions not materially less advantageous than Pascack’s existing directors’ and officers’ insurance policy, subject to restrictions as to the price of such policy.

Share Ownership. As of November 4, 2015, the record date for the meeting, the directors and executive officers of Pascack beneficially owned in the aggregate approximately 1,513,536 shares, or 42.1%, of Pascack’s outstanding shares of common stock (excluding shares issuable upon the exercise of options and upon conversion of Pascack’s outstanding preferred stock). The directors of Pascack, who own approximately 40% of Pascack’s outstanding shares of common stock, have executed voting agreements, in which they committed to vote in favor of the merger agreement.

Other Arrangements. Upon consummation of the mergers, one (or, in Lakeland’s discretion, two) of the current members of Pascack’s board of directors as Lakeland shall designate prior to the effective time will be appointed to the Lakeland board.

Accounting Treatment

Lakeland will account for the merger under the acquisition method of accounting. Lakeland will record, at fair value, the acquired assets and assumed liabilities of Pascack. To the extent that the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Lakeland may record intangible assets, which include goodwill and core deposit intangibles. Lakeland will include in its results of operations the results of Pascack’s operations after completion of the merger.

Material United States Federal Income Tax Consequences

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of Pascack common stock or Series C Preferred Stock who exchange such shares of Pascack common stock or Series C Preferred Stock for shares of Lakeland common stock, cash, or a combination of shares of Lakeland common stock and cash pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Pascack common stock or Series C Preferred Stock who for United States federal income tax purposes is:

•	An individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Pascack common stock or Series C Preferred Stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Pascack common stock or Series C Preferred Stock, you should consult your tax advisor.

This discussion addresses only those Pascack shareholders that hold their Pascack common stock or Series C Preferred Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Pascack shareholders in light of their individual circumstances or to Pascack shareholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Pascack common stock or Series C Preferred Stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	shareholders who acquired their shares of Pascack common stock or Series C Preferred Stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Lakeland and Pascack have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters provided by Lakeland and Pascack, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications to be contained in the opinion of Lowenstein Sandler LLP to be delivered at closing and the assumptions and qualifications contained in this “Material United States Federal Income Tax Consequences” section of this proxy statement and prospectus, it is the opinion of Lowenstein Sandler LLP, counsel to Lakeland, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The obligation of Lakeland and Pascack to complete the merger is conditioned upon the receipt at closing of an opinion from Lowenstein Sandler LLP, counsel to Lakeland, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Lakeland and Pascack. This opinion will not be binding on the Internal Revenue Service or the courts. Lakeland and Pascack have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Pascack shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Pascack shareholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Pascack common stock or Series C Preferred Stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Consequences of the Merger Generally to Holders of Pascack Common Stock or Series C Preferred Stock if the Merger Qualifies as a Reorganization Under Section 368(a) of the Code. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•	gain or loss will be recognized by those holders receiving solely cash for Pascack common stock or Series C Preferred Stock pursuant to the merger equal to the difference between the amount of cash received by a holder of Pascack common stock or Series C Preferred Stock and such holder’s adjusted tax basis in such holder’s shares of Pascack common stock or Series C Preferred Stock;

•	no gain or loss will be recognized by those holders receiving solely shares of Lakeland common stock in exchange for shares of Pascack common stock or Series C Preferred Stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Lakeland common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Lakeland Common Stock” below);

•	gain (but not loss) will be recognized by those holders who receive shares of Lakeland common stock and cash in exchange for shares of Pascack common stock or Series C Preferred Stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Lakeland common stock and cash received by a holder of Pascack stock exceeds such holder’s adjusted tax basis in its Pascack common stock or Series C Preferred Stock, and (2) the amount of cash received by such holder of Pascack common stock or Series C Preferred Stock (except with respect to any cash received instead of fractional share interests in Lakeland common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Lakeland Common Stock” below);

•	the aggregate basis of the Lakeland common stock received in the merger will be the same as the aggregate basis of the Pascack common stock or Series C Preferred Stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in Lakeland common stock), decreased by any basis attributable to fractional share interests in Lakeland common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in Lakeland common stock for which cash is received); and

•	the holding period of Lakeland common stock received in exchange for shares of Pascack common stock or Series C Preferred Stock will include the holding period of the Pascack common stock or Series C Preferred Stock for which it is exchanged.

If holders of Pascack common stock or Series C Preferred Stock acquired different blocks of Pascack common stock or Series C Preferred Stock, respectively, at different times or at different prices, any gain or loss will be determined separately with respect to each block of Pascack common stock or Series C Preferred Stock and such holders’ basis and holding period in their shares of Lakeland common stock may be determined with reference to each block of Pascack common stock or Series C Preferred Stock. Any such holders should consult their tax advisors regarding the manner in which cash and Lakeland common stock received in the exchange should be allocated among different blocks of Pascack common stock or Series C Preferred Stock and with respect to identifying the bases or holding periods of the particular shares of Lakeland common stock received in the merger.

Gain that holders of Pascack common stock or Series C Preferred Stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Pascack common stock or Series C Preferred Stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Pascack common stock or Series C Preferred Stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Lakeland stock other than Lakeland stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of Pascack stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Lakeland Common Stock. A holder of Pascack common stock or Series C Preferred Stock who receives cash instead of a fractional share of Lakeland common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Lakeland common stock for cash. As a result, a holder of Pascack common stock or Series C Preferred Stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of Pascack common stock or Series C Preferred Stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Lakeland and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Tax Consequences if the Merger Fails to Qualify as a Reorganization. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder of Pascack common stock or Series C Preferred Stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Lakeland common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Pascack common stock or Series C Preferred Stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Pascack common stock or Series C Preferred Stock exchanged in the merger.

Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Pascack will be subject to tax on the deemed sale of its assets to Lakeland, with gain or loss for this purpose measured by the difference between Pascack’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor or, in other words, the cash and shares of Lakeland common stock plus liabilities assumed in the merger, and Lakeland will become liable for any tax liability of Pascack resulting from the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are urged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Resale of Lakeland Common Stock

The Lakeland common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any Pascack shareholder who may be deemed to be:

•	an “affiliate” of Pascack for purposes of Rule 145 under the Securities Act; or

•	an “affiliate” of Lakeland for purposes of Rule 144 under the Securities Act.

Affiliates will include persons - generally executive officers, directors and 10% or more shareholders - who control, are controlled by, or are under common control with, Lakeland or Pascack at the time of the Pascack special meeting, and with respect to Lakeland, at or after the effective date of the merger.

Pascack’s affiliates will be subject to Rules 144 and 145. Those rules restrict the sale of shares of Lakeland common stock received in the merger by affiliates and certain of their family members and related interests. Under those rules:

•	Generally, during the six months following the effective date of the merger, those persons who are affiliates of Pascack at the time of the Pascack special meeting, provided they are not affiliates of Lakeland at or following the merger’s effective date, may publicly resell any shares of Lakeland common stock received by them in the merger, subject to certain limitations and requirements. These limitations and requirements include the amount of Lakeland common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Lakeland.

•	After the six-month period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Lakeland as required by Rule 144.

•	After the one-year anniversary of the closing of the merger, such affiliates will not be subject to any such restrictions.

Persons who are affiliates of Lakeland after the merger’s effective date may publicly resell any shares of Lakeland common stock received by them in the merger, subject to the same limitations and requirements as apply to Pascack affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Lakeland common stock received in the merger under Rule 144 or Rule 145, as summarized in this proxy statement and prospectus, generally will be subject to Lakeland’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

This proxy statement and prospectus does not cover any resales of shares of Lakeland common stock received by persons who may be deemed to be affiliates of Lakeland or Pascack.

No Appraisal Rights

Pascack shareholders will not have any rights to dissent, otherwise known as appraisal rights, with respect to the merger.

Voting Agreements

As a condition to Lakeland’s execution of the merger agreement, members of Pascack’s board of directors have entered into a voting agreement with Lakeland. A copy of the form of voting agreement is attached to this proxy statement and prospectus as Exhibit B to Annex A. Under the voting agreement, the directors who are parties to such agreement have agreed to vote in favor of the merger and against any competing proposal. This commitment, however, is subject to the “fiduciary out” provision of the merger agreement described above. Pascack’s directors have also agreed in such voting agreements not to commence, join as a plaintiff, participate as a member of any purported or actual class, or otherwise assist, facilitate or encourage any legal proceeding which seeks to prohibit or restrain, or which, if successful, would have the effect of preventing or restraining, or otherwise having an impact on the consideration to be received with respect to the mergers. As of the record date for the Pascack special meeting, the directors of Pascack, all of whom have executed voting agreements, beneficially owned in the aggregate approximately 40% of Pascack’s outstanding common stock.

BUSINESS OF LAKELAND

Financial and other information relating to Lakeland is set forth in Lakeland’s 2014 Annual Report on Form 10-K, which is incorporated by reference in this proxy statement and prospectus. Lakeland will furnish you with copies of the documents incorporated by reference in this proxy statement and prospectus upon request. See “WHERE YOU CAN FIND MORE INFORMATION” at page 93.

BUSINESS OF PASCACK

See “SUMMARY- The Companies” at page 6.

On August 10, 2015, a complaint was filed against Pascack and the members of its Board of Directors in the Superior Court of New Jersey, Bergen County, seeking class action status and asserting that Pascack and the members of its Board had violated their duties to Pascack’s shareholders in connection with the proposed merger with Lakeland. The complaint also alleges that Lakeland has aided and abetted the individual defendants in their alleged breaches of fiduciary duties. The litigation is in its very early stages, and Pascack’s and Lakeland’s time to answer has not yet run. Pascack and Lakeland believe this complaint is without merit, and intend to vigorously defend against this complaint.

On August 24, 2015, a second complaint, alleging the same causes of action, was also filed in the Superior Court of New Jersey, Chancery Division, Bergen County, against Pascack, its Board members, and Lakeland. Pursuant to agreement among counsel, subject to Court approval, the two matters (and any action subsequently filed or transferred to the Court) will be consolidated in the Superior Court of New Jersey, Law Division, Bergen County.

On November 3, 2015, the plaintiffs filed a consolidated amended class action complaint, which reiterates and expands their prior claims based upon the information contained in Lakeland’s Form S-4 Registration Statement.

Pascack and Pascack Community Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the business of Pascack and Pascack Community Bank. Management does not believe that there is any pending or threatened proceeding against Pascack or Pascack Community Bank, which if determined adversely, would have a material effect on the business or financial position of Pascack.

DESCRIPTION OF LAKELAND CAPITAL STOCK

The authorized capital stock of Lakeland consists of 70,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of June 30, 2015, there were 37,903,282 shares of Lakeland common stock issued and outstanding. As of the same date, there were no shares of preferred stock issued or outstanding. All outstanding shares of Lakeland common stock are fully paid and non-assessable. The Lakeland common stock is listed on the NASDAQ Global Select Market under the symbol “LBAI.”

Lakeland has no options, warrants or other rights authorized, issued or outstanding other than options, restricted stock and restricted stock units granted under Lakeland’s equity compensation plans.

Common Stock

Dividends

The holders of Lakeland common stock share ratably in dividends when and if declared by Lakeland’s board of directors from legally available funds. Declaration and payment of cash dividends by Lakeland depends upon cash dividend payments to it by Lakeland’s subsidiaries, which are Lakeland’s primary source of revenue and cash flow. Lakeland is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of

Lakeland, and consequently the right of creditors and shareholders of Lakeland, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Lakeland in its capacity as a creditor may be recognized.

Dividends by Lakeland and its subsidiaries are subject to various limitations imposed by federal and state laws and by regulations and policies adopted by federal and state regulatory agencies. Under New Jersey law, a bank may not pay dividends unless, following the dividend payment, the capital stock of the bank would be unimpaired and either the bank will have a surplus of not less than 50% of its capital stock, or, if not, the payment of the dividend will not reduce the surplus of the bank.

If, in the opinion of the FDIC, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice - which could include the payment of dividends - the FDIC may require, after notice and hearing, that such bank cease and desist from such practice or, as a result of an unrelated practice, require the bank to limit dividends in the future. The Federal Reserve Board has similar authority with respect to bank holding companies. In addition, the Federal Reserve Board and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Regulatory pressures to reclassify and charge off loans and to establish additional loan loss reserves can have the effect of reducing current operating earnings and thus impacting an institution’s ability to pay dividends. Further, bank regulatory authorities have established guidelines with respect to the maintenance of appropriate levels of capital by a bank or bank holding company under their jurisdiction. Compliance with the standards set forth in these policy statements and guidelines could limit the amount of dividends which Lakeland and Lakeland Bank may pay.

Voting Rights

At meetings of shareholders, holders of Lakeland common stock are entitled to one vote per share. The quorum for shareholders’ meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Lakeland common stock at a meeting at which a quorum is present.

The Lakeland board of directors is divided into three classes, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Lakeland board of directors is elected each year and the directors serve for terms of up to three years.

The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire board of directors. The affirmative vote of at least eighty percent of the outstanding voting stock of Lakeland is required to amend or repeal the provisions of the Lakeland certificate of incorporation relating to the classification of the board of directors. In addition, shareholders may remove any director from office only for cause, as defined in the Lakeland certificate of incorporation.

Lakeland common stock currently trades on the Nasdaq Global Select Market. Under Nasdaq’s applicable rules, approval of Lakeland’s shareholders is required for the issuance of shares of Lakeland common stock or securities convertible into or exercisable for Lakeland common stock if the issuance of such securities:

•	Is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities to be issued will have 20% or more of the voting power outstanding before such issuance;

•	Is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Lakeland has a 5% or greater interest, and the issuance of the securities could result in an increase in outstanding Lakeland common stock or voting power of 5% or more;

•	Is in connection with a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Lakeland common stock, or have 20% or more of the voting power, outstanding before issuance;

•	Would result in a change in control of Lakeland; or

•	Is in connection with the adoption or material modification of a stock compensation plan.

Pre-Emptive Rights; Redemption

Holders of Lakeland common stock do not have pre-emptive rights to acquire any additional shares of Lakeland common stock. Lakeland common stock is not subject to redemption.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Lakeland, holders of its common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, subject to the rights of holders of any preferred stock that Lakeland may issue in the future, as described below.

Anti-Takeover Provisions in the Certificate of Incorporation and New Jersey Law Provisions

Lakeland’s certificate of incorporation and by-laws contain certain provisions which may have the effect of deterring or discouraging an attempt to take control of Lakeland. These provisions:

•	Divide Lakeland’s board of directors into three classes serving staggered three-year terms;

•	Prevent the shareholders from removing directors without cause;

•	Require that shares with at least 80% of the total voting power, and shares with at least two thirds of the total voting power after excluding any 20% shareholder, approve a merger or other similar transaction if the transaction is not approved, in advance, by Lakeland’s board of directors;

•	Require that shares with at least 80% of the total voting power approve the repeal or amendment of certain provisions of Lakeland’s certificate of incorporation;

•	Authorize the Lakeland board to consider all factors that it deems relevant in evaluating a pending tender offer or other potentially hostile acquisition; and

•	Require advance notice of nominations for the election of directors and require any individuals so nominated to be present in person at the meeting at which he or she is voted upon.

The New Jersey Business Corporation Act also contains certain provisions applicable to Lakeland that may have the effect of deterring or discouraging an attempt to take control of Lakeland. Specifically:

•	The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, a board may, in addition to considering the effects of any action on shareholders, consider any of the following:

•	the effects of the proposed action on the corporation’s employees, suppliers, creditors and customers;

•	the effects on the community in which the corporation operates; and

•	the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation.

•	Lakeland is subject to the New Jersey Shareholders Protection Act, which prohibits certain New Jersey public corporations from engaging in business combinations - including mergers, consolidations,

significant asset dispositions and certain stock issuances - with any 10% shareholder for five years after such person becomes a 10% shareholder, unless the business combination is approved by the board of directors prior to the date that the shareholder became a 10% shareholder. In addition, the Protection Act prohibits any business combination at any time with a 10% shareholder other than a transaction that is approved by the board of directors in advance or is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the 10% shareholder, or satisfies certain “fair price” and related criteria.

Preferred Stock

Lakeland has 1,000,000 shares of authorized but unissued preferred stock. These shares are typically referred to as “blank check” preferred stock. This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation. In general, our restated certificate of incorporation, as amended, authorizes our board of directors to issue new shares of our common stock or preferred stock without further shareholder action, provided that there are sufficient authorized shares.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of our common stock do not have preemptive rights with respect to any newly issued stock. Our board could adversely affect the voting power of holders of our common stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. In the event of a proposed merger, tender offer or other attempt to gain control of Lakeland that the board of directors does not believe to be in the best interests of its shareholders, the board could issue preferred stock which could make any such takeover attempt more difficult to complete. Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of our company and our shareholders.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the merger, certain of Pascack’s shareholders will receive shares of Lakeland common stock in exchange for their shares of Pascack common stock or Series C Preferred Stock. The following is a summary of certain material differences between the rights of holders of Pascack common stock and Series C Preferred Stock and the rights of holders of Lakeland common stock. Since both Lakeland and Pascack are incorporated in New Jersey and are both governed by the New Jersey Business Corporations Act, these differences arise from their respective certificates of incorporation and by-laws. Although it is impractical to compare all of the aspects in which the companies’ governing instruments differ with respect to shareholders’ rights, the following discussion summarizes certain significant differences. This summary is qualified in its entirety by reference to the applicable provisions of the companies’ governing instruments.

Directors

Lakeland’s certificate of incorporation provides for the election of directors on a three year staggered term basis. Pascack’s certificate of incorporation does not provide for a staggered board; all of its directors are elected annually.

Lakeland’s by-laws exclude certain persons from election to the board. Directors may not serve on the board of any other financial institution or bank or savings and loan holding company. Pascack does not provide for similar limitations.

Vote Required

Lakeland’s certificate of incorporation provides several instances - most of which relate to the amendment of provisions in the certificate of incorporation - in which a greater than majority voting requirement is imposed for purposes of determining whether shareholders have approved a particular matter. For example, the affirmative vote of holders of at least 80% of Lakeland’s outstanding voting stock is required to amend or repeal provisions in Lakeland’s certificate of incorporation relating to (i) the authority of Lakeland’s board of directors to issue stock without prior shareholder approval, (ii) the number and terms of directors, including the classification of the Lakeland board, (iii) the considerations to be taken into account by the Lakeland board in evaluating acquisition offers and (iv) the requisite shareholder vote in respect of acquisitions of Lakeland. The affirmative vote of holders of at least 80% of Lakeland’s outstanding voting stock is also required to amend, alter or repeal Lakeland’s bylaws (provided that Lakeland’s board may alter, amend or repeal the bylaws without any shareholder action). In addition, (i) the affirmative vote of the holders of at least 80% of Lakeland’s voting stock is required to approve a merger or consolidation of Lakeland with, or a sale, exchange or lease of all or substantially all of Lakeland’s assets to, any person or entity where Lakeland’s board of directors has not recommended the transaction to Lakeland’s shareholders, and (ii) the affirmative vote of the holders of at least 80% of Lakeland’s voting stock, and the affirmative vote of the holders of at least 67% of Lakeland’s voting stock not held by a “Controlling Party” (defined as any shareholder owning or controlling 20% or more of Lakeland’s voting stock at the time of the proposed transaction), is required to approve certain mergers, consolidations, sales, exchanges or leases of all or substantially all of Lakeland’s assets not recommended by Lakeland’s board.

Pascack’s certificate of incorporation does not contain greater than majority voting requirements.

Pascack’s directors, like Lakeland’s directors, are elected by a plurality of the votes cast.

Exculpation of Directors and Officers

New Jersey law permits a corporation to provide that its directors and officers will not be liable to the corporation or its shareholders for breach of fiduciary duties, provided that the law does not excuse:

•	a breach of the duty of loyalty;

•	an act or omission that is not in good faith;

•	a knowing violation of law; or

•	receipt of an improper personal benefit.

Both Pascack’s certificate of incorporation and Lakeland’s certificate of incorporation contain this exculpatory language.

Indemnification

Lakeland’s by-laws permit, but do not require, that directors and officers be indemnified from specific actions. Pascack’s certificate of incorporation and by-laws require that directors and officers be indemnified from specific actions.

Preferred Stock

The holders of Pascack’s Series C Preferred Stock have specific rights under the certificate of incorporation of Pascack. Unlike the holders of Pascack common stock or the holders of Lakeland common stock, holders of Pascack Series C Preferred Stock are entitled to a fixed, non-cumulative dividend that is payable prior to any payment on the Pascack common stock. In the event of a voluntary or involuntary liquidation, the holders of Pascack Series C Preferred Stock are entitled to a liquidation preference equal to $20 per share plus the amount of any declared and unpaid dividends on each such share that would be payable prior to any payment on the Pascack common stock. However, the merger of Pascack with and into Lakeland would not constitute a “liquidation” for purposes of the Pascack Series C Preferred Stock liquidation provisions. Holders of Pascack Series C Preferred Stock are not entitled to vote except as mandated by state law, unlike the Pascack common stock and Lakeland common stock, which have full voting rights. The Pascack Series C Preferred Stock is convertible into common stock of Pascack at a specified rate that varies depending upon the period of time that the applicable shares have been outstanding. Pursuant to the provisions of the Pascack certificate of incorporation, the Pascack Board has taken the steps necessary to require the holders of Pascack’s Series C Preferred Stock to accept the consideration provided for in the merger agreement in exchange for their shares of Series C Preferred Stock in the event that the holders of Pascack’s common stock approve the merger agreement.

LEGAL MATTERS

The validity of the shares of Lakeland common stock to be issued in the merger has been passed upon for Lakeland by Lowenstein Sandler LLP, counsel to Lakeland. Lowenstein Sandler LLP will also render the opinion referred to under “THE MERGER - Material United States Federal Income Tax Consequences.”

EXPERTS

The consolidated financial statements of Lakeland Bancorp, Inc. (the Company) as of December 31, 2014 and 2013, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Lakeland Bancorp, Inc. for the year ended December 31, 2012 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pascack Bancorp, Inc. as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014, have been included herein, in reliance upon the report of Baker Tilly Virchow Krause, LLP, independent auditor appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this proxy statement and prospectus, Pascack does not know of any other matter that will be presented for consideration at its special meeting of shareholders other than as described in this proxy statement and prospectus. However, if any other matter is to be voted upon, the form of proxy submitted to shareholders of Pascack shall be deemed to confer authority to the individuals named as proxies to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger will be voted in favor of any adjournment or postponement of the Pascack special meeting.

WHERE YOU CAN FIND MORE INFORMATION

Lakeland filed a registration statement on Form S-4 to register with the SEC the Lakeland common stock to be issued to Pascack shareholders in the merger. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Lakeland in addition to being a proxy statement of Pascack for Pascack’s special meeting of shareholders. As allowed by SEC rules, this proxy statement and prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

In addition, Lakeland files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Lakeland, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Lakeland to “incorporate by reference” information in this document. This means that Lakeland can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Lakeland previously filed with the SEC. They contain important information about Lakeland and its financial condition.

LAKELAND BANCORP, INC.

File No. 000-17820

Report	Applicable period/filing date
Annual Report on Form 10-K	Year ended December 31, 2014

Quarterly Reports on Form 10-Q	Periods ended March 31, 2015 and June 30, 2015

Current Reports on Form 8-K	Filed with the SEC on January 30, 2015, March 2, 2015, March 20, 2015, April 23, 2015, May 21, 2015, July 22, 2015, August 4, 2015, August 7, 2015 and October 27, 2015 (except for such information that is deemed furnished and not filed in accordance with SEC rules)

Description of Common Stock contained in Registration Statement on Form 8-A	Filed with the SEC on February 18, 2000 (including any amendment or report filed with the SEC for the purpose of updating this description)

Lakeland incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. However, information that is deemed “furnished”, as distinct from “filed”, in Current Reports on Form 8-K is not incorporated in this proxy statement and prospectus.

You can obtain any of the documents incorporated by reference in this document through Lakeland, or from the SEC through the SEC’s web site at the address described above. Documents incorporated by reference are available from Lakeland without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Lakeland at the following address:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Telephone: (973) 697-2000

Attention: Timothy J. Matteson, Esq.

Executive Vice President, General Counsel and Corporate Secretary

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 7, 2015, TO RECEIVE THEM BEFORE THE PASCACK SHAREHOLDERS’ MEETING. If you request from us any documents incorporated by reference in this document, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN THE DOCUMENTS LAKELAND HAS PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

IF YOU LIVE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of August 3, 2015, is by and between Lakeland Bancorp, Inc., a New Jersey corporation (“Parent”), and Pascack Bancorp, Inc., a New Jersey corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations” or the “Parties” or individually referred to as a “Constituent Corporation” or a “Party.” Defined terms are described in Section 9.11 of this Agreement.

RECITALS

A. Parent desires to acquire the Company and the Company’s Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of the Company and its shareholders. The acquisition will be accomplished by (i) merging the Company with and into Parent, with Parent as the surviving corporation (the “Merger”), (ii) immediately after the Effective Time of the Merger, merging Pascack Community Bank, a New Jersey-chartered commercial bank (the “Company’s Bank”) and a wholly-owned subsidiary of the Company, with and into Lakeland Bank, a New Jersey-chartered commercial bank (the “Parent’s Bank”) and a wholly-owned subsidiary of Parent, with the Parent’s Bank as the surviving corporation, as provided in Section 1.14 of this Agreement, and (iii) the Company’s shareholders receiving the Aggregate Merger Consideration hereinafter set forth. The Boards of Directors of each of the Company and Parent have duly adopted and approved this Agreement and the Board of Directors of the Company has directed that this Agreement be submitted to the shareholders of the Company for approval.

B. The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the New Jersey Business Corporation Act (the “BCA”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the Laws of the State of New Jersey. The name of the Surviving Corporation shall continue to be Lakeland Bancorp, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing, Closing Date, Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the Parties, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., at the offices of Lowenstein Sandler LLP, 65 Livingston Avenue, Roseland, New Jersey, on a date determined by Parent on at least five Business Days prior notice (the “Closing Notice”) given to the Company, which date (the “Closing Date”) shall be not more than twenty (20) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). In the Closing Notice, Parent shall specify the “Determination Date”, which date shall be the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period) and either Party has notified the other in writing that all such approvals (and waivers, if applicable) have been received. Simultaneous with or immediately following the consummation of the Closing, Parent and the Company shall cause to be filed, with the Department of the Treasury of the State of New Jersey, a certificate of merger relating to the Merger, in form and substance reasonably satisfactory to Parent and the Company and consistent with the terms of this Agreement (the “Certificate of Merger”). The Certificate of Merger shall specify the Effective Time of the Merger. For purposes of this Agreement, the term “Effective Time” shall mean (i) a date and time following the consummation of the Closing agreed to by Parent and the Company and set forth in the Certificate of Merger (which date and time the Parties currently anticipate will be the close of business on the Closing Date) or (ii) in the event that the Parties fail to specify such date and time in the Certificate of Merger, the time of the filing of the Certificate of Merger. The Merger shall be effective as of the Effective Time.

1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Parent and the Company and, thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Parent and the Company shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Parent and the Company and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Parent and the Company in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Parent or the Company is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Parent or the Company if the Merger had not occurred.

1.4 Conversion of Company Common Stock and Company Series C Preferred Stock.

(a) At the Effective Time, subject to the other provisions of this Section 1.4 and Sections 2.2(e) and 8.1(k) of this Agreement, each share of the Company’s common stock, no par value (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held in the Company’s treasury and (ii) shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5 of the Agreement, either:

(I) 0.9576 shares of common stock, no par value, of Parent (“Parent Common Stock”) (such shares, the “Per Share Common Stock Consideration” and the ratio of such number to one, the “Common Exchange Ratio”); or

(II) cash in an amount equal to eleven dollars and thirty-five cents ($11.35) (the “Per Share Common Cash Consideration”).

(b) For purposes of this Agreement, (i) the term “Per Share Preferred Stock Consideration” shall mean, for each share of the Company’s Perpetual Non-Cumulative Convertible Preferred Stock, Series C, no par value (“Company Series C Preferred Stock”) outstanding immediately prior to the Effective Date, the number of shares of Parent Common Stock (rounded to four decimals) equal to the Per Share Common Stock Consideration multiplied by the number (each such number, the applicable “Conversion Number”) of shares of Company Common Stock into which such share of Series C Preferred Stock is convertible under the Company’s certificate of incorporation immediately prior to the Effective Time (it being understood that pursuant to such certificate of incorporation, there are two different Conversion Numbers as a result of shares of Company Series C Preferred Stock having been issued on two separate issuance dates), (ii) the term “Per Share Stock Consideration” shall mean the Per Share Common Stock Consideration if applicable to a share of Company Common Stock or the applicable Per Share Preferred Stock Consideration if applicable to a share of Company Series C Preferred Stock, (iii) the term “Per Share Preferred Cash Consideration” shall mean the Per Share Common Cash Consideration multiplied by the applicable Conversion Number and (iv) the term “Per Share Cash Consideration” shall mean the Per Share Common Cash Consideration if applicable to a share of Company Common Stock or the applicable Per Share Preferred Cash Consideration if applicable to a share of Company Series C Preferred Stock.

(c) At the Effective Time, subject to the other provisions of this Section 1.4 and Sections 2.2(e) and 8.1(k) of this Agreement, each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Series C Preferred Stock held in the Company’s treasury and (ii) shares of Company Series C Preferred Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (except for Trust Account Shares and DPC Shares)), shall by virtue of this Agreement and without any action on the part of the Company, Parent or the holder thereof, cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.5 of the Agreement, either:

(I) the Per Share Preferred Stock Consideration applicable to such share of Company Series C Preferred Stock (the ratio of each such number to one being referred to herein as the applicable “Preferred Exchange Ratio”); or

(II) cash in an amount equal to the Per Share Preferred Cash Consideration applicable to such share of Company Series C Preferred Stock.

(d) At the Effective Time, (i) all shares of Company Common Stock and Company Series C Preferred Stock that are owned by the Company as treasury stock and (ii) all shares of Company Common Stock and Company Series C Preferred Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock and Company Series C Preferred Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock and Company Series C Preferred Stock, and shares of Parent Common Stock which are similarly held, being referred to herein as “DPC Shares”)), shall be canceled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(e) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series C Preferred Stock (the “Certificates”) shall cease to have any rights as shareholders of the Company, except the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share held by them. The consideration which any holder of Company Common Stock or Company Series C Preferred Stock is entitled to receive pursuant to this Article I is referred to herein as the “Merger Consideration”. The consideration which all of the Company shareholders are entitled to receive pursuant to this Article I is referred to herein as the “Aggregate Merger Consideration”.

(f) Notwithstanding any provision herein to the contrary, if, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend declared thereon with a record date within said period, appropriate adjustments shall be made to the Common Exchange Ratio and the Preferred Exchange Ratio.

1.5 Election Procedures.

(a) Allocation. The allocation of the Aggregate Merger Consideration between cash and shares of Parent Common Stock shall be determined pursuant to this Section 1.5.

(b) Elections by Holders of Stock or Cash. Subject to the allocation and election procedures set forth in this Section 1.5, each record holder immediately prior to the Effective Time of shares of Company Common Stock and Company Series C Preferred Stock will be entitled (i) to elect to receive cash for 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such shares (each, a “Cash Election”), (ii) to elect to receive Parent Common Stock for 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such shares (a “Stock Election”), or (iii) to indicate that such record holder has no preference as to the receipt of cash or Parent Common Stock for such shares (a “Non-Election”). In the event that any such holder makes elections which together cover more than 100% of the shares of Company Common Stock or Company Series C Preferred Stock that such Person owns as of the Effective Time, such holder shall be deemed to have made a Stock Election with respect to 50% of such holder’s shares and a Cash Election with respect to 50% of such holder’s shares. In the event that any such holder makes elections which together cover less than 100% of the shares of Company Common Stock or Company Series C Preferred Stock that such Person owns as of the Effective Time, such holder shall be deemed to have made a Non-Election with respect to the number of shares for which no Cash Election, Stock Election or Non-Election was made. In the event that any such holder makes a Cash Election or Stock Election for a percentage of such holder’s shares that is other than 10%, 20%, 30%, 40%, 50%, 60%, 70%, 80%, 90% or all of such holder’s shares, the number of shares deemed to be so elected shall be reduced to the next lowest percentage permitted to be elected hereunder. All such elections shall be made on a form designed for that purpose by Parent (a “Form of Election”), which form shall be acceptable to the Company, such acceptance not to be unreasonably withheld. Holders of record of shares of Company Common Stock or Company Series C Preferred Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Forms of Election, provided that each such Form of Election covers all the shares of Company Common Stock and Company Series C Preferred Stock held by each Representative for a particular beneficial owner. For purposes of this Agreement, (I) all shares covered by Stock Elections shall be referred to herein as “Stock Election Shares”, each share of Company Common Stock that is a Stock Election Share shall be counted as one Stock Election Share and each share of Company Series C Preferred Stock that is a Stock Election Share shall be counted as a number of Stock Election Shares equal to the applicable Conversion Number, (II) all shares covered by Cash Elections shall be referred to herein as “Cash Election Shares”, each share of Company Common Stock that is a Cash Election Share shall be counted as one Cash Election Share and each share of Company Series C Preferred Stock that is a Cash Election Share shall be counted as a number of Cash Election Shares equal to the applicable Conversion Number, (III) all shares covered by Non-Elections shall be referred to herein as “Non-Election Shares”, each share of Company Common Stock that is a Non-Election Share shall be counted as one Non-Election Share and each share of Company Series C Preferred Stock that is a Non-Election Share shall be counted as a number of Non-Election Shares equal to the applicable Conversion Number, (IV) the number of shares equal to ten percent of the sum of (w) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (x) for each of the two Conversion Numbers, such Conversion Number multiplied by the number of shares of Company Series C Preferred Stock with such Conversion Number outstanding immediately prior to the Effective Time shall be referred to herein as the “Cash Number” and (V) the number of shares equal to ninety percent of the sum of (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (z) for each of the two Conversion Numbers, such Conversion Number multiplied by the number of shares of Company Series C Preferred Stock with such Conversion Number outstanding immediately prior to the Effective Time, shall be referred to herein as the “Stock Number”.

(c) Oversubscription for Stock. If the aggregate number of Stock Election Shares exceeds the Stock Number, all Non-Election Shares and Cash Election Shares shall be converted into the right to receive cash, and the Stock Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares (“Cash Designated Shares”) such that the number of Cash Designated

Shares will, when added to the number of Cash Election Shares and Non-Election Shares, be equal as closely as practicable to the Cash Number, and all such Cash Designated Shares shall be converted into the right to receive cash; and

(ii) the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive shares of Parent Common Stock.

(d) Oversubscription for Cash. If the aggregate number of Cash Election Shares exceeds the Cash Number, all Non-Election Shares and Stock Election Shares shall be converted into the right to receive Parent Common Stock, and the Cash Election Shares shall be converted into the right to receive Parent Common Stock and cash in the following manner:

(i) the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Designated Shares”) such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable to the Stock Number, and all such Stock Designated Shares shall be converted into the right to receive Parent Common Stock; and

(ii) the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

(e) Other Outcomes. If the aggregate number of Cash Election Shares is equal to or less than the Cash Number and the aggregate number of Stock Election Shares is equal to or less than Stock Number, then all Stock Election Shares shall be converted into the right to receive Parent Common Stock, all Cash Election Shares shall be converted into the right to receive cash and all Non-Election Shares (if any) shall be converted into the right to receive Parent Common Stock or the right to receive cash in the following manner:

(i) the Exchange Agent will select from among the holders of such Non-Election Shares, on a pro rata basis, a sufficient number of such shares (“Stock Exchanged Shares”) such that the number of Stock Exchanged Shares will, when added to the number of Stock Election Shares, be equal as closely as practicable to the Stock Number, and all such Stock Exchanged Shares shall be converted into the right to receive Parent Common Stock; and

(ii) any Non-Election Shares not so selected as Stock Exchanged Shares shall be converted into the right to receive cash.

(f) Procedures for Holders’ Elections. Immediately prior to the commencement of the Closing, the Company shall supply to Parent and the Exchange Agent a statement, in form and substance reasonably satisfactory to Parent, identifying, for each outstanding Certificate representing shares of Series C Preferred Stock, the Conversion Number applicable to such shares, and confirming that Parent and the Exchange Agent may rely upon such statement for purposes of this Agreement . Elections shall be made by holders of Company Common Stock and Company Series C Preferred Stock by mailing to the Exchange Agent a Form of Election which is received by the Exchange Agent prior to the Election Deadline. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by the holder and accompanied by the certificates representing the shares of Company Common Stock and Company Series C Preferred Stock as to which the election is being made (or properly completed, signed and submitted to the Exchange Agent by an appropriate bank or trust company in the United States or a member of a registered national securities exchange or the Financial Industry Regulatory Authority). Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted and to disregard immaterial defects in Forms of Election. The good faith decision of Parent (or the Exchange Agent) in such matters shall be conclusive and binding, provided that Parent (and the Exchange Agent) does not act unreasonably. Neither Parent nor the Exchange Agent will be under any obligation to, but Parent and the Exchange Agent may (if they choose to do so), notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 1.5 and all such computations shall be conclusive and binding on the holders of Company Common Stock, provided that the Exchange Agent does not act unreasonably. If a Form of Election is submitted to the

Exchange Agent with respect to shares of Company Series C Preferred Stock and, at any time prior to the Effective Time, the holder of such shares converts such shares into Company Common Stock, the Cash Elections, Stock Elections and Non-Elections made in such Form of Election shall be deemed to apply to the Company Common Stock into which such shares of Company Series C Preferred Stock have been converted.

(g) Failure of Holder to Elect. For the purpose hereof, a holder of Company Common Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election with respect to all of such holder’s shares of Company Common Stock and a holder of Company Series C Preferred Stock who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election with respect to all of such holder’s shares of Company Series C Preferred Stock. Except as otherwise provided in Section 1.5(b) of this Agreement, if Parent or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall, unless cured by the Election Deadline, be deemed to be of no force and effect and the shareholder or Representative making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election with respect to the shares of Company Common Stock or Company Series C Preferred Stock covered by such purported Cash Election or Stock Election.

(h) Mailing of Election Forms to Holders and Election Deadline. Parent and the Company shall each use its best efforts to mail the Form of Election to all persons who are holders of record of Company Common Stock or Company Series C Preferred Stock on the record date for the Company Shareholders’ Meeting and who become holders of Company Common Stock or Company Series C Preferred Stock during the period between the record date for the Company Shareholders’ Meeting and 10:00 a.m. New York time, on at least the date fifteen calendar days prior to the anticipated Effective Time and to make the Form of Election available to all persons who become holders of Company Common Stock or Company Series C Preferred Stock subsequent to such day and no later than the close of business on the Election Deadline. A Form of Election must be received by the Exchange Agent by 5:30 p.m., New York City time, on the third Business Day prior to the Closing Date (the “Election Deadline”) in order to be effective. All elections will be irrevocable.

(i) Increase in Stock Election Number Due to Tax Opinion. If the tax opinion referred to in Section 7.1(d) of this Agreement and to be delivered at the Closing (the “Tax Opinion”) cannot be rendered (as reasonably determined by Lowenstein Sandler LLP and as reasonably concurred in by Windels, Marx, Lane & Mittendorf, LLP) as a result of the Merger’s potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), then, if so requested by Parent, the Cash Number shall be decreased and the Stock Number shall be increased to the minimum extent necessary to enable the Tax Opinion to be rendered.

1.6 Exchange Agent. The Company and Parent hereby appoint American Stock Transfer and Trust Company (or such other transfer agent as Parent shall designate in good faith) as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of Company Common Stock hereunder.

1.7 Stock Awards.

(a) All outstanding options that may be exercised for shares of Company Common Stock or Company Series C Preferred Stock (whether or not vested) (each, a “Stock Option” and collectively the “Stock Options”) are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by plans referenced in Section 3.2(a) of the Company Disclosure Schedule (collectively, the “Company Stock Compensation Plans”) and the agreements pursuant to which such Stock Options were granted (each, an “Option Grant Agreement”). The Stock Options presently governed by the Company Stock Compensation Plans represent the right to purchase Company Common Stock and not the capital stock of the Company’s Bank or any other Subsidiary of the Company. True and complete copies of the Company Stock Compensation Plans and each Option Grant Agreement relating to outstanding Stock Options have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.7(a) of the then current draft of this Agreement). Prior to the Closing, the Company’s Board of Directors shall take all actions necessary such that all Stock Options that are outstanding immediately prior to the Effective Time (“Old Stock Options”) shall either be forfeited or, if the holders thereof execute and deliver prior to the Effective Time an option cancellation agreement in form and substance reasonably satisfactory to Parent, cancelled in exchange for a payment to be made by Parent to any such holder promptly after the later of the Effective Time and Parent’s receipt of such holder’s option cancellation agreement and cancelled Old Stock Option, such payment to be in an amount equal to the Option Cancellation Amount. For purposes of this Agreement, the term “Option Cancellation Amount” shall mean, for an Old Stock Option covering a specified number of shares of Company Common Stock outstanding immediately prior to the Effective Time, an amount equal to (x) the number of shares of Company Common Stock covered by such Old Stock Option immediately prior to the Effective Time multiplied by the amount, if any, by which the Per Share Common Cash Consideration exceeds the exercise price of such Old Stock Option.

(b) All outstanding shares of restricted stock (“Restricted Shares”) granted by the Company are described in Section 3.2(a) of the Company Disclosure Schedule and are presently governed by the Company Compensation Plans and the agreements pursuant to which such Restricted Shares were granted (each, a “Restricted Stock Grant Agreement”). True and complete copies of each Restricted Stock Grant Agreement relating to outstanding Restricted Shares have been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 1.7(a) of the then current draft of this Agreement). Each outstanding Restricted Share shall be treated in the same manner as all other shares of Company Common Stock are treated under Sections 1.4 and 1.5 of this Agreement.

1.8 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 of this Agreement, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.9 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.10 By-Laws. At the Effective Time, the by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.11 Directors and Officers of the Surviving Corporation. The directors of Parent immediately prior to the Effective Time, together with one (or, in Parent’s discretion, two) of the current members of the Board of Directors of the Company as Parent shall designate prior to the Effective Time, shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. It is intended that, subject to the exercise by Parent’s Board of Directors of its fiduciary duties, such designee or designees (the “Company Designee(s)”) will be nominated for re-election at Parent’s 2016 annual meeting of shareholders in a manner consistent with Parent’s certificate of incorporation and by-laws and the objective of providing for staggered classes with an equal number, or as nearly equal a number as possible, of members in each such class. The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.12 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.

1.13 Withholding Rights. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Series C Preferred Stock, Old Stock Options and Restricted Shares, the minimum amounts (if any) that Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Series C Preferred Stock, Old Stock Options and Restricted Shares in respect of which such deduction and withholding was made by Parent.

1.14 The Bank Merger. Immediately following the Effective Time, the Company’s Bank shall be merged with and into the Parent’s Bank (the “Bank Merger”) in accordance with the provisions of the Bank Merger Act and, to the extent applicable, the New Jersey Banking Act of 1948, as amended (the “Banking Act”), and the regulations of the New Jersey Department of Banking and Insurance (the “New Jersey Department”), and the Parent’s Bank shall be the surviving bank (the “Surviving Bank”). Upon the consummation of the Bank Merger, the separate existence of the Company’s Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Company’s Bank and the Parent’s Bank and all of the property, rights, privileges, powers and franchises of each of the Company’s Bank and the Parent’s Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Company’s Bank and the Parent’s Bank and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of the Parent’s Bank shall become the certificate of incorporation and by-laws of the Surviving Bank, the officers and employees of the Parent’s Bank and the officers and employees of the Company’s Bank shall be the officers and employees of the Surviving Bank with such modifications as the Board of Directors of the Parent’s Bank shall determine, and the directors of the Parent’s Bank, together with the Company Designee(s), shall be the directors of the Surviving Bank. The Company and Parent shall cause the Company’s Bank and the Parent’s Bank to execute and deliver a separate merger agreement (the “Bank Merger Agreement”) in substantially the form of Exhibit A annexed hereto, for delivery to the FDIC and the New Jersey Department for approval of the Bank Merger.

1.15 No Dissenters’ Rights. Consistent with the provisions of the BCA, no shareholder of the Company shall have appraisal rights with respect to the Merger.

1.16 Actions Contemplated by the Certificate of Incorporation. In accordance with Section 5(h) of the Certificate of Designations applicable to the Company Series C Preferred Stock, the Company shall require the holders of the Company Series C Preferred Stock to accept the consideration provided for herein in exchange for their shares of Company Series C Preferred Stock in the event that the shareholders of the Company approve this Agreement. The Company shall advise such holders of such requirement by sending to such holders a copy of the Proxy Statement concurrently with the mailing of the Proxy Statement to the holders of the Company Common Stock. The Company shall also provide to the holders of the Company Series C Preferred Stock the notice contemplated by Section 5(e)(3) of the Certificate of Designations applicable to the Company Series C Preferred Stock, such notice to be sent on a timely basis and in form and substance reasonably acceptable to Parent.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing shares of Parent Common Stock and cash in an amount sufficient to cover the Aggregate Merger Consideration (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 of this Agreement and paid pursuant to Section 2.2(a) of this Agreement in exchange for outstanding shares of Company Common Stock and Company Series C Preferred Stock.

2.2 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock or Company Series C Preferred Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After the Effective Time, upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such former holder of Company Common Stock or Company Series C Preferred Stock shall have become entitled pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including cash to be paid in lieu of fractional shares) or on any unpaid dividends or distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, if any, represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Series C Preferred Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as determined in accordance with Article I of this Agreement and this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying such fractional interest by the Parent Common Stock Average Price. All shares of Company Common Stock and Company Series C Preferred Stock held by any such former shareholder immediately prior to the Effective Time shall be aggregated before determining the need to pay cash in lieu of fractional shares to such former shareholder.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the cash, shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock or Company Series C Preferred Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property Laws, escheat Laws and any other applicable Law, become the property of Parent (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock or Company Series C Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the cash and/or shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

References herein to the “Company Disclosure Schedule” shall mean all of the disclosure schedules required by this Article III and Articles V and VI, dated as of the date hereof and referenced to the applicable specific sections and subsections of Articles III, V and VI of this Agreement, which have been delivered on the date hereof by the Company to Parent. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). Copies of the certificate of incorporation and by-laws of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Company’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Company’s Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the power and authority (corporate or other) to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation, by-laws, certificate of formation, operating agreement, as applicable, and any other governing documents of each Subsidiary of the Company have previously been delivered to Parent’s counsel (with a designation that such copies have been delivered pursuant to Section 3.1(b) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) The minute books of the Company and each of its Subsidiaries contain true and complete records of all meetings and other actions held or taken since December 31, 2009 (or since the date of formation with respect to any such entity formed on or after December 31, 2009) by their respective shareholders, members, managers and Boards of Directors (including committees of their respective Boards of Directors or managers). Copies of such minute books have been made available to Parent’s counsel.

(d) Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own or control, directly or indirectly, any equity interest in any corporation, company, limited liability company, association, partnership, joint venture or other entity except for shares held by the Company’s Bank in a fiduciary or custodial capacity in the Ordinary Course of Business (which, except as disclosed in Section 3.1(d) of the Company Disclosure Schedule, do not in the aggregate constitute more than 5% of the voting shares or interests in any such corporation, company, limited liability company, association, partnership, joint ventures or other entity) and except that which the Company’s Bank holds pursuant to satisfaction of obligations due to the Company’s Bank and which are disclosed in Section 3.1(d) of the Company Disclosure Schedule.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists, and at Closing will consist, solely of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof, there were 3,598,832 shares of Company Common Stock outstanding, no shares of Company Common Stock held by the Company as treasury stock, 86,250 shares of Company Series C Preferred Stock outstanding, no shares of any other series of Company Preferred Stock outstanding and no shares of Company Preferred Stock held by the Company as treasury stock. As of the date hereof, of such 86,250 outstanding shares of Company Series C Preferred Stock, each of 48,500 shares is convertible into 2.50 shares of Company Common Stock, and each of 37,750 shares is convertible into 3.33 shares of Company Common Stock. As of February 28, 2016 and then through February 27, 2017, each of such 37,750 shares is convertible into 2.86 shares of Company Common Stock, and then, as of February 28, 2017, each of such 37,750 shares is convertible into 2.50 shares of Company Common Stock. No actions by the Company or its Board of Directors are required to be taken in order for the Company Series C Preferred Stock to be treated in the manner contemplated by Article I of this Agreement other than the steps contemplated by Section 1.16 of this Agreement. As of the date hereof, there were no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 230,562 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Compensation Plans and described in Section 3.2(a) of the Company Disclosure Schedule and (ii) 246,957 shares of Company Common Stock reserved for issuance upon conversion of outstanding shares of Company Series C Preferred Stock. All statements made in Section 1.7(a) of this Agreement regarding the outstanding Stock Options and all statements made in Section 1.7(b) of this Agreement regarding restricted stock are accurate. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Stock Option: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant, the exercise price, the vesting schedule, the expiration date and whether such Stock Option constitutes an incentive stock option under the Code. Section 3.2(a) of the Company Disclosure Schedule sets forth with respect to each outstanding Restricted Share: the name of the holder, the number of shares of Company Common Stock covered thereby, the date of grant and the vesting schedule. All of the issued and outstanding shares of Company Common Stock and Company

Series C Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock or any other equity security of the Company.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Except as otherwise set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of such Subsidiary, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary. Assuming compliance by Parent with Section 1.7 of this Agreement, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries and there will be no agreements or understandings with respect to the voting of any such shares or other equity interests binding on the Company or any of its Subsidiaries. The authorized capital stock of the Company’s Bank consists of 5,000,000 shares of common stock, $5.00 par value per share, of which 2,156,350 shares of the Company’s Bank’s stock are outstanding and are owned by the Company.

(c) The Company Stock Compensation Plans have been duly authorized, approved and adopted by the Board of Directors of the Company and the Company’s shareholders. With respect to each grant of Stock Options and Restricted Shares, (i) each such grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Compensation Plan and with all applicable Laws, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company Financial Statements. The Company has not granted, and there is no and has been no Company policy or practice to grant, any Stock Options or Restricted Shares prior to, or otherwise coordinated the grant of Stock Options or Restricted Shares with, the release or other public announcement of material information regarding the Company or its financial results or prospects. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d) Except as disclosed in Section 3.2(d) of the Company Disclosure Schedule, no bonds, debentures, trust-preferred securities or other similar indebtedness of the Company (parent company only) are issued or outstanding.

(e) All shares of Company Preferred Stock designated as Series A or Series B, together with any warrants issued in connection with such shares, have been redeemed with no further obligations to the former holders thereof.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the

Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement and (y) the approval of the holders of the Company Common Stock as contemplated herein, to consummate the transactions contemplated hereby and the Company’s Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 3.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby, (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the holders of the Company Common Stock for approval at the Company Shareholders’ Meeting and (iv) resolved to recommend that the holders of the Company Common Stock approve the Merger and this Agreement at the Company Shareholders’ Meeting (the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The execution and delivery of the Bank Merger Agreement have been duly and validly approved by the Board of Directors of the Company’s Bank. Except for the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock and the actions contemplated by Section 1.16 of this Agreement, no other corporate proceedings on the part of the Company or the Company’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company or the execution and delivery of the Bank Merger Agreement by the Company’s Bank, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Company’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by the Company with any of the terms or provisions hereof or compliance by the Company’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of the Company or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 of this Agreement are duly obtained and except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with and declaration of effectiveness by the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 (the “S-4”) in which the proxy statement in definitive form relating to the meeting of the holders of the Company Common Stock to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”) will be included as a proxy statement and prospectus, (e) the approval of this Agreement and the Merger by the requisite vote of the holders of the Company Common Stock, (f) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (g) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (h) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (i) such consents, authorizations or approvals as shall be required under the Environmental Laws and (j) such other filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are necessary on behalf of the Company or the Company’s Bank in connection with (1) the execution and delivery by the Company of this Agreement, (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Company’s Bank of the Bank Merger Agreement and (4) the consummation by the Company’s Bank of the Bank Merger and the other transactions contemplated thereby.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates the Company or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Company Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Company Regulatory Agencies in the regular course of the business of the Company and its Subsidiaries, and except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Company Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2011, the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Company Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on the Company or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

(b) The Company has not registered, and has not been required to register, any shares of its capital stock under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has not filed, or been required to file, with the SEC under the Securities Act or the Exchange Act any reports, schedules, registration statements, prospectuses or other documents, other than a Notice of an Exempt Offering of Securities under the SEC’s Regulation D. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the

Company by others within those entities as appropriate to allow timely decisions regarding required disclosure to the Company Regulatory Authorities. Management of the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company’s management has not performed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or against the 2013 framework establish by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), but the Company has no reason to believe that, if required, such assessment would result in the identification of any material weaknesses or significant deficiencies in the Company’s internal accounting controls.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, since January 1, 2012, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any member of the Company’s Board of Directors or executive officer of the Company or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

3.6 Financial Statements.

(a) The Company has previously made available to Parent copies of (a) the consolidated statements of financial condition of the Company and its Subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2012, 2013 and 2014, in each case accompanied by the audit report of (i) Baker Tilly Virchow Krause, LLP with respect to the years ended December 31, 2013 and 2014 and (ii) ParenteBeard LLC with respect to the year ended December 31, 2012 (each such firm, with respect to the year or years for which it rendered an audit report, the “Accounting Firm”), independent public accountants with respect to the Company, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of March 31, 2015 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 2014 and 2015 and (d) the notes if any related thereto (collectively, the “Company Financial Statements”). The consolidated statements of financial condition of the Company (including the related notes, where applicable) included within the Company Financial Statements fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Company Financial Statements fairly present the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods therein set forth; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

(b) Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of March 31, 2015, neither the Company nor any of its Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition of the Company and its Subsidiaries on a consolidated basis which were required to be so disclosed under GAAP. Since March 31, 2015, neither the Company nor any of its Subsidiaries have incurred any liabilities except in the Ordinary Course of Business, except as specifically contemplated by this Agreement.

(c) Since March 31, 2015, there has not been any material change in the internal controls utilized by the Company to assure that its consolidated financial statements conform with GAAP. The Company is not aware of any significant deficiencies or material weaknesses in the design or operation of such internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and is not aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in such internal controls.

(d) The Accounting Firm is and has been throughout the periods covered by the Company Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (y) “independent” with respect to the Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. Section 3.6(d) of the Company Disclosure Schedule lists all non-audit services performed by the Accounting Firm (or any other of its then independent public accountants) for the Company and its Subsidiaries since January 1, 2012.

3.7 Broker’s and Other Fees. Other than as set forth in Section 3.7 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Sandler O’Neill & Partners, L.P. (the “Advisory Firm”) in accordance with the terms of a letter agreement between the Advisory Firm and the Company, a true and complete copy of which has previously been delivered by the Company to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.7 of the then current draft of this Agreement). Other than fees payable to its attorneys and accountants (the names and terms of retention of which are set forth in Section 3.7 of the Company Disclosure Schedule) and the fees payable to the Advisory Firm (as set forth in the above-mentioned letter agreement), there are no fees payable by the Company or its Subsidiaries to its financial advisors, attorneys or accountants, in connection with this Agreement or the transactions contemplated hereby or which would be triggered by consummation of the Merger or the termination of the services of such advisors, attorneys or accountants by the Company or any of its Subsidiaries.

3.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, since December 31, 2014, the Company and its Subsidiaries have carried on their respective businesses in the Ordinary Course of Business.

(b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since December 31, 2014, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other benefits or perquisites payable to any current or former officer, employee, or director from the amount thereof in effect as of March 31, 2015 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (iv) been subject to any action, suit, claim, demand, labor dispute or grievance relating to any labor or employment matter involving the Company or any of the Subsidiaries, including charges of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions, or (v) entered into, or amended, any employment, deferred compensation, change in control, retention, consulting, severance, termination or indemnification agreement with any such current or former officer, employee or director or any Company Benefit Plan or other employee benefit plan, program or arrangement.

(c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.1 of this Agreement between December 31, 2014 and the date hereof and, during that period, the Company and its Subsidiaries have conducted their business only in the Ordinary Course of Business.

(d) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.8(d) of the Company Disclosure Schedule, since December 31, 2014, there has not been:

(i) any change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company,

(ii) any grant, award or issuance of Stock Options or restricted stock (in any event, identifying in Section 3.8(d) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for grants, awards or issuances since December 31, 2014) or amendment or modification to the terms of any Stock Options or Restricted Shares,

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock,

(iv) any split, combination or reclassification of any of the Company’s capital stock,

(v) any issuance or the authorization of any issuance of any shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Stock Options awarded prior to the date hereof in accordance with their original terms,

(vi) except insofar as may have been required by a change in GAAP or regulatory accounting principles, any change in accounting methods, principles or practices by the Company or its Subsidiaries affecting their assets, liabilities or business, including, without limitation, any reserving, renewal or residual method, or estimate of practice or policy,

(vii) any Tax election or change in any Tax election, amendment to any Tax Return, closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries,

(viii) any material change in the investment policies or practices of the Company or any of its Subsidiaries, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, there is no Order imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) Except where a failure to file Tax Returns, a failure of any such Tax Return to be complete and accurate in any respect or the failure to pay any Tax, individually or in the aggregate, would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis, (i) the Company and each of its Subsidiaries have timely filed (taking into account all available extensions) (and until the Effective Time will so file) all Tax Returns required to be filed by any of them in all jurisdictions, (ii) all such Tax Returns are (or, in the case of Tax Returns to be filed prior to the Effective Time, will be) true and complete in all respects, and (iii) the Company and each of its Subsidiaries have duly and timely paid (and until the Effective Time will so pay) all Taxes that are required to be paid by any of them, except with respect to matters contested in good faith in appropriate proceedings and adequately reserved in the Company Financial Statements. The unpaid Taxes of the Company and its Subsidiaries (x) did not, as of the date of each consolidated statement of condition included in the Company Financial Statements, exceed the accruals and reserves for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto), and (y) will not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any material Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the Tax Returns of the Company and its Subsidiaries which have been examined by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign Tax authority have been resolved and either no deficiencies were asserted as a result of such examinations or any asserted deficiencies have been paid in full and reflected in the Company Financial Statements. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no current, pending or, to the Knowledge of the Company, threatened actions, audits, or examinations by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries, or any pending judicial Tax proceedings or any other Tax disputes, assessments or claims. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received (i) a request for information related to Tax matters, or (ii) a notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Entity responsible for the collection or imposition of Taxes with respect to the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of the United States federal, state, local and foreign income Tax Returns filed by the Company or its Subsidiaries and all examination reports and statements of deficiency assessed against or agreed to by the Company or any of its Subsidiaries since December 31, 2010. There are no material Liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or otherwise has any liability for Taxes of any person other than the Company and its Subsidiaries, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i)(1) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, (v) is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was the Company), (vi) has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied, or (vii) has participated in or otherwise engaged in any “Reportable Transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(c) Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, no officer, director, employee or contractor (or former officer, director, employee or contractor) of the Company or any of its Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger (either alone or in conjunction with any other event), any payment or benefit from the Company or any of its Subsidiaries or from Parent or any of its Subsidiaries which if paid or provided would constitute an “excess parachute payment”, as defined in Section 280G of the Code or regulations promulgated thereunder.

(d) Each plan, program, arrangement or contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Section 3.10(d) of the Company Disclosure Schedule. The terms of each of the Company’s and its Subsidiaries’ “nonqualified deferred compensation plans” subject to Code Section 409A (and associated U.S. Treasury Department guidance) comply with Code Section 409A (and associated U.S. Treasury Department guidance) and each such “nonqualified deferred compensation plan” has been operated in compliance with Code Section 409A (and associated U.S. Treasury Department guidance) and no such nonqualified deferred compensation plan has been materially modified within the meaning of Code Section 409A (and associated U.S. Treasury Department guidance). Each Stock Option has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Stock Option (and as of any later modification thereof within the meaning of Section 409A of the Code).

(e) Neither the Company nor any of its Subsidiaries is required to pay, gross up, or otherwise indemnify any officer, director, employee or contractor for any Taxes, including potential Taxes imposed under Section 409A or Section 4999 of the Code. Neither the Company nor any of its Subsidiaries have made any payments to employees that are not deductible under Section 162(m) of the Code and consummation of the Merger and the Bank Merger will not cause any payments to employees to not be deductible thereunder.

(f) Except as set forth in Section 3.10(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period.

(g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule (i) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner provided by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws; and (ii) the Company and its Subsidiaries has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law, except where the failure to comply or maintain records under (i) or (ii) would not be material to the results of operations or financial condition of the Company and its Subsidiaries on a consolidated basis.

(h) For the purposes of this Agreement, (i) the term “Taxes” shall mean, with respect to any person, all federal, state, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind imposed by any jurisdiction, including all income, gross receipts, franchise, profits, withholding, sales, use, ad valorem, goods and services, transfer, registration, license, recording, payroll, social security, employer health, unemployment, disability, employment (including federal and state income tax withholding, backup withholding, employment insurance, workers’ compensation or other payroll taxes, contributions, payments or premiums, as the case may be), environmental (including taxes under Code Section 59A), capital stock, excise, severance, stamp, occupation, premium, windfall profits, prohibited transaction, property, value-added, alternative or add on minimum, net worth, estimated or any other taxes, and any transfer pricing penalties, any amounts payable pursuant to agreements providing for payments in lieu of tax payments, any interest, penalties and additions imposed with respect to such amounts, whether disputed or not, and any liability for tax payments as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Entity responsible for the collection or imposition of Taxes.

3.11 Employee Benefits; Labor and Employment Matters.

(a) Except as disclosed in Section 3.11(a) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any ERISA Affiliate sponsor, maintain, administer, contribute to or has an obligation to contribute to or liability under (i) any “employee pension benefit plan”, within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the “Company Pension Plans”), (ii) any “employee welfare benefit plan”, within the meaning of Section 3(l) of ERISA (the “Company Welfare Plans”), or (iii) any other employee benefit plan, program, policy, agreement or arrangement, including any deferred compensation, retirement, profit sharing, incentive, bonus, commission, stock option or other equity based, phantom, change in control, retention, employment, consulting, severance, dependent care, sick leave, vacation, flex, cafeteria, retiree health or welfare, supplemental income, fringe benefit or other similar plan, program, policy, agreement or arrangement, whether written or unwritten (collectively with the Company Pension Plans and the Company Welfare Plans, the “Company Benefit Plans”). Neither the Company nor any of its ERISA Affiliates (i) has ever established, maintained, sponsored, participated in or contributed to any plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) has ever contributed to or had an obligation to contribute to any “multiemployer plan”, within the meaning of Sections 3(37) and 4001(a)(3) of ERISA. No Company Benefit Plan is a multiple employer plan as defined in Section 210 of ERISA. As used herein, “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(b) The Company has delivered to Parent’s counsel true and complete copies of each of the following with respect to each of the Company Benefit Plans (with a designation that such copies have been delivered pursuant to Section 3.11(b) of the then current draft of this Agreement): (i) each Company Benefit Plan (together with any and all amendments thereto), summary plan description, summary of material modifications, employee handbooks or manuals or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan; (ii) trust agreement, insurance contract, annuity contract or other funding instruments if any; (iii) the three most recent actuarial reports, if any; (iv) the three most recent financial statements, if any; (v) the three most recent annual reports on Form 5500, including any schedules and attachments thereto; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Benefit Plan from the IRS or any Governmental Entity and copies of all pending applications and correspondence regarding actual or potential audits or investigations to or from the IRS, the Department of Labor (the “DOL”) or any other Governmental Entity with respect to any Company Benefit Plan; (vii) all material written contracts relating to each Company Benefit Plan, including fidelity or ERISA bonds and administrative service agreements; and (viii) all communications material to any employee or group of employees relating to any Company Benefit Plan and any proposed Company Benefit Plans.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, at December 31, 2014, the fair value of plan assets of each Company Pension Plan equals or exceeds the present value of the projected benefit obligations of each such plan based upon the actuarial assumptions used for purposes of the preparation of the Company Financial Statements for the year ended December 31, 2014.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to be made to or with respect to each Company Benefit Plan under the terms thereof, ERISA or other applicable Law have been timely made, and all amounts properly accrued to date as liabilities of the Company and its Subsidiaries which have not been paid have been properly recorded on the books of the Company and its Subsidiaries.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan that has subjected or could subject the Company, any of its Subsidiaries or any ERISA Affiliate to any tax, fine, penalty or other liability under the Code or ERISA.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, each of the Company Benefit Plans has been operated in all material respects in accordance with its terms and in compliance with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each Company Pension Plan that is intended to be qualified under Section 401(a) of the Code to the effect that the Company Pension Plan satisfies the requirements of Section 401(a) of the Code (taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired) and no condition or circumstance exists which could disqualify any such plan. Each Company Pension Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each of the last three plan years. There has not been, nor is there likely to be, a partial termination of any Company Pension Plan within the meaning of Section 411(d)(3) of the Code. None of the assets of any Company Pension Plan are invested in or consist of Company Common Stock.

(g) No non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, has occurred with respect to any of the Company Benefit Plans. None of the Company, any of its Subsidiaries, or any plan fiduciary of any Company Benefit Plan has engaged in, or has any liability in respect of, any transaction in violation of Section 404 of ERISA.

(h) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. None of the Company Benefit Plans is the subject of any pending or any threatened investigation, audit or administrative proceeding, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program, by or with the IRS, the DOL or any other Governmental Entity.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no Company Benefit Plan provides medical benefits, death benefits or other non-pension benefits (whether or not insured) beyond an employee’s retirement or other termination of service, other than (i) coverage mandated by continuation coverage laws, or (ii) death benefits under any Company Pension Plan. There are no unfunded benefit obligations which are not accounted for by full reserves shown in the Company Financial Statements, or otherwise noted on the Company Financial Statements.

(j) There are no welfare benefit funds (within the meaning of Section 419 of the Code) related to a Company Welfare Plan, and any Company Welfare Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all of the applicable material requirements of Section 4980B of the Code.

(k) With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or any of its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(l) Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as a termination of employment) (i) entitle any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries to severance pay, bonus, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, funding, vesting, or increase the amount, of any bonus or any compensation due to, or result in the forgiveness of any indebtedness of, any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has announced an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Company Benefit Plans or to amend or modify any existing Company Benefit Plan.

(n) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any

Subsidiary of the Company or any ERISA Affiliate would be subject to any liability (other than a liability to pay benefits thereunder) under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(o) Neither the Company nor any of its Subsidiaries is, nor at any time has been, a party to any collective bargaining agreement or other labor agreement, nor is any such agreement being negotiated and, to the Knowledge of the Company, no activities or proceedings are underway by any labor union, organization, association or other employee representation group to organize any employees of the Company or any of its Subsidiaries. No work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries (i) do not have direct or indirect liability with respect to any misclassification of any Person as an independent contractor or temporary worker hired through a temporary worker agency rather than as an employee, (ii) are in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours and (iii) have not received any written remedial order or notice of offense under applicable occupational health and safety Laws. Neither the Company nor any of its Subsidiaries has incurred, nor do they expect to incur, any liability or obligation under the Worker Adjustment and Retraining Notification Act, the regulations promulgated thereunder or any similar state or local Law.

(p) There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, before the National Labor Relations Board, any court or any Governmental Entity.

(q) With respect to the Company and its Subsidiaries, there are no pending or, to the Knowledge of the Company, threatened actions, charges, citations or Orders concerning: (i) wages, compensation or violations of employment Laws prohibiting discrimination, (ii) representation petitions or unfair labor practices, (iii) violations of occupational safety and health Laws, (iv) workers’ compensation, (v) wrongful termination, negligent hiring, invasion of privacy or defamation or (vi) immigration and naturalization or any other claims under state or federal labor Law.

(r) Section 3.11(r) of the Company Disclosure Schedule contains a complete and correct list of (i) the names, job titles, current annual compensation, two (2) most recent annual bonuses, overtime exemption status and active or inactive status (and, if inactive, the reason therefor) of each current employee of the Company and its Subsidiaries whose annual salary and bonus for the year ended December 31, 2014 was in excess of $80,000 (calculated on a per annum basis with respect to any such employee who was not employed by the Company and its Subsidiaries for the entire year), (ii) the names of each director of the Company or any Subsidiary, and (iii) the name of each Person who currently provides, or who has within the prior twelve (12) month period provided, services to the Company or any of its Subsidiaries as an independent contractor and the amount paid to such independent contractor by the Company and its Subsidiaries during each of the years ended December 31, 2013 and December 31, 2014. To the Knowledge of the Company, no employee named in Section 3.11(r) of the Company Disclosure Schedule has any current plans to terminate employment or service with the Company or any Subsidiary. Other than as set forth in Section 3.11(r) of the Company Disclosure Schedule, all employees of the Company and its Subsidiaries are employed at will.

(s) Section 6.11(b) of the Company Disclosure Schedule accurately sets forth the amounts payable upon consummation of the Merger under the agreements described therein.

3.12 Company Information.

(a) The information relating to the Company and the Company’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the meeting of shareholders of the Company to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The information relating to the Company and its Subsidiaries to be contained in the Company’s regulatory applications, including without limitation its applications to the FRB, the FDIC and the New Jersey Department, will be accurate in all material respects.

3.13 Compliance with Applicable Law.

(a) General. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of the Company and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to the Company or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on the Company). Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on the Company.

(b) CRA. Without limiting the foregoing, the Company and its Subsidiaries have complied in all material respects with the Community Reinvestment Act (“CRA”) and the Company has no reason to believe that any person or group would object successfully to the consummation of the Merger due to the CRA performance of or rating of the Company or its Subsidiaries. All Subsidiaries of the Company that are subject to the CRA have a CRA rating of at least “satisfactory.” Except as listed in Section 3.13(b) of the Company Disclosure Schedule, since January 1, 2012, no person or group has adversely commented in writing to the Company or its Subsidiaries in a manner requiring recording in a file of CRA communications upon the CRA performance of the Company and its Subsidiaries.

3.14 Certain Contracts.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Company has delivered to Parent’s counsel true and complete copies of all written employment agreements, severance, change of control and other termination agreements with officers, employees, directors, or consultants to which the Company or any of its Subsidiaries is a party or is bound (with a designation that such copies have been delivered pursuant to Section 3.14(a) of the then current draft of this Agreement).

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any commitment, agreement or other instrument that is material to the results of operations, cash flows or financial condition of the Company and its Subsidiaries on a consolidated basis, (ii) no commitment, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, and (iii) neither the Company nor any of its Subsidiaries is a party to (A) any collective bargaining agreement or (B) any other agreement or instrument that (I) grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or any of its Subsidiaries, (II) provides for material payments to be made by the Company or any of its Subsidiaries upon a change in control thereof, (III) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis or (IV) requires the Company or any of its Subsidiaries to use any product or service of another person on an exclusive basis. For purposes of clause (i) above, any contract with a remaining term of greater than ninety days or involving the payment of more than $25,000 (other than contracts relating to banking transactions in the Ordinary Course of Business) shall be deemed material.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Company will be the creditor) or arrangement to which the Company is a party.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated hereunder by the Company or its Subsidiaries will cause the Company or its Subsidiaries or Parent or its Subsidiaries to become obligated to make any payment of any kind to any party, including but not limited to, any termination fee, breakup fee or reimbursement fee, pursuant to any agreement or understanding between the Company or its Subsidiaries and such party, other than the payments contemplated by this Agreement.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) with respect to the services of any directors, consultants or other independent contractors that, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer, consultant or independent contractor thereof.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) which (i) is a licensing, service or other agreement relating to any IT Assets, or is any other consulting agreement or licensing agreement not terminable on ninety days or less notice involving the payment of more than $25,000 per annum, or (ii) that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries.

(g) Section 3.14(g) of the Company Disclosure Schedule contains a schedule showing the good faith estimated present value as of December 31, 2014 of the monetary amounts payable (including any Tax indemnification payments in respect of income and/or excise Taxes) and identifying the in-kind benefits due under any plan other than a Tax-qualified plan for each director of the Company and each officer of the Company with the position of vice president or higher, specifying the assumptions in such schedule. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a “Company Contract”. The Company has previously delivered to Parent’s counsel true and complete copies of each Company Contract (with a designation that such copies have been delivered pursuant to Section 3.14 of the then current draft of this Agreement).

3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.15 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither the Company nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

3.16. Properties and Insurance.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property and interests in real property owned by the Company and/or any of its Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), and (ii) all leases, licenses, agreements or other instruments conveying a leasehold interest in real property by the Company or any of its Subsidiaries as lessee or lessor (or licensee or license or, as applicable) (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”).

(b) Section 3.16(b) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all Owned Real Properties. The Company has furnished to Parent’s counsel copies of all deeds, surveys and title policies relating to the Owned Real Properties and copies of all instruments, agreements and other documents evidencing, creating or constituting Liens on such Owned Real Properties (with a designation that such copies have been delivered pursuant to Section 3.16(b) of the then current draft of this Agreement) to the extent in the possession of the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all real property leased by the Company or any of its Subsidiaries under the Real Property Leases. The Company has furnished to Parent’s counsel true and complete copies of all Real Property Leases and any and all amendments, modifications, restatements and supplements thereto (with a designation that such copies have been delivered pursuant to Section 3.16(c) of the then current draft of this Agreement). None of the Real Property Leases have been modified in any material respect, except to the extent that such modification is disclosed by the copy made available to Parent’s counsel. The Real Property Leases are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in default thereunder in any material respect nor does any condition exist that with the giving of notice or passage of time, or both, would constitute a material default by the Company or any of its Subsidiaries, other than defaults that have been cured by the Company or its Subsidiaries or waived in writing. The Company and its Subsidiaries have not leased or sub-leased any Company Property to any third parties.

(d) The Company or its Subsidiaries have good and marketable title to all Owned Property, and a valid and existing leasehold interest under each of the Real Property Leases, in each case, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.16(d) of the Company Disclosure Schedule and (B) Permitted Liens. The Company or one of its Subsidiaries enjoys peaceful, undisturbed and exclusive possession of each Company Property. All Company Property is in a good state of maintenance and repair, reasonable wear and tear excepted, does not require material repair or replacement in order to serve their intended purposes, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business, conforms in all material respects with all applicable Laws and the Company Properties are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. There are no pending, or to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Company Property or any portion thereof. There is no option or other agreement (written or otherwise) or right in favor of others to purchase any interest in Owned Properties. With respect to any Company Property subject to the Real Property Leases, except as expressly provided in the Real Property Leases, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase or acquire any real property or any portion thereof or interest therein. All real estate Taxes and assessments which are due and payable as of the date hereof with respect to the Company Property have been paid (or will, prior to the imposition of any penalty or assessment, be paid). Neither the Company nor any of its Subsidiaries has received any notice of any special Tax or assessment affecting any Company Property, and no such Taxes or assessments are pending or, to the Knowledge of the Company, threatened. Neither the Company Property nor the use or occupancy thereof violates in any way any applicable Laws, covenants, conditions or restrictions. The Company and its Subsidiaries have made all material repairs and replacements to the Company Property that, to the Company’s Knowledge, are required to be made by the Company and its Subsidiaries under the Real Property Leases or as required under applicable Laws. The Company has delivered to Parent’s counsel true and complete copies of all agreements that pertain to the ownership, management or operation of the Company Property (with a designation that such copies have been delivered pursuant to Section 3.16(d) of the then current draft of this Agreement).

(e) The tangible assets and other personal property owned or leased by the Company and/or any of its Subsidiaries are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business. Section 3.16(e)(i) of the Company Disclosure Schedule sets forth all leases of tangible assets and other personal property by the Company or its Subsidiaries (“Personal Property Leases”) involving annual payments in excess of $25,000. Except as set forth on Section 3.16(e)(ii) of the Company Disclosure Schedule,

(i) neither the Company nor any of its Subsidiaries is in default under any material provision of any Personal Property Lease and, to the Knowledge of the Company, none of the other counterparties thereto is in default under any material provision of any Personal Property Lease, (ii) no written or, to the Knowledge of the Company, oral notice has been received by the Company or by any of its Subsidiaries from any lessor under any Personal Property Lease that the Company or any of its Subsidiaries is in material default thereunder, (iii) with respect to clauses (i) and (ii) above, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of any payments due under such Personal Property Leases, (iv) each of the Personal Property Leases is valid and in full force and effect, (v) neither the Company’s nor any Subsidiary’s possession and quiet enjoyment of the personal property leased under such Personal Property Leases has been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Personal Property Leases, (vi) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any Person the right to use the personal property leased under such Personal Property Leases and (vii) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in and there are no Liens on the leasehold interest created by such Personal Property Leases. The Company has delivered to Parent’s counsel true and complete copies of each written Personal Property Lease, and in the case of any oral Personal Property Lease, a written summary of the material terms of such Personal Property Lease (with a designation that such copies have been delivered pursuant to Section 3.16(e) of the then current draft of this Agreement).

(f) The business operations and all insurable properties and assets of the Company and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable judgment of the management of the Company adequate for the business engaged in by the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. Section 3.16(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or its Subsidiaries currently or at any time during the past three years. Copies of all insurance policies reflected on such list have been provided to Parent. Neither the Company nor any of its Subsidiaries has received any written notice that there are any pending actions or claims against the Company Property, the Company or any of its Subsidiaries, whether or not such claims or actions are covered by insurance. None of the insurance policies maintained by the Company or its Subsidiaries constitute self-insured fronting policies or are subject to retrospective premium adjustments. Any pending claims that the Company or its Subsidiaries have made for insurance have been acknowledged for coverage by the applicable insurer.

(g) The Company’s Bank does not sponsor, maintain or otherwise provide any bank owned life insurance. The Company and its Subsidiaries do not sponsor, maintain or otherwise provide any other type of insurance coverage providing for, and are not otherwise obligated to pay, any death benefits with respect to any current or former employee, officer or director of the Company or its Subsidiaries.

3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries, each of the Participation Facilities and, to the Knowledge of the Company, the Loan Properties are in compliance in all material respects with all applicable Environmental Laws, including common law, regulations and ordinances, and with all applicable Orders and contractual obligations relating to any Environmental Matters, pollution or the discharge of, or exposure to, Regulated Substances in the environment or workplace.

(b) There is no suit, claim, action or proceeding, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of its Subsidiaries, any Participation Facility or to the Knowledge of the Company, any Loan Property, has been or, with respect to threatened proceedings, may be, named as a potentially responsible party (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release of, threatened release of or exposure to any Regulated Substances whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property;

(c) To the Knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Regulated Substances in, on, under, from or affecting any such property. To the Knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Regulated Substances in, on, under, from or affecting any such property, Participation Facility or Loan Property.

(d) The following definitions apply for purposes of this Section 3.17: (v) “Regulated Substances” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum or petroleum products or other substances or materials regulated under any Environmental Law, (w) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (x) “Participation Facility” means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property; (y) “Environmental Laws” means any and all applicable common law, statutes and regulations of the United States and New Jersey dealing with Environmental Matters, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., (“CERCLA”), the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., the Solid Waste Disposal Act including the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, including the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Emergency Planning and Right-To-Know Act of 1986, 42 U.S.C. §11001 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10A-23.11, et seq. (“Spill Act”); the New Jersey Industrial Site Remediation Act, N.J.S.A. 13:1K-6, et seq., (“ISRA”); the New Jersey Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1, et seq.(“BCSRA”); the New Jersey Site Remediation Reform Act, N.J.S.A. 58:10C-1, et seq. (“SRRA”) the New Jersey Water Pollution Control Act, N.J.S.A. 58: 10A-1 et seq.; the New Jersey Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq., the New Jersey Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; as in effect and amended, and all other applicable Laws and regulatory guidance, and any applicable provisions of common law and civil law relating to the protection of human health and safety, and the environment, the protection of natural resources or providing for any remedy or right of recovery or right of injunctive relief with respect to Environmental Matters, as these Laws and guidance were in the past or are in effect; and (z) “Environmental Matters” means all matters, conditions, liabilities, obligations, damages, losses, claims, requirements, prohibitions, and restrictions arising out of or relating to the protection of human health and safety and/or the environment, including damages to and restoration of natural resources, or the production, storage, handling, use, emission, release, discharge, dispersal, or disposal of any Regulated Substance.

3.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from the Advisory Firm to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. A copy of such opinion has been delivered to Parent’s counsel (with a designation that such copy has been delivered pursuant to Section 3.18 of the then current draft of this Agreement).

3.19 Indemnification. Except as provided in the Company Contracts or the certificate of incorporation or by-laws of the Company or the Company’s Bank or the governing documents of any Company Subsidiary as in effect on the date hereof (which provisions are accurately summarized in Section 3.19 of the Company

Disclosure Schedule), neither the Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees or agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and, to the Knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the certificate of incorporation or by-laws of the Company or any Subsidiary of the Company, applicable Law or any indemnification agreement.

3.20 Loan Portfolio.

(a) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a “Loan”), to the Knowledge of the Company:

(i) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(ii) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(iii) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of the Company;

(iv) the note and the related security documents, copies of which are included in the Loan files, are true and complete copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

(v) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of the Company;

(vi) there is no pending or threatened litigation or proceeding relating to the property that serves as security for a Loan; and

(vii) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest- bearing assets), under the terms of which the obligor was, as of December 31, 2014, over 90 days delinquent in payment of principal or interest. Section 3.20(b) of the Company Disclosure Schedule sets forth (a) all of the Loans of the Company or any of its Subsidiaries that as of the date of the Company’s Bank’s most recent bank examination, were classified by the Company, any of its Subsidiaries or any bank examiner (whether regulatory or internal) as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (b) each Loan that was classified as of December 31, 2014 as impaired in accordance with ASC 310, (c) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of December 31, 2014, were categorized as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (d) each asset of the Company that as of December 31, 2014, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof as of such date.

(c) As of March 31, 2015, the allowance for loan losses in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies. As of March 31, 2015, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Company Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of the Company Regulatory Agencies.

(d) The Company has previously delivered to Parent a schedule setting forth a list of all Loans as of December 31, 2014 by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (12 CFR Part 215)) of the Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Company Disclosure Schedule, (i) there are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (ii) all such loans are and were made in compliance in all material respects with all applicable Laws.

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans is subject to any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) Except as set forth in Section 3.20(f) of the Company Disclosure Schedule, since December 31, 2009, neither the Company nor any of its Subsidiaries has originated or serviced or currently holds, directly or indirectly, any Loans that would be commonly referred to as “subprime”, “Alt-A” or “negative amortization” Loans, or home equity Loans or lines of credit with a loan to value ratio at origination of over ninety percent (collectively, “High Risk Loans”).

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any investment securities that are secured by High Risk Loans.

3.21 Reorganization. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Antitakeover Provisions Inapplicable. The Board of Directors of the Company (i) has approved the transactions contemplated by this Agreement such that the provisions of Sections 14A:10A-1 et seq. of the BCA will not, assuming the accuracy of the representations contained in Section 4.12 of this Agreement, apply to this Agreement or any of the other transactions contemplated hereby and (ii) has taken all action required to be taken by it pursuant to the certificate of incorporation of the Company to assure that the representation set forth in Section 3.24 of this Agreement is accurate.

3.23 Investment Securities; Borrowings; Deposits.

(a) Except for investments in Federal Home Loan Bank stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the Ordinary Course of Business and restrictions that exist for securities to be classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b) Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the face of the Company Financial Statements and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the Ordinary Course of Business, consistent with regulatory requirements and listed (as of the date hereof) in Section 3.23(b) of the Company Disclosure Schedule.

(c) Set forth in Section 3.23(c) of the Company Disclosure Schedule is a true and complete list of the borrowed funds (excluding deposit accounts) of the Company and its Subsidiaries as of December 31, 2014.

(d) None of the deposits of the Company or any of its Subsidiaries is a “brokered” deposit.

3.24 Vote Required. Assuming that a quorum is present in person or by proxy at the Company Shareholders’ Meeting, approval by a majority of the votes cast at such meeting by the holders of Company Common Stock shall be sufficient to constitute approval by the Company’s shareholders of this Agreement and the Merger. A majority of the outstanding shares of Company Common Stock constitutes a quorum for purposes of the Company Shareholders’ Meeting.

3.25 Intellectual Property. Except as set forth in Section 3.25 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries: (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the Ordinary Course of Business, all right, title and interest in and to its respective Owned Intellectual Property and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the Knowledge of Company, the Owned Intellectual Property that is Registered is valid and enforceable.

(b) The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(c) The operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any Person.

(d) Other than as set forth in Section 3.25(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice (including, but not limited to, any invitation to license or request or demand to refrain from using intellectual property rights) from any Person during the two years prior to the date hereof, asserting that the Company or any of its Subsidiaries, or the operation of any of their respective businesses, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property rights.

(e) To the Company’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s or any of its Subsidiaries’ rights in the Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has taken reasonable measures to protect: (i) their rights in their respective Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Company’s Knowledge, no Person has gained unauthorized access to the Company’s or its Subsidiaries’ IT Assets.

(g) The Company’s and each of its Subsidiaries’ respective IT Assets: (i) operate and perform in all material respects as required by the Company and each of its Subsidiaries in connection with their respective businesses and (ii) to the Company’s Knowledge, have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices.

(h) The Company and each of its Subsidiaries: (i) is, and at all times prior to the date hereof has been, compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any notice asserting any violations of any of the foregoing. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments.

(i) For purposes of this Agreement:

(1) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(2) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(3) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(4) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(5) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

3.26 Prior Regulatory Applications. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, from January 1, 2012 through the date hereof, no regulatory agency has objected to, denied, or advised the Company or any Subsidiary of the Company to withdraw, and to the Company’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Company or any Subsidiary of the Company regarding, any application, notice, or other request filed by the Company or any Subsidiary of the Company with any Governmental Entity having jurisdiction over the Company or such Subsidiary.

3.27 Disclosure. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

References herein to the “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Parent to the Company. Except as set forth in the Parent Disclosure Schedule, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is registered as a bank holding company under the BHCA. Copies of the certificate of incorporation and by-laws of Parent have previously been delivered to the Company’s counsel (with a designation that such copies have been delivered pursuant to Section 4.1(a) of the then current draft of this Agreement); such copies are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) The Parent’s Bank is a state-chartered commercial banking corporation duly organized and validly existing under the Laws of the State of New Jersey. The deposit accounts of the Parent’s Bank are insured by the FDIC through the FDIC’s Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of Parent’s other Subsidiaries is a business entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of Parent’s Subsidiaries has the power (corporate or otherwise) and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 70,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, no par value (“Parent Preferred Stock”). As of March 1, 2015, there were 37,896,357 shares of Parent Common Stock outstanding, no shares of Parent Common Stock held by Parent as treasury stock, no shares of Parent Preferred Stock outstanding and no shares of Parent Preferred Stock held as treasury stock. As of December 31, 2014, there were no shares of Parent Common Stock reserved for issuance except for 1,755,595 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock incentive plans (the “Parent Stock Incentive Plans”). Parent does not maintain its own dividend reinvestment and stock purchase plan. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for shares of capital stock issuable pursuant to the Parent Stock Incentive Plans, as of the date hereof Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity security of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity security of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or all of the other equity interests of each of its Subsidiaries, free and clear of all Liens, and all of such shares or other equity interests are duly authorized and validly issued, are (if applicable) fully paid and nonassessable and are free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interests of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and, subject to the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated hereby and the Parent’s Bank Subsidiary has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to (x) the Parties’ obtaining (i) all bank regulatory approvals required to effectuate the Merger and the Bank Merger and (ii) the other approvals listed in Section 4.4 of this Agreement, to consummate the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof. On or prior to the date of this Agreement, Parent’s Board of Directors has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its shareholders and declared the Merger and the other transactions contemplated hereby to be advisable and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of the Parent’s Bank. No other corporate proceedings on the part of Parent or the Parent’s Bank are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent or the execution and delivery of the Bank Merger Agreement by the Parent’s Bank, nor the consummation by Parent of the transactions contemplated hereby in accordance with the terms hereof or the consummation by the Parent’s Bank of the transactions contemplated by the Bank Merger Agreement in accordance with the terms thereof, or compliance by Parent with any of the terms or provisions hereof or compliance by the Parent’s Bank with any of the terms or provisions of the Bank Merger Agreement, will (i) violate any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 of this Agreement are duly obtained and except as set forth in Section 4.3(b) of the Parent Disclosure Schedule, (x) violate any Law or Order applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (ii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the FRB and approval of such applications and notices, (b) the filing of applications and notices, as applicable, with the FDIC and approval of such applications and notices, (c) the filing of applications and notices, as applicable, with the New Jersey Department and approval of such applications and notices, (d) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (e) the filing of the Certificate of Merger with the Department of the Treasury of the State of New Jersey pursuant to the BCA, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Global Select Market, (g) such filings as shall be required to be made with any applicable state securities bureaus or commissions, (h) such consents, authorizations or approvals as shall be required under the Environmental Laws and (i) such other filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on behalf of Parent or the Parent’s Bank in connection with (1) the execution and delivery by Parent of this Agreement, (2) the consummation by Parent of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by the Parent’s Bank of the Bank Merger Agreement and (4) the consummation by the Parent’s Bank of the Bank Merger and the other transactions contemplated thereby.

4.5 Reports. Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (i) the FRB, (ii) the New Jersey Department, (iii) the FDIC and (iv) any other Governmental Entity that regulates Parent or any of its Subsidiaries (collectively with the FRB, the New Jersey Department and the FDIC, the “Parent Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by the Parent Regulatory Agencies in the regular course of the business of Parent and its Subsidiaries, and except as set forth in Section 4.5 of the Parent Disclosure Schedule, no Parent’s Regulatory Agency has initiated any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2011 the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger. There is no unresolved violation, criticism, or exception by any Parent’s Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries the effect of which is reasonably likely to have a Material Adverse Effect on Parent or to delay approval of the Merger or the Bank Merger by any Governmental Entity having jurisdiction over the Merger, the Bank Merger, the Parent, the Company or their respective Subsidiaries or which is reasonably likely to result in such Governmental Entity’s objecting to the Merger or the Bank Merger.

4.6 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated statements of financial condition of Parent and its Subsidiaries as of December 31, 2013 and 2014, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2012, 2013 and 2014, in each case accompanied by the audit report of KPMG LLP or Grant Thornton LLP, in each case independent public accountants with respect to Parent, (b) the notes related thereto, (c) the unaudited consolidated statement of financial condition of the Company and its Subsidiaries as of March 31, 2015 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 2014 and 2015 and (d) the notes related thereto (the “Parent Financial Statements”). Each of KPMG LLP and Grant Thornton LLP is independent with respect to Parent and its Subsidiaries to the extent required by Regulation S-X of the SEC. The consolidated statements of financial condition of the Parent (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of financial condition of the Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof, and the consolidated statements of income, changes in shareholders’ equity and cash flows (including the related notes, where applicable) included within the Parent Financial Statements fairly present, and the consolidated statements of income, changes in shareholders’ equity and cash flows of Parent (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will fairly present, the results of the consolidated operations and consolidated financial position of the Parent and its Subsidiaries for the respective fiscal periods therein set forth; each of the Parent Financial Statements (including the related notes, where applicable) complies, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will comply, with accounting requirements applicable to financial statements to be included or incorporated by reference in the S-4 and with the published rules and regulations of the SEC with respect thereto, including without limitation Regulation S-X; and each of the Parent Financial Statements (including the related notes, where applicable) has been, and each of such consolidated financial statements (including the related notes, where applicable) to be included or incorporated by reference in the S-4 will be, prepared in accordance with GAAP consistently applied during the periods involved, except, in the case of unaudited statements, as permitted by the SEC with respect to financial statements included on Form 10-Q. The books and records of the Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, and reflect only actual transactions.

4.7 SEC Reports.

(a) Parent has filed all reports, schedules, registration statements, prospectuses and other documents, together with amendments thereto, required to be filed with the SEC since December 31, 2011 (the “Parent Reports”). Except as set forth in Section 4.7(a) of the Parent Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent Reports complied, and each Parent Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports. None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 and to the Knowledge of Parent no enforcement action has been initiated against Parent or its officers or directors by the SEC relating to disclosures contained in any Parent Report.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to the management of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent Reports. Management of Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (2) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(c) Except as set forth in Section 4.7(c) of the Parent Disclosure Schedule, since January 1, 2012, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any member of Parent’s Board of Directors or executive officer of Parent or any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls.

4.8 Absence of Certain Changes or Events. Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement, since December 31, 2014, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Parent.

4.9 Legal Proceedings.

(a) Except as disclosed in any Parent Report filed with the SEC prior to the date of this Agreement or as may be set forth in Section 4.9(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.9(b) of the Parent Disclosure Schedule, there is no Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Parent Information.

(a) The information relating to Parent and the Parent’s Bank to be contained in the Proxy Statement, as of the date the Proxy Statement is mailed to shareholders of the Company, and up to and including the date of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the S-4 will comply in all material respects with all provisions of the Securities Act and the rules and regulations thereunder.

(b) The information relating to Parent and its Subsidiaries to be contained in the Parent’s applications to the FRB, the FDIC and the New Jersey Department will be accurate in all material respects.

4.11 Compliance with Applicable Law. Except as set forth in Section 4.11 of the Parent Disclosure Schedule, each of Parent and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and each of Parent and each of its Subsidiaries has complied with, and is not in default in any respect under any, applicable Law of any federal, state or local Governmental Entity relating to Parent or its Subsidiaries (other than where such defaults or non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Parent). Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent and its Subsidiaries have not received notice of violation of, and do not know of any such violations of, any of the above which have or are likely to have a Material Adverse Effect on Parent.

4.12 Ownership of Company Common Stock; Affiliates and Associates.

(a) Other than as contemplated by this Agreement, neither Parent nor any of its “affiliates” or “associates” (as such terms are defined under the Exchange Act) beneficially owns, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).

(b) Neither Parent nor any of its Subsidiaries is an “interested stockholder” of the Company as defined under Section 14A:10A-3 of the BCA.

4.13 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any Regulatory Agreement with any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Neither Parent nor any of its Subsidiaries is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.14 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan or other circumstances that could prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Disclosure. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements in Article IV not misleading.

4.16 Loan Loss Provision. As of March 31, 2015, the allowance for loan losses in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute such allowance complies in all material respects with GAAP and all applicable policies of the Parent Regulatory Agencies. As of March 31, 2015, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the Parent Financial Statements was adequate pursuant to GAAP, and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP and all applicable policies of all Parent Regulatory Agencies.

4.17 Community Reinvestment Act. All Subsidiaries of Parent that are subject to the CRA have a CRA rating of at least “satisfactory”. Except as listed on Section 4.17 of the Parent Disclosure Schedule, from January 1, 2012 through the date hereof, no person or group has adversely commented in writing to Parent or any of its Subsidiaries subject to the CRA in a manner requiring recording in a file of CRA communications upon such entity’s CRA performance.

4.18 Prior Regulatory Applications. Except as disclosed in Section 4.18 of the Parent Disclosure Schedule, from January 1, 2012 through the date hereof, no regulatory agency has objected to, denied, or advised Parent or any Subsidiary of Parent to withdraw, and to Parent’s Knowledge, no third party has submitted an objection to a Governmental Entity having jurisdiction over the Parent or any Subsidiary of Parent regarding, any application, notice, or other request filed by Parent or any Subsidiary of Parent with any Governmental Entity having jurisdiction over Parent or such Subsidiary.

4.19 Regulatory Capital. Upon consummation of the Merger, and after taking account of the Merger and Parent’s ownership of the Company’s Bank, as calculated on a pro forma basis as of March 31, 2015, Parent will be deemed “well capitalized” under the applicable capital standards and policies of the FRB as in effect on the date of this Agreement (it being understood that this representation shall not be updated as of the Closing Date).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action that would adversely affect or delay the ability of the Company or Parent to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that would adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or that would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise specifically provided by this Agreement or as consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than the declaration or payment of a quarterly cash dividend on the Company Series C Preferred Stock not to exceed the rate provided therefor in the Company’s certificate of incorporation at the intervals provided therefor in the Company’s certificate of incorporation;

(b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, (iv) accelerate the exercisability or vesting of any Stock Options, other than pursuant to their terms as in effect on the date hereof or (v) enter into any agreement with respect to any of the foregoing, except, in the case of clauses (ii) and (iii), for (I) the issuance of Company Common Stock upon conversion of Company Series C Preferred Stock in accordance with the Company’s certificate of incorporation and (II) the issuance of up to a total of 30,562 shares of Company Common Stock upon the exercise of Company Stock Options granted under the Company Stock Compensation Plans prior to the date hereof, any such exercise to be in accordance with the original terms of such Stock Options;

(c) amend its certificate of incorporation, by-laws or other similar governing documents;

(d) make any capital expenditures other than those that (i) are made in the Ordinary Course of Business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $50,000 in the aggregate;

(e) enter into any new line of business or offer any new products or services;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the Ordinary Course of Business;

(g) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(h) change its methods of accounting in effect at December 31, 2014, except as required by changes in GAAP or regulatory accounting principles as concurred with in writing by the Company’s independent auditors;

(i)(1) enter into, establish, adopt, amend, modify or terminate any Company Benefit Plan or any agreement, arrangement, plan, trust, other funding arrangement or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers, employees or independent contractors, change any trustee or custodian of the assets of any plan or transfer plan assets among trustees or custodians, (2) increase or accelerate payment of in any manner the compensation or fringe benefits of any director, officer or employee or pay any bonus or benefit not required by any Company Benefit Plan or agreement as in effect as of the date hereof, other than the payment of employee bonuses to specified persons and in the specified amounts set forth on Schedule 5.1(i)(1) hereto or (3) grant, award, amend, modify or accelerate any stock options, stock appreciation rights, restricted shares, restricted share units, performance units or shares or any other awards under the Company Stock Compensation Plans or otherwise, other than any acceleration required under the terms of the Company Stock Compensation Plans in effect on the date hereof or under any grant agreement issued thereunder as such grant agreement exists on the date hereof and other than providing for the cancellation of Stock Options in accordance with the provisions of Article I of this Agreement;

(j) other than activities in the Ordinary Course of Business, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties (including, without limitation, any Company Property) or other rights or agreements except as otherwise specifically contemplated by this Agreement or otherwise take or permit any action that otherwise would impair the condition of title to the Company Property or any part thereof;

(k) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) file any application to relocate or terminate the operations of any banking office of it or any of its Subsidiaries;

(m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space (including, without limitation, any Real Property Lease) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(n) other than in the Ordinary Course of Business, in individual amounts not to exceed $200,000, and other than investments for the Company’s portfolio made in accordance with Section 5.1(o) of this Agreement, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity;

(o) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities that would not be considered “high risk” securities and which are purchased in the Ordinary Course of Business;

(p) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $50,000 or involving any material restrictions upon the operations of the Company or any of its Subsidiaries;

(q) except in the Ordinary Course of Business and in amounts less than $250,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

(r) (x) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, if (A) such transaction is not made in accordance with the Company’s Board-approved loan policy manual in effect on the date hereof (the “Lending Manual”), (B) the collateral involved in such transaction is located outside of the states of New Jersey and New York, (C) the transaction involves an extension or renewal of an existing loan, lease (credit equivalent), advance, credit enhancement or other extension of credit with an aggregate principal amount in excess of $2,500,000, (D) the transaction involves a new loan, lease (credit equivalent), advance, credit enhancement or other extension of credit involving an aggregate principal amount in excess of $2,500,000, (E) the transaction involves a restructuring of a prior extension of credit with an aggregate principal amount (prior to the restructuring) in excess of $1,000,000, (F) the underlying extension of credit is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such an extension of credit; (G) the transaction involves a loan or commitment to an employee, director, officer or other Affiliate of the Company or any of its Subsidiaries or is otherwise subject to the FRB’s Regulation O, regardless of the amount of such transaction; (H) the transaction arises outside of the Ordinary Course of Business of the Company and its Subsidiaries; or (I) the transaction involves an “interest rate swap” or (y) make any commitment in respect of any of the foregoing;

(s) incur any additional borrowings beyond those set forth in Section 5.1(s) of the Company Disclosure Schedule other than short-term (with a final maturity of two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements in the Ordinary Course of Business, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of the Company or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder (it being understood that deposits shall not be deemed to be borrowings within the meaning of this sub-section);

(t) make any investment or commitment to invest in real estate, other than investments related to maintenance of owned or leased real estate used by Company as of the date hereof, or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans;

(u) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to Parent, make any construction loans outside the Ordinary Course of Business, make any real estate loans secured by undeveloped land or make any real estate loans secured by land located outside the States of New Jersey and New York;

(v) establish, or make any commitment relating to the establishment of, any new branch or other office facilities other than those for which all regulatory approvals have been obtained; with respect to any such new branch or other office facility for which regulatory approval has been received, make any capital expenditures that in the aggregate would exceed $50,000;

(w) elect to the Board of Directors of the Company any person who is not a member of the Board of Directors of the Company as of the date hereof;

(x) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(y) after an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors, take any intentional act, or intentionally omit to take any act, that causes any one or more of the Company’s representations in this Agreement to be inaccurate in any material respect as of the date of such act or omission;

(z) take any other action outside of the Ordinary Course of Business; or

(aa) agree to do any of the foregoing.

5.2 Covenants of Parent. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonably efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (ii) take no action which would materially adversely affect or delay the ability of the Company or Parent to perform it covenants and agreements on a timely basis under this Agreement, and (iii) take no action which would materially adversely affect or delay the ability of the Company or Parent to obtain any necessary approvals, consents or waivers of any Governmental Entity or third party required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the Parent Disclosure Schedule or as otherwise specifically provided by this Agreement or consented to in writing by the Company (such consent not to be unreasonably withheld), Parent shall not, and shall not permit any of its Subsidiaries to:

(a) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or not being satisfied prior to the Cut-Off Date;

(b) change its methods of accounting in effect at December 31, 2014, except in accordance with changes in GAAP or regulatory accounting principles as concurred with by Parent’s independent auditors;

(c) amend its certificate of incorporation, by-laws or similar governing documents other than (i) to enable Parent to comply with the provisions of this Agreement, (ii) to enable Parent’s Bank to comply with the provisions of the Bank Merger Agreement, (iii) to establish one or more series of Parent Preferred Stock or (iv) to adopt provisions or authorize actions that do not materially and adversely affect the holders of Company Series C Preferred Stock or Company Common Stock; or

(d) agree to do any of the foregoing.

5.3 No Solicitation.

(a) Except as expressly permitted by this Section 5.3, the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their best efforts to cause their respective representatives not to, initiate, solicit or knowingly encourage or facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event that, prior to the time that the Company’s shareholders’ approval of the Merger (the “Company Shareholder Approval”) is obtained but not after, (1) the Company receives, after the execution of this Agreement, an unsolicited bona fide Acquisition Proposal from a person other than Parent, and (2) the Company’s Board of Directors concludes in good faith (A) that, after consulting with its financial advisor, such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) that, after considering the advice of outside counsel, failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions with respect to such Acquisition Proposal; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into an agreement with such third party on terms substantially similar to and no more favorable to such third party than those contained in the Confidentiality Agreement between Parent and the Company dated June 18, 2015 as to Parent and June 19, 2015 as to the Company (the “Confidentiality Agreement”) and any non-public information provided to any person given access to nonpublic information shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person. The Company will (A) immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal, (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Affiliates or representatives is a party and (C) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b) Neither the Company’s Board of Directors nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 5.3(a) of this Agreement). Notwithstanding the foregoing, prior to the date of the Company Shareholders Meeting, the Company’s Board of Directors may take any of the actions specified in items (i) and (ii) of the preceding sentence (a “Company Subsequent Determination”) after the fourth (4th) Business Day following Parent’s receipt of a written notice (the “Notice of Superior Proposal”) from the Company (A) advising that the Company’s Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.3 or from an action by a representative of the Company or its Subsidiaries that would have been such a breach if committed by the Company or its Subsidiaries) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept), (B) specifying the material terms and conditions of, and the identity of the party making, such Superior Proposal, and (C) containing an unredacted copy of the relevant transaction agreements with the party making such Superior Proposal, if, but only if, the Company’s Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law and that such Acquisition Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that are committed to in writing by Parent pursuant to this Section 5.3(b).

Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Board Recommendation or the making of a Company Subsequent Determination by the Company’s Board of Directors shall not change the approval of the Company’s Board of Directors for purposes of causing any takeover Laws (or comparable provisions of any certificate of incorporation, by-law or agreement) to be inapplicable to this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(c) Nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (if and to the extent that such rules are applicable to the Company) or other disclosure requirements under applicable Law, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(d) In addition to the obligations of the Company set forth in Sections 5.3(a) and (b) of this Agreement, in the event that the Company or any of its Subsidiaries or any representative of the Company or its Subsidiaries receives (i) any Acquisition Proposal or (ii) any request for non-public information or to engage in negotiations that the Company’s Board of Directors believe is reasonably likely to lead to or that contemplates an Acquisition Proposal, the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing of the existence of the matters described in clause (i) or (ii), together with the material terms and conditions of such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. The Company shall keep Parent reasonably well informed in all material respects of the status (including after the occurrence of any material amendment or modification) of any such Acquisition Proposal or request. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing non-public information or to engage in negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a) or (b) of this Agreement and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(e) For purposes of this Agreement:

(i) “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, a tender or exchange offer to acquire 25% or more of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, the Company or any of its Subsidiaries.

(ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%) that the Company’s Board of

Directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.3(b) of this Agreement or otherwise), after (1) receiving the advice of its financial advisor (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein as such terms may be adjusted by Parent pursuant to Section 5.3(b) of this Agreement or otherwise) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company shall cooperate with Parent in the preparation of the Proxy Statement to be included within the S-4. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. With the Company’s cooperation, Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable Laws relating to the exchange of information, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement (collectively, the “Filing Documents”). Parent agrees promptly to advise the Company if, at any time prior to the Company Shareholders’ Meeting, any information provided by Parent for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Company with the information needed to correct such inaccuracy or omission. Parent shall promptly furnish the Company with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to Parent and Parent’s Subsidiaries, to comply with all applicable legal requirements. The Company agrees promptly to advise Parent if, at any time prior to the Company Shareholders’ Meeting, any information provided by the Company for the Filing Documents becomes incorrect or incomplete in any material respect and promptly to provide Parent with the information needed to correct such inaccuracy or omission. The Company shall promptly furnish Parent with such supplemental information as may be necessary in order to cause the Filing Documents, insofar as they relate to the Company and the Company Subsidiaries, to comply with all applicable legal requirements.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

6.2 Access to Information.

(a) The Company shall permit, and shall cause each of the Company’s Subsidiaries to permit, Parent and its representatives, and Parent shall permit, and shall cause each of Parent’s Subsidiaries to permit, the Company and its representatives, reasonable access to their respective properties, and shall disclose and make available to Parent and its representatives, or the Company and its representatives, as the case may be, all books, papers and records relating to its and its Subsidiaries’ assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ and shareholders’ meetings (excluding information related to the Merger and the Bank Merger), organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Parent and its representatives or the Company and its representatives may have a reasonable interest, all to the extent reasonably requested by the Party seeking such access. However, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any Law or Order or would waive any privilege. The Parties will use commercially reasonable efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, the Company acknowledges that Parent may be involved in discussions from time to time concerning other potential acquisitions and Parent shall not be obligated to disclose information regarding such discussions to the Company except as such information is disclosed to Parent’s shareholders generally.

(b) During the period from the date of this Agreement to the Effective Time, each of the Company and Parent will cause one or more of its designated representatives to confer with representatives of the other Party on a monthly or more frequent basis regarding its consolidated business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, the Company agrees to provide Parent with internally prepared consolidated profit and loss statements no later than 20 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated quarterly financial statements. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year (commencing with the year ended December 31, 2015), the Company will deliver to Parent and Parent will deliver to the Company their respective consolidated annual financial statements.

(c) All information furnished pursuant to Sections 6.2(a) and 6.2(b) of this Agreement shall be subject to, and each of the Company and Parent shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

(d) No investigation by either of the Parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

(e) As soon as reasonably available, but in no event more than forty-five (45) days after the end of each fiscal quarter ending after the date of this Agreement and prior to the Effective Time, the Company will deliver to Parent the Company’s Bank’s call reports filed with the New Jersey Department and the FDIC.

6.3 Shareholders’ Meeting. The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby and holding a “Say on Merger Pay” non-binding advisory vote if such advisory vote is required by applicable SEC regulations (the “Company Shareholders’ Meeting”). The Company will, through its Board of Directors, unless legally required to do otherwise for the discharge by the Company’s Board of Directors of its fiduciary duties as advised by such Board’s legal counsel and the provisions of Section 5.3 of this Agreement, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement.

6.4 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII of this Agreement, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

6.5 Voting Agreements. Contemporaneous with the execution of this Agreement, the Company shall deliver to Parent copies of voting agreements, each in the form and substance of the agreement annexed hereto as Exhibit B, signed by each member of the Board of Directors of the Company (the “Voting Agreements”).

6.6 NASDAQ Global Select Market Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as of the Effective Time.

6.7 Employee Benefit Plans; Existing Agreements.

(a) As of or as soon as practicable following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employ of Parent or its Subsidiaries subsequent to the Effective Time (the “Company Employees”) shall be eligible to participate in the employee benefit plans of Parent and its Subsidiaries (the “Parent Plans”) in which similarly situated employees of Parent and its Subsidiaries participate, to the same extent as similarly situated employees of Parent or its Subsidiaries (it being understood that inclusion of Company Employees in such Parent Plans may occur at different times with respect to different plans). The Company agrees to take any necessary actions to cease benefit accruals under any Company plan that is a Tax-qualified defined benefit plan as of the Effective Time.

(b) With respect to each Parent Plan, other than an employee pension plan as such term is defined in Section 3(2) of ERISA, for purposes of determining eligibility to participate, service with the Company (or predecessor employers to the extent that the Company provides past service credit) shall be treated as service with Parent. Parent shall use commercially reasonable efforts to cause each Parent Plan that is a group health plan to waive pre-existing condition limitations applicable to the Company Employees (to the same extent such limitations were satisfied immediately prior to the Closing).

(c) Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Effective Time, the Company shall, and shall cause its Subsidiaries to, terminate any and all Company Benefit Plans that are intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”), unless Parent provides written notice to the Company that any such 401(k) Plans shall not be terminated. The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its Subsidiaries, as the case may be. Such resolutions shall be subject to review by, and shall be in form and substance reasonably acceptable to, Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plan as Parent may reasonably request.

6.8 Indemnification.

(a) For a period commencing as of the Effective Time and ending six years after the Effective Time, to the extent permitted by Law, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Company’s Bank or who serves or has served at the request of the Company or the Company’s Bank as a director or officer with any other person (collectively, the “Indemnitees”) against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, subject to the provisions of this Section 6.8, reasonable costs of investigation and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of the Company or serves or has served at the request of the Company as a director or officer with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the Company or any of its Affiliates, or by any former or present shareholder of the Company (each a “Claim” and collectively, “Claims”), including, without limitation, any Claim that is based upon, arises out of or in any way relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee’s service as a member of the Board of Directors of the Company or its Subsidiaries or of any committee thereof, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of Parent set forth in this Section 6.8, in each case to the fullest extent that the Company would have been permitted under its certificate of incorporation and by-laws in effect as of the date hereof (and Parent shall also advance expenses as incurred due to clauses (i) or (ii) above to the fullest extent so permitted).

Any Indemnitee wishing to claim indemnification under this Section 6.8 shall promptly notify Parent in writing upon learning of any Claim, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnitee except to the extent that such failure prejudices Parent. In the event of any Claim as to which indemnification under this Section 6.8 is applicable, (x) Parent shall have the right to assume the defense thereof and Parent shall not be liable to the applicable Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent elects not to assume such defense, or counsel for such Indemnitee advises that there are issues that raise conflicts of interest between Parent and such Indemnitee, such Indemnitee may retain counsel satisfactory to such Indemnitee, and Parent shall pay the reasonable fees and expenses of such counsel for such Indemnitee as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this Section 6.8 to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. Parent shall not be liable for the settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 6.8, Parent shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law or public policy.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to the Company’s existing annual coverage limits) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that (A) in no event shall Parent be required to expend an aggregate annual premium in excess of 200% of the annual premium most recently paid by the Company prior to the date hereof (the “Insurance Amount”) to maintain or procure insurance coverage (which current annual premium is set forth in Section 6.8(b) of the Company Disclosure Schedule), (B) if Parent is unable to maintain or obtain the insurance called for by this Section 6.8(b), Parent shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount and (C) notwithstanding any provision herein to the contrary, Parent shall be deemed to have satisfied all of its obligations pursuant to this Section 6.8(b) in the event that it acquires, or directs the Company to acquire at an aggregate premium cost not to exceed 300% of the annual premium most recently paid by the Company prior to the date hereof, single premium tail insurance. The Company shall use commercially reasonable efforts to cooperate with Parent in the event that Parent determines to acquire, or directs the Company to acquire, such tail insurance with respect to the Company’s existing directors’ and officers’ liability insurance policy.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Arrangements. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

6.10 Intentionally omitted.

6.11 Employee Severance and other Employment Matters.

(a) Although, except as otherwise provided for herein, Parent shall be under no obligation to retain any employee of Company or Company Bank, Parent will, as of the Effective Date, make a good faith effort to offer continued employment to each employee of Company or the Company Bank, whether in their current position or in another position with Parent or its Subsidiaries, subject to Parent’s employment policies and procedures and the needs of Parent and its Subsidiaries. Notwithstanding the forgoing, any person who is serving as an employee of either the Company or the Company’s Bank as of the date hereof whose employment is terminated or substantially adversely modified by Parent or any of its Subsidiaries within one year after the Effective Time (unless such termination or substantial adverse modification of employment is for cause or such employee is a party to an employment agreement or other arrangement that provides for severance) shall be entitled to severance payments from Parent in accordance with the formula set forth in Section 6.11 of the Company Disclosure Schedule. For purposes of this Section 6.11, “cause” shall mean termination or substantial adverse modification because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any Law (other than traffic violations or similar minor offenses). For purposes of this Section 6.11, an employee’s employment shall be deemed to be substantially adversely modified if there has been a substantial diminution in such employee’s compensation or the overall importance of such employee’s position, as determined by balancing (i) any increase or decrease in the scope of such employee’s responsibilities against (ii) any increase or decrease in the relative extent of the business, activities or functions (or portions thereof) for which such employee has and had responsibility; provided, however, that neither a change of such employee’s title or a change in the employer’s organizational hierarchy, without a decrease in relative responsibility balanced as set forth above, shall be considered a substantial diminution of overall importance.

(b) Parent shall honor and perform under and/or permit the Company to honor and perform under those certain agreements set forth on Section 6.11(b) of the Company Disclosure Schedule.

6.12 Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any event, condition, change, occurrence, act or omission that causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation that is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of the Company and Parent shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

6.13 Certain Matters, Certain Revaluations, Changes and Adjustments. Notwithstanding that the Company believes that it and its Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, the Company recognizes that Parent may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Parent and in order to formulate the plan of integration for the Merger and the Bank Merger, the Company shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Parent and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by the Company and its Subsidiaries, provided, however, that the Company shall not be required to take such action (A) more than five days prior to the Effective Time; and (B) unless Parent agrees in writing that all conditions to closing set forth in Article VII of this Agreement have been satisfied or waived (other than those conditions relating to delivery of documents on the Closing Date); and provided further, however, that no accrual or reserve made by the Company or any Company Subsidiary pursuant to this Section 6.13 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.14 Other Policies. Between the date of this Agreement and the Effective Time, the Company shall cooperate with Parent to reasonably conform the policies and procedures of the Company and its Subsidiaries regarding applicable regulatory matters to those of Parent and its Subsidiaries, as Parent may reasonably identify to the Company from time to time, provided, however, that implementation of such conforming actions may at the Company’s discretion be delayed until the time period following receipt of shareholder and all regulatory approvals, as provided in Section 6.13 of this Agreement.

6.15 Other Transactions. The Company acknowledges that Parent may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning the Company and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Parent or in SEC reports in connection with such transactions. Parent shall provide the Company and its counsel with copies of such registration statements at the time of filing. The Company agrees to provide Parent with any information, certificates, documents or other materials about the Company and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements that may be filed by Parent prior to the Effective Time. The Company shall use its reasonable efforts to cause its attorneys and accountants to provide Parent and any underwriters for Parent with any consents, comfort letters, opinion letters, reports or information that are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Parent shall reimburse the Company for reasonable expenses thus incurred by Company should this Agreement be terminated for any reason. Parent shall not file with the SEC any such registration statement or amendment thereto or supplement thereof containing information regarding the Company unless the Company shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

6.16. Failure to Fulfill Conditions. In the event that Parent or the Company determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the Cut-Off Date and that it will not waive that condition, it will promptly notify the other Party. The Company and Parent will promptly inform the other of any facts applicable to the Company or Parent, respectively, or their respective directors, officers or Subsidiaries, that would be reasonably likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or that would otherwise prevent or materially delay completion of the Merger or the Bank Merger. Any information so provided shall be retained by the receiving Party in accordance with the terms of the Confidentiality Agreement.

6.17. Transaction Expenses of the Company.

(a) The Company shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. The Company shall advise Parent monthly of all out-of-pocket expenses that the Company and its Subsidiaries have incurred in connection with the transactions contemplated hereby. The Company shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) Parent, in reasonable consultation with the Company, shall (subject to Section 9.3 of this Agreement) make all arrangements with respect to the printing and mailing of the Proxy Statement.

6.18 Pre-Closing Delivery of Financial Statements. Prior to the Closing, the Company shall deliver to Parent such consolidated financial statements of the Company as Parent shall reasonably request in order to enable Parent to comply with its reporting obligations under the Exchange Act, together with an executed report of the Company’s outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Parent. The financial statements delivered pursuant to this Section 6.18 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC’s Regulation S-X, such that such financial statements are suitable for filing by Parent with the SEC in response to Items 2 and 9 of the SEC’s Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Parent an executed consent, in form and substance satisfactory to the Parent and suitable for filing by the Parent with the SEC, which consent shall authorize the Parent to file with the SEC the report referred to in this Section 6.18 and all other reports delivered by the Company hereunder.

6.19 ISRA. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written opinion from its counsel (based upon an affidavit from the Company that is approved by Parent, such opinion to be in form and substance satisfactory to Parent) that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a “Response Action Outcome” (as such term is defined under ISRA and SRRA) in form and substance satisfactory to Parent, or (iii) a “Remediation Certification” (as such term is defined in N.J.A.C. 7:26B-1, et seq.), in form and substance satisfactory to Parent, prepared by a New Jersey Licensed Site Remediation Professional (“LSRP”) pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of a Response Action Outcome, or (iv) approval of any “Remedial Action Workplan” (as such term is defined under ISRA and SRRA) in form and substance satisfactory to Parent , or (v) issuance of a waiver or other approval by the New Jersey Department of Environmental Protection (“NJDEP”) pursuant to N.J.S.A. 13:1K-11.2 through 11.8 with respect to each property in New Jersey that the Company or any of its Subsidiaries owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a “Remediation Funding Source,” as such term is defined under BCSRA, or other financial assurance in form and amount approvable by the LSRP and the NJDEP as required in furtherance of the Company’s obligations under this Section 6.19.

6.20 Tax Treatment. Neither Parent nor the Company shall, or shall cause any of their respective Subsidiaries to, take any action inconsistent with the treatment of the Merger as a “reorganization” under Section 368(a) of the Code.

6.21 Payment of Retention Bonuses. Provided that a person listed on Section 6.21 of the Company Disclosure Schedule (i) remains an employee of the Company or the Company’s Bank from the date hereof through the date after the Effective Time when that person’s job function has been converted or transitioned and (ii) does not accept employment with Parent, Parent’s Bank or another Subsidiary of Parent for any period subsequent to the Effective Time, Parent shall pay to such person the bonus compensation provided for such employee in Section 6.21 of the Company Disclosure Schedule.

6.22 Shareholder Litigation. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or other Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.23 No Control Over Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.24 Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to the Parties’ obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement and using its commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such Party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this Section 6.24 shall be construed to require any Party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such Party shall consent in advance and in writing to such participation and the other Party agrees to reimburse and indemnify such Party for and against any and all costs and damages related thereto.

ARTICLE VII

CONDITIONS PRECEDENT

7.1. Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement to consummate the Merger shall be subject to the satisfaction or, where permissible under applicable Law, waiver at or prior to the Effective Time of the following conditions:

(a) Approval of Shareholders; SEC Registration; Blue Sky Laws. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of the Company. The S-4 shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Parent Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities Laws.

(b) Regulatory Filings. All necessary approvals and consents (including without limitation any required approval (or in the case of the FRB, any required approval or waiver) of the FDIC, the New Jersey Department, the FRB, the SEC and (if necessary) the NJDEP) of Governmental Entities required to consummate the transactions contemplated hereby and contemplated by the Bank Merger Agreement shall have been obtained without the imposition of any term or condition that would, in Parent’s reasonable judgment, impair, in any material respect, the value of the Merger to Parent. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable) shall have expired. Both the Parent’s Bank and the Company’s Bank shall have taken all action necessary to consummate the Bank Merger immediately after the Effective Time.

(c) Suits and Proceedings. No Order shall be outstanding against a Party or its Subsidiaries or a third party that would have the effect of preventing completion of the Merger or the Bank Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity seeking to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more Parties, the Company’s Bank or the Parent’s Bank in connection with this Agreement or the Bank Merger Agreement and which Parent or the Company determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger or the Bank Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the Party electing not to proceed of any of the material benefits to it of the Merger.

(d) Tax Opinion. Parent and Company shall each have received an opinion, dated as of the Effective Time, of Lowenstein Sandler LLP, reasonably satisfactory in form and substance to the Company and its counsel and to Parent, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income Tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Lowenstein Sandler LLP representation letters, in each case in form and substance reasonably satisfactory to Lowenstein Sandler LLP and dated the date of such opinion, on which Lowenstein Sandler LLP shall be entitled to rely.

(e) Listing of Shares. The shares of Parent Common Stock which shall be issuable to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

(f) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

7.2. Conditions to the Obligations of Parent Under this Agreement. The obligations of Parent under this Agreement shall be further subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of the Company. Except for those representations and warranties that are made as of a particular date, the representations and warranties of the Company contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. The Company shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. The Company shall have furnished Parent with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as Parent may reasonably request.

(c) Accountant’s Letter. If requested by Parent prior to the date on which the SEC declares the S-4 effective, the Company shall have caused to be delivered to Parent “cold comfort” letters or letters of procedures from the Company’s independent certified public accountants, dated (i) the date of the mailing of the Proxy Statement to the Company’s shareholders and (ii) a date not earlier than five Business Days preceding the date of the Closing and addressed to the Parent, concerning such matters as are customarily covered in transactions of the type contemplated hereby.

(d) Third Party Consents. All consents, waivers and approvals of any third parties (other than the consents, waivers and approvals referred to in Section 7.1(b) of this Agreement) that are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except for those as to which the failure to obtain would not be material (i) to the Company and its Subsidiaries taken as a whole or (ii) to the Parent and its Subsidiaries taken as a whole. None of the consents, approvals or waivers referred to in this Section 7.2(d) shall contain any term or condition which would have a material adverse impact on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

(e) Required Steps. The Company’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

(f) FIRPTA. The Company shall have delivered to Parent a certificate dated as of the Closing Date, in form and substance required under the Treasury Regulations promulgated pursuant to Section 1445 of the Code, certifying such facts as to establish that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.

7.3 Conditions to the Obligations of the Company Under this Agreement. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations of Parent. Except for those representations and warranties that are made as of a particular date, the representations and warranties of Parent contained in this Agreement shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) on the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent contained in this Agreement that are made as of a particular date shall be true and complete in all material respects (except with respect to those representations and warranties that are qualified as to materiality, which shall be true in all respects) as of such date. Parent shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date.

(b) Certificates. Parent shall have furnished the Company with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as the Company may reasonably request.

(c) Required Steps. The Parent’s Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time. All conditions to the consummation of the Bank Merger shall have been satisfied or waived.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of the Company and Parent;

(b) by either Parent or the Company upon written notice to the other Party if the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c) by either Parent or the Company, if the Merger shall not have been consummated on or before the one year anniversary of the date hereof (the “Cut-Off Date”) or such later date as shall have been agreed to in writing by Parent and the Company, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein;

(d) by either Parent or the Company if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other Party (determined as of the date hereof or, in the case of representations and warranties made as of a particular date, as of the date as of which such representation or warranty is made), which breach is not cured within thirty days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Cut-Off Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, (i) would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) of this Agreement (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) of this Agreement (in the case of a breach of a representation or warranty by Parent) or (ii) would constitute a Material Adverse Effect with respect to the Party committing such breach or breaches;

(f) by either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party hereto, which breach shall not have been cured within thirty days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Cut-Off Date;

(g) by the Company, if, prior to receipt of the Company Shareholder Approval, the Company has received a Superior Proposal, and in accordance with Section 5.3 of this Agreement, has entered into an acquisition agreement with respect to the Superior Proposal, but only if prior to terminating this Agreement, the Company (A) pays to Parent the Termination Fee and Termination Expenses, and (B) delivers to Parent a release signed by the parties to such acquisition agreement and any entity that controls such parties, which release shall be in form and substance reasonably satisfactory to Parent and shall irrevocably waive any right the releasing parties may have to challenge the payment to Parent of the Termination Fee and the payment to Parent of the Termination Expenses;

(h) by Parent if (I) prior to receipt of the Company Shareholder Approval, the Company or the Company’s Board of Directors (or any committee thereof) has (A) effected a Company Subsequent

Determination or approved, adopted, endorsed or recommended any Acquisition Proposal, (B) failed to make the Company Board Recommendation, withdrawn the Company Board Recommendation or failed to publicly re-affirm the Company Board Recommendation within five days after receipt from Parent of a written request to do so, (C) breached the terms of Section 5.3 of this Agreement in any material respect adverse to Parent, or (D) in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 10% or more of the outstanding shares of the Company’s Common Stock, recommended that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act or (II) any other event occurs that gives rise to the payment of a Termination Fee and Termination Expenses pursuant to Section 8.5 of this Agreement;

(i) by Parent if the conditions set forth in Sections 7.1 and 7.2 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date;

(j) by the Company if the conditions set forth in Sections 7.1 and 7.3 of this Agreement are not satisfied and are not capable of being satisfied by the Cut-Off Date; or

(k) by the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire board, at any time during the five day period commencing on the day after the Determination Date, if both of the following conditions are satisfied:

(1) the Parent Common Stock Average Price on the Determination Date shall be less than $9.24 (the “Base Amount”); and

(2) (i) the number (rounded to four decimals) obtained by dividing the Parent Common Stock Average Price on the Determination Date by the Parent Initial Price (the “Parent Ratio”) shall be less than (ii) the number (rounded to four decimals) obtained by dividing the Final Index Price on the Determination Date by the Initial Index Price and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the “Index Ratio”);

Notwithstanding the foregoing, if the Company elects to exercise its termination right pursuant to this subsection (k), it shall give prompt written notice to Parent. During the seven-day period commencing with its receipt of such notice, Parent shall have the option of (x) increasing the Per Share Common Stock Consideration to be received by the holders of Company Common Stock hereunder by increasing the Common Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Base Amount multiplied by the Common Exchange Ratio (as then in effect) and the denominator of which is the Parent Common Stock Average Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio and (y) making a parallel increase to the Per Share Preferred Stock Consideration and Preferred Exchange Ratio. If Parent makes an election contemplated by the preceding sentence within such seven-day period, it shall give prompt written notice to the Company of such election and the revised Common Exchange Ratio and Preferred Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (k) and this Agreement shall remain in effect in accordance with its terms (except as the Common Exchange Ratio and Preferred Exchange Ratio shall have been so modified), and any references in this Agreement to “Common Exchange Ratio” and “Preferred Exchange Ratio” shall thereafter be deemed to refer to the equivalent Common Exchange Ratio and Preferred Exchange Ratio as adjusted pursuant to this subsection (k).

For purposes of this subsection (k), the following terms shall have the following meanings:

“Final Index Price” means the average (rounded to four decimals) of the daily closing prices of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means $2,887.25.

“Parent Common Stock Average Price” means the average (rounded to four decimals) of the daily closing sales prices of Parent Common Stock as reported on the NASDAQ Global Select Market (as reported in an authoritative source chosen by Parent) for the 20 consecutive full trading days in which such shares are quoted on the NASDAQ Global Select Market ending at the close of trading on the Determination Date.

“Parent Initial Price” means $11.8530.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the Parent Common Stock Average Price shall be appropriately adjusted for the purposes of applying this Section 8.1(k).

8.2 Effect of Termination.

In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1 of this Agreement, this Agreement shall forthwith become void and have no effect except that (i) Sections 8.1, 8.2, 8.5 and Article IX of this Agreement shall survive any termination of this Agreement and (ii) in the event that such termination is effected pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, the non-defaulting Party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the defaulting Party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting Party in connection herewith or in the enforcement of its rights hereunder.

8.3 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company’s shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Termination Fee; Expenses. In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.1(g) of this Agreement or by Parent pursuant to Section 8.1(h) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the sum of (x) $1,745,000 (the “Termination Fee”) and (y) the dollar amount of out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (as certified by Parent upon receipt of the Company’s notice of termination or delivery of Parent’s notice of termination, whichever is applicable), up to $325,000 in such expenses (the “Termination Expenses”), provided, however that the sum of the Termination Fee and the Termination Expenses shall not exceed $2,070,000 (the “Maximum Amount”);

(ii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the

Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to Sections 8.1(c) or 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then the Company shall pay to Parent, immediately upon such termination, by wire transfer of immediately available funds, the Termination Expenses; and

(iii) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to any member of senior management of the Company or any member of the Company’s Board of Directors and (B) this Agreement is thereafter terminated (x) by the Company or Parent pursuant to 8.1(d)(i) of this Agreement (if the Company Shareholder Approval has not theretofore been obtained after the S-4 shall have been declared effective), or (y) by Parent pursuant to Sections 8.1(e) or 8.1(f) of this Agreement, then, if within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates a transaction contemplated by, any Acquisition Proposal (which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof), then the Company shall pay Parent, on the earlier of the date of such execution or consummation, a fee equal to the Maximum Amount less any Termination Expenses paid to Parent pursuant to clause (ii) of this Section 8.5.

For purposes of clauses (ii) and (iii) of this Section 8.5, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 5.3(e)(i) of this Agreement except that references in Section 5.3(e)(i) to “25%” shall be replaced by “50%”.

ARTICLE IX

GENERAL PROVISIONS

9.1 Interpretation.

(a) The headings and captions contained in this Agreement and in any table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless expressly otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement unless expressly otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

(i) The terms of this Section 9.1 shall apply to the Company Disclosure Schedule and the Parent Disclosure Schedule delivered herewith and to each document included in the exhibits annexed hereto unless expressly otherwise stated therein.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. The provisions of Section 6.2(c), Article VIII and Article IX of this Agreement and the Confidentiality Agreement shall survive the termination of this Agreement

9.3 Expenses. Except as otherwise provided in Section 8.5 of this Agreement and in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. In the event that this Agreement is terminated for any reason, the Parties agree to reimburse each other to the extent necessary such that all out-of-pocket costs (excluding the payment of professional fees) incurred in printing the Proxy Statement and in mailing the Proxy Statement to shareholders of the Company shall be shared equally by Parent and the Company.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Parent, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attn: Thomas J. Shara, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

65 Livingston Avenue

Roseland, New Jersey 07068

Attn: Peter H. Ehrenberg, Esq. and Laura R. Kuntz, Esq.

and

(b) if to the Company, to:

Pascack Bancorp, Inc.

64 Crescent Avenue

Waldwick, New Jersey 07463

Attn: Jon F. Hanson, Chairman

with a copy (which shall not constitute notice) to:

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08901

Attn: Robert Schwartz, Esq.

9.5 Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by both of the Parties and delivered to both of the Parties, it being understood that all Parties need not sign the same counterpart. Execution and delivery of this Agreement or any agreement contemplated hereby by facsimile or pdf transmission shall constitute execution and delivery of this Agreement or such agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

9.6 Entire Agreement. This Agreement (including the documents, the disclosure schedules and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New Jersey, without regard to any applicable conflicts of law.

9.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9 Publicity. Except as otherwise required by Law or the rules of the NASDAQ Global Select Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld.

9.10 Assignment; Parties in Interest; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties, the Company’s Bank and the Parent’s Bank and their respective successors and assigns. Except as otherwise expressly provided in Section 6.8 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the Parties, the Company’s Bank and the Parent’s Bank any rights or remedies hereunder. Except as otherwise expressly provided in Section 6.8 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent and the Company any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In certain instances, the representations and warranties in this Agreement may represent an allocation between the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11 Definitions.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Hedging Assets” means all interest rate swaps, caps, floors, collars, options, futures and forward contracts, foreign exchange contracts, currency swaps, principal only trades, treasury trades, or other arrangements entered into or purchased by the Company and its Subsidiaries to hedge the interest rate risk associated with the Mortgage Loans (including Loans in Process).

“Acquired Mortgage Loans” means all Mortgage Loans owned by the Company and its Subsidiaries on the Closing Date.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means each of Fannie Mae, Freddie Mac and Ginnie Mae.

“Applicable Law” means collectively, any federal, state or local constitution, Law or similar legal requirement, or any directive, policy or order that is made or given at any time or from time to time by any Governmental Entity, to which the Company and/or any of its Subsidiaries is subject or which is otherwise applicable to the origination, processing, underwriting, closing, funding, insuring, selling, purchasing, servicing or subservicing of Mortgage Loans, and any applicable and valid order, verdict, judgment or consent decree.

“Applicable Requirements” means collectively, (i) the terms of a Mortgage Loan (including, without limitation, the related mortgage note and mortgage or other security interest), (ii) all Applicable Laws, (iii) all obligations, under any Contract, (iv) all other applicable requirements and guidelines of any Agency, Investor or Governmental Entity having jurisdiction; and (v) the reasonable and customary practices of prudent mortgage lending, underwriting, processing, origination, insuring, closing, funding, servicing, subservicing, loss mitigation, foreclosure, and real property administration firms and institutions.

“Auditor” means any Person that has reviewed, sampled or tested the origination of some or all of the Mortgage Loans, including, without limitation, for compliance with applicable Investor Programs and underwriting guidelines.

“Business Day” means any day other than a Saturday or Sunday or any day that banks in the State of New Jersey are authorized or required to be closed.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Freddie Mac Exclusionary List” means the list compiled, maintained and distributed by Freddie Mac containing names and other information concerning persons or entities that are excluded or suspended from participating in transactions or doing business with Freddie Mac, either directly or indirectly or as a principal, together with any such similar lists compiled by any other Agency or other Investor.

“GAAP” means, for any Person, accounting principles generally accepted in the United States, as consistently applied by such Person.

“Investor” means (i) each Agency, (ii) any Person who has acquired an interest in any Mortgage Loans or with respect to which the Company or any of its Subsidiaries has a Contract for the future sale of Mortgage Loans, (iii) any Person that insures or guarantees the risk of loss upon borrower default on any Mortgage Loan, including without limitation, private mortgage insurers, the Federal Housing Administration and the Veterans Administration and (iv) any Person that provides life, hazard, disability, title or other insurance with respect to any Mortgage Loan or related real property.

“Investor Program” means the terms and conditions, including, without limitation, underwriting guidelines, under which each Mortgage Loan (including Loans in Process) were processed and, if applicable, closed.

“Knowledge” means, with respect to the Company, the actual knowledge of Nancy Graves, Suzanne Marcialis, Guglielmina Turelli or Michael Trepicchio, and with respect to Parent, the actual knowledge of Thomas J. Shara, Joseph F. Hurley, Timothy J. Matteson or Robert A. Vandenbergh.

“Law” means, unless the context expressly indicates otherwise, any foreign, federal, state or local statute, law, ordinance, rule, regulation, code, enactment or other statutory or legislative provision.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Loans in Process” means any Mortgage Loan that, as of any date of determination, has not closed.

“Material Adverse Effect” means, with respect to any Person, any event, effect, condition, change, occurrence, development or state of circumstances that has a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise or has a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the Merger; provided, however, that “Material Adverse Effect” shall not include the following, either alone or in combination, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (a) effects, changes, events, developments, circumstances or conditions that generally affect the banking business; (b) general business, financial or economic conditions; (c) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (d) changes or developments resulting or caused by natural disasters, (e) the conditions of any financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (f) changes in GAAP or in the interpretation or enforcement thereof, (g) changes in Law or other binding directives issued by any Governmental Entity; (h) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect; or (i) acts or omissions of such Person or its Subsidiaries carried out (or omitted to be carried out) pursuant to this Agreement; provided, however, that the foregoing clauses (a) through (g) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, compared to other Persons that operate in the banking industry.

“Mortgage Loans” means any all loans secured by one to four family residential properties, mixed use properties (but only to the extent subject to HUD’s 203(k) program), loans secured by interests in cooperatives, condominium units and units in planned unit developments owned, originated (or in the process of origination), serviced or subserviced by the Company or its Subsidiaries at any time, including any real property acquired in connection with the default of any mortgage loan.

“Most Recent Balance Sheet” means the most recent balance sheet included within the Company Financial Statements.

“Order” means any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award, in each case to the extent legally binding and finally determined.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person and its corporate Affiliates consistent with past custom and practice.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP and that are not, individually or in the aggregate, material and do not detract materially from the value thereof, (b) Liens for current state and local property Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent, (ii) being contested in good faith through appropriate proceedings and (iii) for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges to secure deposits and other Liens incurred in the Ordinary Course of Business and (e) in the case of Owned Properties held by the Company or its Subsidiaries, easements, covenants, rights-of-way, conditions and other restrictions or similar matters of record affecting title to such property that are shown on surveys or other title records delivered to Parent’s counsel (with a designation that such surveys or title records have been delivered pursuant to Section 9.11(a) of the then current draft of this Agreement).

“Person” or “person”, except where the context clearly indicates a reference solely to an individual, means an individual, corporation, partnership, limited liability company, trust, association, Governmental Entity or other entity.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other entity, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes. For the avoidance of doubt, the Company’s Bank and each of its Subsidiaries constitute Subsidiaries of the Company and the Parent’s Bank and each of its Subsidiaries constitute Subsidiaries of Parent.

(b) The following terms are defined in the following sections of this Agreement:

401(k) Plan	6.7(c)
Accounting Firm	3.6(a)
Acquisition Proposal	5.3(e)(i) and 8.5
Advisory Firm	3.7
Aggregate Merger Consideration	1.4(e)
Agreement	Preamble
Banking Act	1.14
Bank Merger	1.14
Bank Merger Agreement	1.14
Base Amount	8.1(k)(1)
BCA	1.1
BCSRA	3.17(d)
BHCA	3.1(a)
Cash Designated Shares	1.5(c)(i)
Cash Election	1.5(b)
Cash Election Shares	1.5(b)
Cash Number	1.5(b)
cause	6.11
CERCLA	3.17(d)
Certificate of Merger	1.2
Certificates	1.4(e)
Claim	6.8(a)
Claims	6.8(a)
Closing	1.2
Closing Date	1.2
Closing Notice	1.2

Code	1.5(i)
Common Exchange Ratio	1.4(a)(I)
Company	Preamble
Company’s Bank	Recital A
Company Benefit Plans	3.11(a)
Company Board Recommendation	3.3(a)
Company Common Stock	1.4(a)
Company Contract	3.14
Company Designee(s)	1.11
Company Disclosure Schedule	Article III Lead-in
Company Employees	6.7(a)
Company Financial Statements	3.6(a)
Company Pension Plans	3.11(a)
Company Preferred Stock	3.2(a)
Company Property	3.16(a)
Company Properties	3.16(a)
Company Regulatory Agencies	3.5(a)
Company Reports	3.5(b)
Company Series C Preferred Stock	1.4(b)
Company Shareholder Approval	5.3(a)
Company Shareholders’ Meeting	6.3
Company Stock Compensation Plans	1.7(a)
Company Subsequent Determination	5.3(b)
Company Welfare Plans	3.11(a)
Confidentiality Agreement	5.3(a)
Constituent Corporation	Preamble
Constituent Corporations	Preamble
control	Definition of “Affiliate”
Conversion Number	1.4(b)
Covered Person	3.19
CRA	3.13(b)
Cut-Off Date	8.1(c)
Derivatives Contract	3.23(b)
Determination Date	1.2
DPC Shares	1.4(d)
DOL	3.11(b)
Effective Time	1.2
Election Deadline	1.5(h)
Environmental Laws	3.17(d)
Environmental Matters	3.17(d)
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(b)
Exchange Agent	1.6
Exchange Fund	2.1
Filing Documents	6.1(c)
Final Index Price	8.1(k)
FDIC	3.1(b)
Form of Election	1.5(b)
FRB	3.4
Governmental Entity	3.4
High Risk Loans	3.20(f)

Indemnitees	6.8(a)
Index Ratio	8.1(k)(2)
Initial Index Price	8.1(k)
Insurance Agreement	3.16(g)
Insurance Amount	6.8(b)
Intellectual Property	3.25(i)(1)
IRS	3.10(a)
ISRA	3.17(d)
IT Assets	3.25(i)(2)
Lending Manual	5.1(r)
Licensed Intellectual Property	3.25(i)(3)
Loan	3.20(a)
Loan Property	3.17(d)
LSRP	6.19
Maximum Amount	8.5(i)
Merger	Recital A
Merger Consideration	1.4(e)
Negative Declaration	6.19
New Jersey Department	1.14
NJDEP	6.19
Non-Election	1.5(b)
Non-Election Shares	1.5(b)
Notice of Superior Proposal	5.3(b)
Old Stock Options	1.7(a)
Option Cancellation Amount	1.7(a)
Option Grant Agreement	1.7(a)
OREO	3.20(b)
Owned Intellectual Property	3.25(i)(4)
Owned Property	3.16(a)
Owned Properties	3.16(a)
Parent	Preamble
Parent Common Stock	1.4(a)(I)
Parent Common Stock Average Price	8.1(k)
Parent Disclosure Schedule	Article IV Lead-in
Parent Financial Statements	4.6
Parent Initial Price	8.1(k)
Parent Plans	6.7(a)
Parent Preferred Stock	4.2(a)
Parent Ratio	8.1(k)(2)
Parent Regulatory Agencies	4.5
Parent Reports	4.7
Parent Stock Incentive Plans	4.2(a)
Parent’s Bank	Recital A
Participation Facility	3.17(d)
Parties	Preamble
Party	Preamble
Patents	3.25(i)(1)
Per Share Cash Consideration	1.4(b)
Per Share Common Cash Consideration	1.4(a)(II)
Per Share Common Stock Consideration	1.4(a)(I)
Per Share Preferred Cash Consideration	1.4(b)
Per Share Preferred Stock Consideration	1.4(b)

Per Share Stock Consideration	1.4(b)
Personal Property Leases	3.16(e)
Preferred Exchange Ratio	1.4(c)(I)
Proxy Statement	3.4
RCRA	3.17(d)
Real Property Lease	3.16(a)
Real Property Leases	3.16(a)
Registered	3.25(i)(5)
Registration	3.25(i)(5)
Regulated Substances	3.17(d)
Regulatory Agreement	3.15
Remedial Action Workplan	6.19
Remediation Certification	6.19
Response Action Outcome	6.19
Restricted Shares	1.7(b)
Restricted Stock Grant Agreement	1.7(b)
S-4	3.4
SEC	3.4
Securities Act	3.5(b)
Spill Act	3.17(d)
SRRA	3.17(d)
Stock Designated Shares	1.5(c)(ii)
Stock Election	1.5(b)
Stock Number	1.5(b)
Stock Exchanged Shares	1.5(e)(i)
Stock Option	1.7(a)
Stock Options	1.7(a)
Superior Proposal	5.3(e)(ii)
Surviving Bank	1.14
Surviving Corporation	1.1
Taxes	3.10(h)
Tax Opinion	1.5(i)
Tax Returns	3.10(h)
Termination Expenses	8.5(i)
Termination Fee	8.5(i)
Trademarks	3.25(i)(1)
Trade Secrets	3.25(i)(1)
Trust Account Shares	1.4(d)
Voting Agreements	6.5

9.12 Legal Proceedings; Specific Performance; No Jury Trial.

(a) The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New Jersey and the Federal courts of the United States of America located in the State of New Jersey solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Jersey State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of the Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.4 of this Agreement or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(b) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of New Jersey or in New Jersey state court, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Signature Page Follows

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
Name: Thomas J. Shara
Title: President and Chief Executive Officer

PASCACK BANCORP, INC.

By:	/s/ Jon F. Hanson
Name: Jon F. Hanson
Title: Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

MERGER AGREEMENT BETWEEN

PASCACK COMMUNITY BANK

AND

LAKELAND BANK

UNDER THE CHARTER OF LAKELAND BANK,

UNDER THE TITLE OF LAKELAND BANK

THIS MERGER AGREEMENT (this “Agreement”) is made between Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, and Pascack Community Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey, each acting pursuant to a resolution duly adopted by its board of directors authorizing this Agreement, pursuant to the authority given by and in accordance with the provisions of Section 134 of the New Jersey Banking Act of 1948, as amended (N.J.S. 17:9A-134).

W I T N E S S E T H :

Section 1. The name of the merging bank is Pascack Community Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Pascack Bank”), with its principal office being located at             , Township of [            ], County of [            ], in the State of New Jersey, having branch offices at the locations set forth on Schedule I hereto, and having capital of $[            ], divided into [            ] shares of common stock, each of $[            ] par value, surplus of $[            ], and undivided profits of $[            ], as of March 31, 2015.

Section 2. The name of the receiving bank is Lakeland Bank, a state-chartered commercial bank organized under the laws of the State of New Jersey (“Lakeland Bank”), with its principal office being located at 250 Oak Ridge Road, Township of Oak Ridge, County of Passaic, in the State of New Jersey, having branch offices at the locations set forth on Schedule II hereto, and having capital of $[            ] divided into [            ] shares of common stock, each of $[            ] par value, surplus of $[            ], and undivided profits of $[            ], as of March 31, 2015.

Section 3. Pascack Bank shall be merged into Lakeland Bank under the charter of Lakeland Bank. After the merger is effected, the name of the receiving bank (the “Receiving Bank”) shall be Lakeland Bank.

Section 4. The persons named below shall serve as the board of directors of the Receiving Bank at the Effective Time (as hereinafter defined):

[Names to be inserted]

Section 5. The persons named below shall serve as the officers of the Receiving Bank at the Effective Time (as hereinafter defined), in the respective capacities set forth opposite their respective names:

[Names to be inserted]

Section 6. The business of the Receiving Bank shall be that of a New Jersey-chartered commercial bank. At the Effective Time (as hereinafter defined), the principal office of the Receiving Bank shall be maintained at 250 Oak Ridge Road, Oak Ridge, New Jersey.

Section 7. The branch offices at the locations set forth on each of Schedule I and Schedule II hereto shall be continued as branch offices of the Receiving Bank.

Section 8. This Agreement shall be submitted to the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner of Banking and Insurance of New Jersey (the “Commissioner”) for approval of the merger.

Upon receiving the requisite approval of the merger from each of the FDIC (pursuant to 12 U.S.C. § 1828(c)(2)(C)) and the Commissioner (pursuant to N.J.S. 17:9A-136), this Agreement shall be ratified, confirmed and approved by the shareholders of each bank holding at least two-thirds (2/3) of its capital stock entitled to vote, at separate meetings called for that purpose in accordance with N.J.S. 17:9A-137. The merger will become effective at the time (the “Effective Time”) this Agreement, with certifications attached certifying requisite shareholder approval as to each bank, is filed with the Department of Banking and Insurance of New Jersey. At the Effective Time, the certificate of incorporation of the Receiving Bank shall read in its entirety as set forth in Schedule III annexed hereto.

Section 9. At the Effective Time, the amount of capital stock of the Receiving Bank shall be $[            ], divided into [            ] shares of common stock, each of $[            ] par value, and at the Effective Time the Receiving Bank shall have a surplus of $[            ], and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in Sections 1 and 2 of this Agreement, adjusted however, for normal earnings and expenses between March 31, 2015, and the Effective Time. The capital stock and surplus of the Receiving Bank at the Effective Time shall be no less than the amount required pursuant to N.J.S. 17:9A-135.

Section 10. The sole shareholder of Lakeland Bank (which entity, immediately prior to the Effective Time, will also be the sole shareholder of Pascack Bank) (the “Shareholder”) shall retain its rights in the capital stock presently outstanding, which shall immediately and automatically become [            ] shares of common stock of the Receiving Bank, each with $[            ] par value, and additionally the Shareholder, in exchange for the shares of Pascack Bank shall be entitled to receive [            ] additional shares of common stock of the Receiving Bank, each with $[            ] par value.

Section 11. All assets of each of the merging banks, as they exist at the Effective Time, shall pass to and vest in the Receiving Bank without any conveyance or other transfer. The Receiving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time.

Section 12. This Agreement shall be terminated automatically if that certain Agreement and Plan of Merger, dated as of August [    ], 2015, by and between Lakeland Bancorp, Inc., a New Jersey corporation, and Pascack Bancorp, a New Jersey corporation (the “Agreement and Plan of Merger”), is terminated as provided in the Agreement and Plan of Merger.

Section 13. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

Section 14. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

[Signature page follows.]

WITNESS, the signatures and seals of the merging banks this             day of             , 2015, each set by its chairman, president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:	LAKELAND BANK

By:

ATTEST:	PASCACK COMMUNITY BANK

By:

STATE OF NEW JERSEY	)
: ss.
COUNTY OF [•]	)

On this              day of          , 2015, before me, a Notary Public for this state and county, personally came              , as              , and             , as              of Lakeland Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)
STATE OF NEW JERSEY	)
:ss.
COUNTY OF [•]	)

On this             day of          , 2015, before me, a Notary Public for this state and county, personally came              , as              and              as              of Pascack Community Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.

(Seal of Notary)

SCHEDULE I

Location of Branch Offices of Pascack Community Bank

SCHEDULE II

Location of Branch Offices of Lakeland Bank

SCHEDULE III

Certificate of Incorporation of Receiving Bank

[To be attached to version filed with the New Jersey Department of Banking and Insurance.]

Exhibit B

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is dated as of August     , 2015, by and between Lakeland Bancorp, Inc., a New Jersey corporation and registered bank holding company (“Parent”), and the shareholder of Pascack Bancorp, a New Jersey corporation and registered bank holding company (the “Company”), executing this Agreement on the signature page hereto (the “Shareholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the record and Beneficial Owner (as defined below) of that number of shares of Company Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Company Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Company Common Stock), the “Company Common Shares”) set forth below the Shareholder’s name on the signature page hereto.

C. As of the date hereof, the Shareholder is the record and Beneficial Owner of that number of shares of Company Series C Preferred Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Company Series C Preferred Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Company Series C Preferred Stock), the “Company Preferred Shares” and together with the Company Common Shares, the “Company Shares”) set forth below the Shareholder’s name on the signature page hereto.

D. As a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2. Other Definitions. For the purposes of this Agreement:

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Company Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Company Shares Beneficially Owned by the Shareholder as of the applicable record date (including any Company Shares that the Shareholder may acquire after the date hereof) for which the Shareholder has sole voting power.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1. Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of the Company called to vote for approval of the Merger, however called, or in connection with any written consent of the Company’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Acquisition Proposal. All obligations set forth in this Section 2.1 with respect to Company Preferred Shares shall apply only to the extent, if any, that the Company Preferred Shares have voting rights associated with them with respect to the matter presented to the Company’s shareholders.

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by Parent, the Shareholder agrees from and after the date hereof not to tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Company Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descents or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee of any transfer permitted pursuant to this Section 2.2 agrees in writing to be bound by the terms of this Agreement. If so requested by Parent, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s affiliates to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than the Parent or its directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition Proposal or comment publicly in favor of any Acquisition Proposal; provided, however, that nothing herein shall prevent the Shareholder from taking any action, or omitting to take any action, (i) if applicable, as a member of the Board of Directors of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations as a Director of the Company after consultation with outside counsel or (ii) if applicable, as an officer of the Company required so as not to act inconsistently with the Shareholder’s fiduciary obligations, if any, as an officer of the Company after consultation with outside counsel, in each case to the extent, and only to the extent, permitted by Section 5.3 of the Merger Agreement.

2.4 Waiver of Right to Join any Shareholder Suit. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s family members or any entity in which such Shareholder or family member has a controlling interest, and the legal representatives, heirs, successors and assigns of the Shareholder, any family member of such Shareholder and any entity in which such Shareholder or family member has a controlling interest, from commencing, joining as a plaintiff, participating as a member of any purported or actual class, or otherwise assisting, facilitating or encouraging, any legal proceeding which seeks to prohibit or restrain, or which, if successful, would have the effect of preventing or restraining, or otherwise having an impact on the consideration to be received with respect to, the Merger or the Bank Merger. The Shareholder hereby irrevocably waives any right it may have to take any action or to otherwise receive any proposed benefits or consideration as described in the preceding sentence with respect to any such legal proceeding. For purposes of this paragraph, the term “family members” means a Shareholder’s spouse, child (by birth or adoption), spouse’s child, daughter-in-law, son-in-law, brother, sister, mother, father, grandparents, grandchild, step-brother, step-sister, step-parents, parents-in-law, brother-in-law, sister-in-law, aunt, uncle, niece or nephew.

III. GENERAL

3.1. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

3.2. Amendments. This Agreement may not be amended except by written agreement signed by Parent and by the Shareholder.

3.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement.

3.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

3.5. Effectiveness and Termination. This Agreement will become effective when Parent has received the counterparts signed by the Shareholder and itself and shall terminate on the date that the Merger is approved by the Company’s shareholders. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, neither party hereto shall have any further obligation or liability hereunder.

3.6 Proxy. The Shareholder hereby constitutes and appoints the President of Parent, with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and hereby authorizes such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given to induce Parent to execute the Merger

Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. The Shareholder hereby revokes any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not hereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein. All obligations set forth in this Section 3.6 with respect to Company Preferred Shares shall apply only to the extent, if any, that the Company Preferred Shares have voting rights associated with them with respect to the matter presented to the Company’s shareholders.

3.7 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.7.

(Signature pages follow)

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

LAKELAND BANCORP, INC.

By:
Name: Thomas J. Shara
Title: President and Chief Executive Officer

(Shareholder signature page follows)

[Parent Signature Page to Voting Agreement]

SHAREHOLDER

Shareholder:

Signature:

Title, if applicable:

Owned Company Common Shares:

Jointly Owned Company Common Shares:

Owned Company Preferred Shares:

Jointly Owned Company Preferred Shares:

Notice Address:

[Shareholder Signature Page to Voting Agreement]

Annex B

August 3, 2015

Board of Directors

Pascack Bancorp, Inc.

64 Crescent Avenue

Waldwick, NJ 07463

Ladies and Gentlemen:

Pascack Bancorp, Inc. (“Pascack”) and Lakeland Bancorp, Inc. (“Lakeland”) have entered into an agreement and plan of merger, dated August 3, 2015 (the “Agreement”) pursuant to which Pascack will merge with and into Lakeland, with Lakeland as the surviving corporation (the “Merger”). Pursuant to the terms of the Merger, upon the effective date of the Merger, each share of Pascack common stock, excluding certain shares as specified in the Agreement and subject to the election procedures described in the Agreement, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive, at the election of the holder thereof: (i) 0.9576 shares of Lakeland common stock (the “Stock Consideration”), or (ii) $11.35 in cash (the “Cash Consideration” and together with Stock Consideration, the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Pascack common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of Pascack that we deemed relevant; (iii) certain financial statements and other historical financial information of Lakeland that we deemed relevant; (iv) internal financial projections for Pascack for the years ending December 31, 2015 through December 31, 2017 and an estimated long-term annual growth rate for the years thereafter, as provided by the senior management of Pascack; (v) publicly available median analyst earnings per share estimates for Lakeland for the years ending December 31, 2015 and December 31, 2016 and an estimated long-term annual growth rate and dividend payout ratio for the years thereafter as discussed with the senior management of Lakeland; (vi) the pro forma financial impact of the Merger on Lakeland based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as discussed with the senior management of Lakeland; (vii) a comparison of certain financial and other information, including stock trading information, for Pascack and Lakeland with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Pascack the business, financial condition, results of operations and prospects of Pascack and held similar discussions with the senior management of Lakeland regarding the business, financial condition, results of operations and prospects of Lakeland.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Pascack and Lakeland or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We assumed, with your consent, that each share of Pascack Series C preferred stock issued and outstanding immediately prior to the Effective Time, excluding certain shares as specified in the Agreement, will convert into the number of shares of Pascack common stock into which such shares of Series C preferred stock are convertible in accordance with Pascack’s certificate of incorporation immediately prior to the Effective Time . We have further relied on the assurances of the senior management of Pascack and Lakeland that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Pascack or Lakeland or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Pascack or Lakeland or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Pascack or Lakeland. We have assumed, with your consent, that the respective allowances for loan losses for both Pascack and Lakeland are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections and an estimated long-term annual growth rate, as provided by the senior management of Pascack, as well as publicly available median analyst earnings per share estimates and an estimated long-term annual growth rate and dividend payout ratio, as discussed with the senior management of Lakeland. Sandler O’Neill also received and used in its analyses certain estimates of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were discussed with the senior management of Lakeland. With respect to those projections, estimates and judgments, the respective senior managements of Pascack and Lakeland confirmed to us that those projections, estimates and judgments reflected the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Pascack and Lakeland, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections or estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Pascack or Lakeland since the date of the most recent financial data made available to us.

We have assumed in all respects material to our analysis that Pascack and Lakeland would remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Pascack, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the prices at which the common stock of Pascack or Lakeland may trade at any time. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have acted as Pascack’s financial advisor in connection with the Merger and a significant portion of our fee is contingent upon the closing of the Merger. We will also receive a fee from Pascack for providing this opinion. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other parties. Pascack has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Pascack and Lakeland and their affiliates. We may also actively trade the equity or debt securities of Pascack and Lakeland or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of Pascack in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Pascack as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Pascack common stock and does not address the underlying business decision of Pascack to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Pascack or the effect of any other transaction in which Pascack might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Pascack’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Pascack.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Pascack common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex C

Pascack Bancorp, Inc.

Financial Statements

December 31, 2014 and 2013

Pascack Bancorp, Inc.

December 31, 2014 and 2013

Independent Auditors’ Report

Board of Directors

Pascack Bancorp, Inc.

We have audited the accompanying consolidated financial statements of Pascack Bancorp, Inc. and its subsidiary, Pascack Community Bank, which comprise the consolidated balance sheet as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pascack Bancorp, Inc. and its subsidiary, Pascack Community Bank as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Allentown, Pennsylvania

March 5, 2015

Pascack Bancorp, Inc.

Consolidated Balance Sheet

(In Thousands, Except Share and Per Share Data)

December 31, 2014 and 2013

	2014	2013
Assets
Cash and due from banks	$12,239	$21,459
Federal funds sold	16,254	19,609

Cash and cash equivalents	28,493	41,068
Interest-bearing time deposits	1,201	3,350
Securities held-to-maturity (fair value of $4,677 at December 31, 2014)	4,687	—
Loans receivable, net of allowance for loan losses 2014 $4,510; 2013 $5,065	291,300	302,007
Investment in restricted stock	1,523	1,717
Premises and equipment, net	24,105	21,069
Accrued interest receivable	1,194	1,373
Other assets	1,426	911

Total assets	$353,929	$371,495

Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Demand, non-interest bearing	$65,132	$58,314
Interest bearing	226,630	251,332

Total deposits	291,762	309,646
Long-term borrowings	26,500	28,500
Subordinated notes payable	1,600	1,600
Capital lease obligation	913	937
Accrued interest payable	263	337
Other liabilities	630	645

Total liabilities	321,668	341,665

Stockholders’ Equity
Preferred stock, Series C, no par value, liquidation preference $20 per share; authorized 1,000,000 shares; issued and outstanding 2014 86,250 shares; 2013 455,500 shares	1,725	9,110
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 2014 3,598,832 shares; 2013 2,334,143 shares	26,236	18,512
Retained earnings	4,300	2,208

Total stockholders’ equity	32,261	29,830

Total liabilities and stockholders’ equity	$353,929	$371,495

See notes to consolidated financial statements

Pascack Bancorp, Inc.

Consolidated Statement of Income

(In Thousands)

Years Ended December 31, 2014 and 2013

	2014	2013
Interest Income
Loans receivable, including fees	$16,510	$19,234
Securities	31	33
Other	161	154

Total interest income	16,702	19,421

Interest Expense
Deposits	1,359	2,073
Borrowings	1,236	1,209

Total interest expense	2,595	3,282

Net interest income	14,107	16,139
Provision for Loan Losses	—	674

Net interest income after provision for loan losses	14,107	15,465

Other Income
Loss on sale of securities	—	(185)
Service charges on deposit accounts	155	131
Other service charges, commissions and fees	223	188
Gain on sale of foreclosed real estate owned	—	100
Total other-than-temporary impairment gain (losses)	—	262
Less portion of (gain) loss recognized in other comprehensive loss (before taxes)	—	(310)

Net other-than-temporary impairment losses	—	(48)

Total other income	378	186

Other Expenses
Salaries and employee benefits	4,653	5,032
Occupancy	1,900	2,093
Data processing	893	840
Furniture, fixtures, and equipment	614	700
Professional fees	616	746
Stationery, supplies, and printing	115	215
Advertising and public relations	96	156
FDIC insurance and assessments	356	419
Other	1,195	1,370

Total other expenses	10,438	11,571

Income before income tax	4,047	4,080
Income Tax Expense	1,628	1,700

Net income	2,419	2,380
Preferred Stock Dividends	(327)	(543)

Net income attributed to common stockholders	$2,092	$1,837

See notes to consolidated financial statements

Pascack Bancorp, Inc.

Consolidated Statement of Comprehensive Income

(In Thousands)

Years Ended December 31, 2014 and 2013

	2014	2013
Net Income	$2,419	$2,380

Other Comprehensive Income
Unrealized holding gains on securities available-for-sale	—	77
Less reclassification adjustment for credit related other-than-temporary impairment losses (i)	—	48
Less reclassification adjustment for losses included in net income (ii)	—	185

Net unrealized gains	—	310
Tax Effect (iii)	—	(124)

Total other comprehensive income	—	186

Total comprehensive income	$2,419	$2,566

(i)	2013 amounts are included in net other-than-temporary impairment losses on securities on the Consolidated Statement of Income as a separate element of Other Income. As of and for the year ended December 31, 2014 the Company had no securities available-for-sale or other-than-temporary impairment losses.
(ii)	2013 amounts are included in loss on sale of securities on the Consolidated Statement of Income as a separate element of Other Income. As of and for the year ended December 31, 2014 the Company had no securities available-for-sale or other-than-temporary impairment losses.
(iii)	2013 income tax effect on credit related other-than-temporary impairment losses of $19 are included in Income Tax Expense on the Consolidated Statement of Income. Income tax effect of losses on sales of securities of $74 for the year ended December 31, 2013 is included in Income Tax Expense on the Consolidated Statement of Income. As of and for the year ended December 31, 2014 the Company had no securities available-for-sale or other-than-temporary impairment losses.

See notes to consolidated financial statements

Pascack Bancorp, Inc.

Consolidated Statement of Stockholders’ Equity

(In Thousands, Except Share Data)

Years Ended December 31, 2014 and 2013

	Preferred Stock	Common Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2012	$8,000	$18,352	$371	$(186)	$26,537
Net income	—	—	2,380	—	2,380
Other comprehensive income	—	—	—	186	186
Issuance of preferred stock, Series C (55,500 shares)	1,110	—	—	—	1,110
Dividends on preferred stock, Series C	—	—	(543)	—	(543)
Stock-based compensation expense (23,333 shares)	—	160	—	—	160

Balance, December 31, 2013	9,110	18,512	2,208	—	29,830
Net income			2,419		2,419
Conversion of Series C preferred stock to common stock	(7,385)	7,385	—	—	—
Dividends on preferred stock, Series C	—	—	(327)	—	(327)
Stock-based compensation expense (35,100 shares)	—	339	—	—	339

Balance, December 31, 2014	$1,725	$26,236	$4,300	$—	$32,261

See notes to consolidated financial statements

Pascack Bancorp, Inc.

Consolidated Statement of Cash Flows

(In Thousands)

Years Ended December 31, 2014 and 2013

	2014	2013
Cash Flows from Operating Activities
Net income	$2,419	$2,380
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	674
Depreciation	1,059	1,121
Net amortization of premiums and accretion of discounts	3	—
Net amortization of loan fees and costs	(124)	(176)
Loss on sale of securities	—	185
Other-than-temporary impairment on securities	—	48
Gain on sale of foreclosed real estate owned	—	(100)
Stock-based compensation	339	160
Deferred income tax expense (benefit)	62	(223)
Decrease (increase) in accrued interest receivable	179	(40)
(Increase) decrease in other assets	(577)	728
(Decrease) increase in accrued interest payable	(74)	138
Decrease in other liabilities	(15)	(794)

Net cash provided by operating activities	3,271	4,101

Cash Flows from Investing Activities
Purchase of securities held-to-maturity	(4,981)	—
Proceeds from maturities of and principal repayments on securities available-for-sale	—	40
Proceeds from maturities of and principal repayments on securities held-to-maturity	291	—
Proceeds from the sale of securities	—	1,362
Net decrease in loans	10,831	19,040
Proceeds from the sale of foreclosed real estate owned	—	900
Net maturity of interest bearing time deposits	2,149	250
Redemption (purchase) of investments in restricted stock	194	(103)
Purchases of premises and equipment	(4,095)	(3,778)

Net cash provided by investing activities	4,389	17,711

Cash Flows from Financing Activities
Net decrease in deposits	(17,884)	(4,890)
Principal payments on capitalized lease obligation	(24)	(30)
Proceeds from long-term borrowings	—	500
Proceeds from subordinated notes payable	—	1,600
Principal payments on subordinated notes payable	(2,000)	—
Proceeds from issuance of preferred stock, Series C	—	220
Dividends on preferred stock	(327)	(543)

Net cash used in financing activities	(20,235)	(3,143)

Net (decrease) increase in cash and cash equivalents	(12,575)	18,669
Cash and Cash Equivalents, Beginning of Year	41,068	22,399

Cash and Cash Equivalents, End of Year	$28,493	$41,068

Supplementary Cash Flows Information
Interest paid	$2,555	$3,144

Income taxes paid	$2,003	$1,576

Supplementary Schedule of NonCash Investing and Financing Activities
Reduction of capital lease obligation resulting from purchase of premises	$—	$1,212

See notes to consolidated financial statements

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

1.	Summary of Significant Accounting Policies

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Pascack Bancorp, Inc., a bank holding company, and its subsidiary, Pascack Community Bank (collectively, the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.

Pascack Bancorp, Inc. (the “Bancorp”) was incorporated on June 11, 2009 under the laws of the State of New Jersey. The Company’s activity consists of owning and supervising its subsidiary, Pascack Community Bank (the “Bank”), which provides a full range of banking services to customers primarily in the Bergen, and the northern portion of Essex Counties, New Jersey.

The Bank commenced business on February 19, 2002 and is subject to Federal and New Jersey statutes applicable to banks chartered under the New Jersey banking laws. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”). As a state-chartered bank, the Bank is subject to regulations by the New Jersey State Department of Banking and Insurance and the FDIC. The Bancorp, as a holding company, is subject to regulations of the Federal Reserve Board.

Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, determination of other-than-temporary impairment of investment securities, and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within northern New Jersey. Note 2 discusses the types of securities that the Company invests in. Note 3 discusses the types of lending that the Company engages in. The Company does not have any significant loan concentrations to any one industry or customer. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold, with maturities of ninety days or less. The Company maintains cash deposits in other depository institutions that may exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions and believes that the risk of any possible credit loss is minimal. Generally, federal funds are purchased and sold for one-day periods.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Investment Securities

Securities classified as available-for-sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains and losses are reported as increases or decreases in other comprehensive income. Premiums and discounts are recognized in interest income using the interest method over the term of the securities. Gains and losses on the sale of securities available-for-sale are recorded on the trade date and are determined using the specific identification method. The Company had no securities classified as available-for-sale at December 31, 2014 and 2013.

Securities classified as held-to-maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Declines in the fair value of securities below their cost that are deemed to be other-than-temporary impairments (“OTTI”) are reflected in earnings as realized losses. In estimating OTTI under the rules for accounting for certain debt and equity securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more-likely-than-not will be required to sell the debt security before its anticipated recovery. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more-likely-than-not that it will be required to sell the debt security prior to anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment should be amortized prospectively over the remaining life of the security on the timing of future estimated cash flows of the security.

The Company has recognized other-than-temporary impairment losses in the years ended December 31, 2014 and 2013 of $-0- and $48,000, respectively.

Investment in Restricted Stock, at Cost

Equity securities are principally comprised of restricted stock in the Federal Home Loan Bank of New York (“FHLB”) and Atlantic Community Bankers Bank (“ACBB”), which are carried at cost. Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. The FHLB stock was carried at $1,483,000 and $1,677,000 for the years ended December 31, 2014 and

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

2013, respectively. The ACBB stock was carried at $40,000 for the years ended December 31, 2014 and 2013, respectively. Management does evaluate the restricted stock for impairment and believes no impairment charge is necessary related to the stock at December 31, 2014 and 2013, respectively.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial real estate and commercial construction. Consumer loans consist of the following classes: residential mortgage loans, home equity loans and second mortgages and other consumer loans.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans including impaired loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

5.	Volume and severity of past due, classified and nonaccrual loans and other loan modifications.

6.	Quality of the Company’s loan review system, and the degree of oversight by the Company’s Board of Directors.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Company engages in a variety of lending activities, including commercial, construction, residential real estate and consumer/installment transactions. The Company focuses its lending activities on individuals, professionals and small to medium sized businesses.

Commercial and Industrial Loans and Commercial Real Estate Loans - The commercial loan portfolio consists primarily of commercial loans to small and medium sized businesses and individuals for general business and real estate uses. The commercial and industrial loans are generally secured by real estate and/or the guarantees of the principal borrowers. Commercial loans that exceed the Company’s legal limits are participated with other commercial banks. Commercial loans are made on a line of credit and fixed basis to finance inventory, equipment or short-term working capital. The loans are generally made on a secured basis with the personal guarantees of the principal owners with occasional policy exceptions. Fixed loans are generally made on a one to five year duration. Commercial real estate loans are made for the acquisition of new property or the refinancing of existing property. These loans are typically related to commercial businesses and secured by the underlying real estate used in the business or real property of the principals. Commercial real estate loans also include commercial real estate investment properties leased to third parties. The Company offers commercial loans on a fixed and variable rate basis generally on three to five year repricings and a term of 10 to 25 years.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Construction Loans - Construction loans are generally made to builders, developers and consumers who wish to build their own homes or commercial structures. These loans are secured by the real estate being developed and are generally personally guaranteed by the principals of the borrowers. The duration of our construction loans generally is limited to 12 to 18 months, although payments may be structured on a longer amortization basis. Construction loans generally carry a higher degree of risk that long-term financing of existing properties because repayment depends on the ultimate completion of the project and, on some occasions, the sale of the property.

Home Equity Loans and Second Mortgages - The Company offers home equity lines of credit and home equity loans. Risks associated with loans secured by residential properties are generally lower than commercial real estate and construction loans and include general economic risks, such as the strength of the job market, employment stability and the strength of the housing market. Since most loans are secured by a primary or secondary residence, the borrower’s continued employment is the greatest risk to repayment.

Consumer Loans - The Company offers a variety of loans to individuals for personal and household purposes. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because they may be unsecured, or, if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value than real estate.

Residential Mortgage Loans - Residential mortgages are secured by the borrower’s residential real estate in a first lien position. These loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have terms up to thirty years with amortizations varying from 15 to 30 years.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. The Company does however separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, such as loans that are nonperforming or the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. The Company accrues interest on troubled debt restructurings which were performing prior to the restructure and continue to perform in accordance with their restructured terms. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loan not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets or, in the case of leasehold improvements, the lease period, if shorter. Buildings under capital leases are amortized over the life of the related leases. Amortization expense on assets acquired under

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

capital leases is included with depreciation expense on owned assets. Gains or losses on dispositions are reflected in current operations. Maintenance and repairs are charged to expense as incurred.

Foreclosed Assets

Foreclosed assets are comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosures. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses. The Company had no foreclosed assets at December 31, 2014 and 2013.

Income Taxes

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to taxable income. Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Bank follows accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Company had no material unrecognized tax benefits or accrued interest and penalties as of December 31, 2014 and 2013. The Bank’s policy is to account for interest as a component of interest expense and penalties as a component of other expense. The Company is no longer subject to examination by taxing authorities for the years before January 1, 2011.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Transfers of Financial Assets

Transfers of financial assets, including loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the balance sheet when they are funded.

Share-Based Compensation

The Company has stock-based compensation plans in place for employees and directors. The Company recognizes the cost of employee services rendered in exchange for an award of stock options or restricted stock grants based on the grant-date fair value of the award. The cost is recognized over the vesting period.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. In accordance with new Financial Accounting Standards Board guidance, the Company has shown the components of comprehensive income and other comprehensive income in the consolidated Statement of Comprehensive Income included in the accompanying financial statements.

Subsequent Events

The Company has evaluated subsequent events and transactions occurring subsequent to the balance sheet date of December 31, 2014 for items that should be recognized or disclosed in these financial statements. This evaluation was conducted through March 5, 2015, the date these financial statements were available to be issued.

2.	Securities

At December 31, 2014 and 2013, the Company had no securities available-for-sale.

The amortized cost and approximate fair value of securities held-to-maturity at December 31, 2014 are as follows:

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Securities held-to-maturity:
U.S. Government Agency Securities	$992	$2	$—	$994
Ginnie Mae (“GNMA”) Mortgage-backed securities	3,695	—	(12)	3,683

Total	$4,687	$2	$(12)	$4,677

There were no security sales for the year ended December 31, 2014. Security sales for the year ended December 31, 2013 resulted in gross gains of $-0- and gross losses of $185,000.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

There were no pledged securities as of December 31, 2014.

At December 31, 2013, the Company had no securities held-to-maturity.

The amortized cost and fair value of securities as of December 31, 2014, by contractual maturity or next repricing, are shown below. Expected maturities may differ from contractual maturities because the borrowers may have the right to prepay obligations with or without any penalties.

	Amortized Cost	Fair Value
	(In Thousands)
Due after one year through five years	$4,687	$4,677

The following table summarizes those securities held-to-maturity with unrealized losses, segregated by the length of time in a continuous unrealized loss position:

	Continuous Unrealized Loss Position
	Less than 12 months		12 months or longer		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In Thousands)
Securities held-to-maturity,
GNMA Mortgage-backed securities	$3,695	$(12)	$—	$—	$3,695	$(12)

Total	$3,695	$(12)	$—	$—	$3,695	$(12)

At December 31, 2014, the Company had 2 securities in an unrealized loss position. The decline in fair value of these securities is due primarily to interest rate fluctuations. The Company does not intend to sell these securities prior to recovery and it is more likely than not that the Company will not have to sell these securities prior to recovery.

3.	Loans Receivable and Allowance for Loan Losses

Loans at December 31, 2014 and 2013 are summarized as follows:

	2014	2013
	(In Thousands)
Commercial and industrial	$29,187	$37,338
Commercial real estate	229,379	235,493
Construction loans	1,400	1,497
Home equity and second mortgages	14,091	17,453
Consumer loans, other	1,125	1,057
Residential mortgages	20,986	14,584

Total loans	296,168	307,422
Allowance for loan losses	(4,510)	(5,065)
Unearned net loan origination (fees) costs	(358)	(350)

Total loans, net	$291,300	$302,007

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Activity in the allowance for loan losses for the years ended December 31, 2014 and 2013 is summarized as follows:

	2014	2013
	(In Thousands)
Balance, beginning of year	$5,065	$4,419
Provision for loan losses	—	674
Charge offs, net	(555)	(28)

Balance, end of year	$4,510	$5,065

The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2014 and 2013, and information in regard to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2014 and 2013:

	2014
	Allowance for Loan Losses
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial and industrial	$518	$(35)	$98	$(288)	$293	$—	$293
Commercial real estate	2,826	(433)	—	109	2,502	—	2,502
Construction loans	31	—	—	(18)	13	—	13
Home equity and second mortgages	169	(118)	—	78	129	—	129
Consumer loans, other	30	(28)	6	9	17	—	17
Residential mortgages	159	(45)	—	12	126	—	126
Unallocated	1,332	—	—	98	1,430	—	1,430

Total	$5,065	$(659)	$104	$—	$4,510	$—	$4,510

	2014
	Loans Receivables
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial and industrial	$29,187	$1,979	$27,208
Commercial real estate	229,379	1,600	227,779
Construction loans	1,400	—	1,400
Home equity and second mortgages	14,091	200	13,891
Consumer loans, other	1,125	—	1,125
Residential mortgages	20,986	176	20,810

Total loans	$296,168	$3,955	$292,213

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2013
	Allowance for Loan Losses
	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial and industrial	$421	$—	$94	$3	$518	$—	$518
Commercial real estate	3,517	—	—	(691)	2,826	—	2,826
Construction loans	4	—	—	27	31	—	31
Home equity and second mortgages	286	(100)	3	(20)	169	—	169
Consumer loans, other	16	(32)	7	39	30	—	30
Residential mortgages	175	—	—	(16)	159	—	159
Unallocated	—	—	—	1,332	1,332	—	1,332

Total	$4,419	$(132)	$104	$674	$5,065	$—	$5,065

	2013
	Loans Receivables
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
	(In Thousands)
Commercial and industrial	$37,338	$—	$37,338
Commercial real estate	235,493	2,719	232,774
Construction loans	1,497	—	1,497
Home equity and second mortgages	17,453	35	17,418
Consumer loans, other	1,057	—	1,057
Residential mortgages	14,584	—	14,584

Total loans	$307,422	$2,754	$304,668

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2014 and 2013:

	2014	2013
	(In Thousands)
Commercial and industrial	$735	$—
Commercial real estate	1,260	2,719
Home equity and second mortgage	200	—
Residential mortgages	176	—

Total	$2,371	$2,719

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2014 and 2013:

	2014
	Commercial and Industrial	Commercial Real Estate	Construction Loans	Total
	(In Thousands)
Grade:
Pass	$26,230	$226,314	$1,400	$253,944
Special mention	2,222	1,805	—	4,027
Substandard	735	1,260	—	1,995
Doubtful	—	—	—	—

Total loans	$29,187	$229,379	$1,400	$259,966

	2013
Grade:
Pass	$36,331	$231,962	$1,497	$269,790
Special mention	1,007	812	—	1,819
Substandard	—	2,719	—	2,719
Doubtful	—	—	—	—

Total loans	$37,338	$235,493	$1,497	$274,328

	2014
	Home Equity and Second Mortgages	Consumer Loans, Other	Residential Mortgages	Total
	(In Thousands)
Performing	$13,891	$1,125	$20,810	$35,826
Nonperforming	200	—	176	376

Total loans	$14,091	$1,125	$20,986	$36,202

	2013
Performing	$17,453	$1,057	$14,584	$33,094
Nonperforming	—	—	—	—

Total loans	$17,453	$1,057	$14,584	$33,094

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The following tables summarize information in regards to impaired loans by loan portfolio class as of December 31, 2014 and 2013:

	2014
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no allowance recorded:
Commercial and Industrial	$1,979	$1,979	$—	$1,065	$—
Commercial real estate	1,600	1,980	—	2,088	—
Home equity and second mortgages	200	200	—	61	—
Residential mortgages	176	222	—	159	—

	2013
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no allowance recorded:
Commercial real estate	$2,719	$2,719	$—	$1,700	$—
Home equity and second mortgages	35	35	—	148	—

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2014 and 2013:

	2014
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
	(In Thousands)
Commercial and industrial	$163	$—	$735	$898	$28,289	$29,187	$—
Commercial real estate	—	739	920	1,659	227,720	229,379	—
Construction loans	—	—	—	—	1,400	1,400	—
Home equity and second mortgages	—	—	—	—	14,091	14,091	—
Consumer loans, other	1	—	—	1	1,124	1,125	—
Residential mortgages	—	—	—	—	20,986	20,986	—

Total loans	$164	$739	$1,655	$2,558	$293,610	$296,168	$—

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
	(In Thousands)
Commercial and industrial	$—	$—	$—	$—	$37,338	$37,338	$—
Commercial real estate	493	709	1,644	2,846	232,647	235,493	—
Construction loans	—	—	—	—	1,497	1,497	—
Home equity and second mortgages	—	50	—	50	17,403	17,453	—
Consumer loans, other	1	—	—	1	1,056	1,057	—
Residential mortgages	232	—	—	232	14,352	14,584	—

Total loans	$726	$759	$1,644	$3,129	$304,293	$307,422	$—

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The Company had $2,300,000 and $366,000 of TDRs outstanding as of December 31, 2014 and 2013, respectively.

The following table reflects information regarding the loan modifications made in the year ended December 31, 2014 that are classified as TDRs (in thousands):

	2014
	Number of Contracts	Pre- Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
Troubled debt restructurings:
Commercial and industrial	1	$1,244	$1,244
Commercial real estate	2	339	339
Construction loans	—	—	—
Home equity and secured mortgages	1	200	200
Consumer loans, other	—	—	—
Residential mortgages	1	176	176

Total	5	$1,959	$1,959

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company had no TDRs made in prior years which subsequently defaulted in 2014. There were no loan modifications made in the year ended December 31, 2013 that were classified as TDRs.

4.	Premises and Equipment

Premises and equipment at December 31, 2014 and 2013 is summarized as follows:

	2014	2013
	(In Thousands)
Land and land improvements	$7,592	$3,592
Buildings	11,996	11,996
Buildings under capital lease	1,020	1,020
Leasehold improvements	3,732	3,728
Equipment	1,859	2,126
Furniture and fixtures	2,264	2,252
Software	94	205
Vehicles	31	32

Total premise and equipment, gross	28,588	24,951
Accumulated depreciation and amortization	(4,483)	(3,882)

Total premise and equipment, net	$24,105	$21,069

In 2013, the Company purchased a branch premises it had been leasing under a capital lease. At the time of purchase, the net book value of the capital lease asset was $1,143,000.

Depreciation expense amounted to $1,059,000 in 2014 and $1,121,000 in 2013.

5.	Deposits

Deposits at December 31, 2014 and 2013 consist of the following:

	2014	2013
	(In Thousands)
Demand, non-interest bearing	$65,132	$58,314
Demand, interest bearing	38,234	49,294
Money market accounts	40,294	41,054
Savings	90,627	121,064
Time, $100,000 and over	42,307	27,587
Time, other	15,168	12,333

Total	$291,762	$309,646

Time deposits that meet or exceed the FDIC insurance limit of $250,000 at December 31, 2014 and 2013 were $21,230,000 and $13,722,000, respectively.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Certificates of deposit mature as follows (in thousands):

Years ending December 31:
2015	$14,084
2016	13,373
2017	1,689
2018	18,059
2019	10,270

Total	$57,475

6.	Borrowings and Subordinated Notes Payable

At December 31, 2014 and 2013, the Company had $24,000,000 in fixed rate long-term advances outstanding with the FHLB which mature in 2017. The weighted average interest rate on these advances was 3.72% for the years ended December 31, 2014 and 2013, respectively. These fixed rate advances originated in 2007.

At December 31, 2014 and 2013, the Company had $2,500,000 and $4,500,000, respectively, in fixed rate, long-term advances outstanding with ACBB. Interest on these borrowings is 5.00% and they are scheduled to mature December 31, 2015. This borrowing is collateralized by all outstanding shares of Bank stock.

The Company also has a $4,000,000 line of credit facility for the purchase of federal funds from ACBB, expiring June 30, 2015, of which $-0- was outstanding at both December 31, 2014 and 2013.

The Company also has a $5,000,000 line of credit facility for the purchase of federal funds from First Tennessee Bank, expiring June 30, 2015, of which $-0- was outstanding at December 31, 2014 and 2013.

The Company also has an $8,000,000 line of credit facility for the purchase of federal funds from Zions Bank, with no stated maturity date, of which $-0- was outstanding at December 31, 2014 and 2013.

At December 31, 2014, the Company had $1,600,000 of subordinated notes payable with the Board of Directors and related interests. Interest on these borrowings is 6.00% with a maturity of June 2015. Interest expense to these related parties was $89,000 and $42,000 for the years ended December 31, 2014 and 2013, respectively.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

7.	Capital Lease Obligations

The Company leases one of its branches under a lease which qualifies as a capital lease obligation under existing Financial Accounting Standards Board guidance for leases. This lease is with a related party. The following is a schedule by years of the future minimum lease payments under the capital lease, together with the present value of the net minimum lease payments as of December 31, 2014:

Total
(In Thousands)
Years ending December 31:
2015	$80
2016	80
2017	80
2018	80
2019	80
Thereafter	1,151

Total minimum lease payments	1,551

Amounts representing interest	(638)

Present value of net minimum lease payments	$913

Premises and equipment includes the following amounts related to the capital leases at December 31, 2014 and 2013:

	2014	2013
	(In Thousands)
Buildings under capital leases	$1,020	$1,020
Accumulated depreciation	(208)	(167)

Total	$812	$853

In 2013, the Company purchased one branch premise it had been leasing under a capital lease. At the time of purchase, the capital lease obligation was $1,212,000.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

8.	Lease Commitments and Total Rental Expense

The Company leases certain branch locations under building and/or land operating lease agreements expiring in various years through 2034. The Company is generally responsible to pay its share of real estate taxes, insurance, utilities, and maintenance and repairs on the buildings. The Company also has options to extend the lease agreements on the branch locations.

Future minimum rental payments under the above leases will be as follows:

	Other	Related Party	Total
	(In Thousands)
2015	$308	$392	$700
2016	311	399	710
2017	215	402	617
2018	129	402	531
2019	132	417	549
Thereafter	1,475	4,677	6,152

Total	$2,570	$6,689	$9,259

Total rental expense for the years ended December 31, 2014 and 2013 was $695,000 and $923,000, respectively. Of these totals, rental expense to related party landlords for the years ended December 31, 2014 and 2013 was $338,000 and $359,000, respectively.

9.	Income Taxes

The components of income tax expense for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
	(In Thousands)
Current tax expense	$1,566	$1,923
Deferred tax expense (benefit)	62	(223)

Total income tax expense	$1,628	$1,700

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The components of the net deferred tax asset at December 31, 2014 and 2013 are as follows:

	2014	2013
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,497	$1,425
Stock compensation expense	23	28
Nonaccrual loan interest	19	34
Other	—	6

Total deferred tax assets	1,539	1,493

Deferred tax liabilities:
Loan origination costs	(119)	(131)
Securities accretion	—	(18)
Depreciation	(634)	(526)
Prepaid costs	(129)	(99)

Total tax deferred liabilities	(882)	(774)

Net deferred tax assets (included in other assets)	$657	$719

10.	Share-Based Compensation

In 2003, the Company adopted three Stock Option Plans that were approved by stockholders on April 22, 2003. The 2003 Founders/Organizers Stock Option Plan A provided for the granting of stock options to directors and initial organizers to purchase up to 61,850 shares of the Company’s common stock, as adjusted for the 10% stock dividend in 2006 and 5% stock dividend in 2011. All stock options granted vested immediately on the date of grant. This plan expired on March 19, 2013. The 2003 Directors Stock Option Plan B provided for the granting of stock options to directors to purchase up to 61,850 shares, as adjusted for the stock dividends. All stock options granted vested immediately on the date of grant. This plan expired on March 19, 2013. The 2003 Employees Stock Option Plan provided for the granting of stock options to employees to purchase up to 123,701 shares, as adjusted for the stock dividends. The vesting of employee stock options was at the discretion of the committee awarding the options. This plan expired on March 19, 2013. The shares granted under the Plans to outside directors and organizers were non-qualified options. The shares granted to employees were “incentive stock options,” and are subject to the limitations under Section 422 of the Internal Revenue Code. The exercise price of options granted under the Plans could not be less than the fair market value of the Company’s stock at the date of grant and the term of the options could not exceed ten years.

In 2010, the Company adopted the 2010 Equity Compensation Plan that was approved by stockholders on April 28, 2010. The 2010 Equity Compensation Plan provides for the granting of stock awards to employees and directors to purchase up to 105,000 shares of the Company’s common stock as adjusted for the 5% stock dividend in 2011. The vesting of the stock awards is at the discretion of the committee awarding the options. The shares granted under the 2010 Equity Compensation Plan may be either non-qualified options, “incentive stock options,” which are subject to the limitations under Section 422 of the Internal Revenue Code, or restricted stock awards. The exercise price of non-qualified options and “incentive stock options” granted under the 2010 Equity Compensation Plan shall not be less than the fair market value of the Company’s stock at the grant date and the term of the awards shall not exceed ten years. No grants had been awarded under this Plan until 2012. In April 2012, the Company granted 46,500 restricted stock awards to certain employees. In 2013, the Company granted 29,167 restricted stock awards to certain employees and

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

had 5,834 forfeited restricted stock awards. These restricted stock awards vest over 3 years. In 2014, the company granted 35,100 restricted stock awards to certain employees and directors of which 28,000 restricted stock awards vested immediately and 7,100 restricted stock awards vest over 3 years. $339,000 and $160,000 of expense has been recognized on these awards for the years ended December 31, 2014 and 2013, respectively. There is $62,000 of future expense to be recognized on these awards.

As of December 31, 2014, the Company has outstanding stock options as follows:

	2003 Founders and Organizers	2003 Directors	2003 Employees	Weighted Average Exercise Price
Outstanding, December 31, 2011	61,850	46,835	123,543	$8.88

Granted in 2012	—	14,000	—	6.00

Outstanding, December 31, 2012	61,850	60,835	123,543	8.72

Stock options expired or forfeited in 2013	(61,850)	(30,028)	(103,864)	9.08

Outstanding, December 31, 2013	—	30,807	19,679	8.11

Stock options expired or forfeited in 2014	—	(1,978)	(2,295)	8.22

Outstanding, December 31, 2014	—	28,829	17,384	$8.10

Exercisable, December 31, 2014	—	28,829	17,384	$8.10

Shares available for future grant	—	—	—	$—

The weighted average remaining contractual life of options outstanding at December 31, 2014 is 4.4 years. The weighted average remaining contractual life of options exercisable at December 31, 2014 is 4.4 years. At December 31, 2014, the aggregate intrinsic value of options outstanding and exercisable was $-0-.

There were no stock options granted in 2014.

For the years ended December 31, 2014 and 2013, there was no compensation expense related to stock options. At December 31, 2014, there was $-0- of unrecognized compensation costs related to outstanding stock options.

11.	Stockholders’ Equity

Effective July 15, 2011, the Company completed a stock offering of non-cumulative, non-participating Preferred Stock Series C and issued 400,000 shares of preferred stock at $20.00 per share for proceeds of $8,000,000. The dividend rate will be 6.00% for the first 3 years, and thereafter the dividend rate will be variable, set quarterly, and will equal the prime rate plus 100 basis points, with a minimum rate of 5.45% and maximum rate of 7.00%. The preferred shares are convertible into shares of common stock at the election of the holder. The initial conversion ratio for the first three years through July 15, 2014 will equal 3.33 common shares for each preferred share. In year four, the conversion ratio will change to 2.86, in year five the conversion ratio will change to 2.50. Thereafter the exchange ratio will be determined by dividing the $20 by a multiple of the current book value per share beginning at 1 times and increased to 1.5 times book value after the seventh year. After the fifth anniversary, the Company will have the right to require conversion at the then applicable conversion ratio.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

During 2013, the Company obtained capital through the offering of shares of Series C Convertible Preferred Stock at a price of $20.00 per share. The Company issued 55,500 shares and received proceeds of $1,110,000.

On July 15, 2014, 369,250 of Series C preferred shares were converted into 1,229,589 shares (net of fractional shares) of common stock at a conversion rate of 3.33 for an amount of $7,385,000. The remaining amount of Series C preferred shares issued and outstanding is 86,250.

12.	Transactions with Executive Officers, Directors and Principal Stockholders

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $18,341,000 and $14,865,000 at December 31, 2014 and 2013, respectively.

Loans outstanding to directors, executive officers, principal stockholders or to their affiliates totaled $11,688,000 and $12,764,000 at December 31, 2014 and 2013, respectively. Advances and repayments during 2014 totaled $100,000 and $1,176,000, respectively.

13.	Employee Benefit Plan

In 2014, the Company established a Safe Harbor 401(k) Plan (the “Plan”) for all qualified employees. Qualified employees are eligible to receive a Safe Harbor matching contribution equal to 100% of the amount contributed to the Plan for each payroll period up to 4% of Plan compensation. Under the 2013 Plan, employees could contribute up to 20% of their compensation and the Company provided a 30% match of the member’s contribution. The Company made a matching contribution to the 401(k) Plan totaling $111,000 and $55,000 for 2014 and 2013, respectively.

14.	Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degree, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss from nonperformance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The contract or notional amount of financial instruments whose contract amounts represent credit risk at December 31, 2014 and 2013 is as follows:

	2014	2013
	(In Thousands)
Commitments to grant loans	$31,632	$17,317
Unfunded commitments under lines of credit	20,660	9,653
Standby letters of credit	414	363

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. The maximum undiscounted exposure related to those commitments at December 31, 2014 and 2013 was $414,000 and $363,000, respectively, and the approximate value of underlying collateral upon liquidation that would be expected to cover this maximum potential exposure at December 31, 2014 and 2013, was approximately $414,000 and $363,000, respectively. The current amount of the liability as of December 31, 2014 and 2013 for guarantees under standby letters of credit issued is not material.

15.	Regulatory Matters

The Bank is required to maintain cash reserve balances in vault cash and with their correspondent bank. The required reserve balance at December 31, 2014 was $1,452,000.

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2014, that the Bank meets all capital adequacy requirements to which it is subject.

The following is a summary of the Bank’s actual capital amounts and ratios as of December 31, 2014 and 2013, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a “well-capitalized” institution:

	2014
	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollar Amounts in Thousands)
Total capital (to risk-weighted assets)	$39,750	12.82%	$	≥24,805	≥8.00%	$	≥31,006	≥10.00%
Tier 1 capital (to risk-weighted assets)	35,866	11.57		≥12,402	≥4.00		≥18,604	≥6.00
Tier 1 capital (to average assets)	35,866	10.08		≥14,236	≥4.00		≥17, 795	≥5.00

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

	2013
	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollar Amounts in Thousands)
Total capital (to risk-weighted assets)	$39,869	12.37%	$	≥25,780	≥8.00%	$	≥32,225	≥10.00%
Tier 1 capital (to risk-weighted assets)	35,832	11.12		≥12,890	≥4.00		≥19,335	≥6.00
Tier 1 capital (to average assets)	35,832	9.25		≥15,493	≥4.00		≥19,366	≥5.00

Subject to applicable law, the Board of Directors of the Company may provide for the payment of dividends. State banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Bank to the holding company unless, after the payment of such dividend, the capital stock of the Bank will not be impaired and (1) the Bank will have a statutory surplus of not less than 50% of its capital stock, or if not, (2) the payment of such dividend will not reduce the statutory surplus of the Bank. In addition, dividends would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

16.	Fair Value Measurements and Disclosures

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

At December 31, 2014 and 2013, the Company had no financial assets measured at fair value on a recurring basis.

There were no impaired loans measured at fair value on a non-recurring basis at December 31, 2014 and 2013.

There were no non-financial assets measured at fair value on a non-recurring basis at December 31, 2014 and 2013.

Below is management’s estimate of the fair value of all financial instruments, whether carried at cost or fair value. The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2014 and 2013:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Interest Bearing Time Deposit (Carried at Cost)

Fair values for fixed-rate time certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits. The Company generally purchases amounts below the insured limit, limiting the amount of credit risk on these time deposits.

Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For the Level 3 private issue collateralized mortgage obligation, the Company utilized a cash flow model. The valuation model captures the composition of the underlying collateral and the cash flow structure of the security. Significant inputs to the model include delinquencies, collateral types and related contractual features, estimated rates of default, loss severity and prepayment assumptions.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. At December 31, 2014 and 2013, there were no collateral dependent impaired loans for which there is a specific reserve.

Investment in Restricted Stock (Carried at Cost)

The carrying amount of investment in restricted stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Long-Term Borrowings (Carried at Cost)

Fair values of FHLB and ACBB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB and ACBB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

Pascack Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2014 and 2013:

	2014
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial assets:
Cash and cash equivalents	$28,493	$28,493	$28,493	$—	$—
Interest bearing time deposits	1,201	1,201	—	1,201	—
Loans receivable, net	291,300	299,313	—	—	299,313
Securities held-to-maturity	4,687	4,677	—	4,677	—
Investment in restricted stock	1,523	1,523	—	1,523	—
Accrued interest receivable	1,194	1,194	—	1,194	—

Financial liabilities:
Deposits	291,762	286,613	—	286,613	—
Accrued interest payable	263	263	—	263	—
Long-term borrowings and subordinated debt	28,100	29,597	—	29,597	—

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—	—
Outstanding letters of credit	—	—	—	—	—

	2013
	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial assets:
Cash and cash equivalents	$41,068	$41,068	$41,068	$—	$—
Interest bearing time deposits	3,350	3,350	—	3,350	—
Loans receivable, net	302,007	309,658	—	—	309,658
Investment in restricted stock	1,717	1,717	—	1,717	—
Accrued interest receivable	1,373	1,373	—	1,373	—

Financial liabilities:
Deposits	309,646	310,737	—	310,737	—
Accrued interest payable	337	337	—	337	—
Long-term borrowings and subordinated debt	30,100	31,821	—	31,821	—

Off-balance sheet financial instruments:
Commitments to extend credit	—	—	—	—	—
Outstanding letters of credit	—	—	—	—	—

Financial Results

Consolidated Balance Sheets
	Unaudited
	(dollars in thousands)
	June 30, 2015	December 31, 2014
Assets
Cash and due from banks	$13,410	$12,239
Federal funds sold	25,253	16,254

Cash and Cash Equivalents	38,663	28,493

Interest-bearing deposits	1,201	1,201
Securities	4,234	4,687
Restricted stock	3,097	1,523
Loans, net of allowance for loan losses of $4,398 and $4,510 respectively	329,565	291,300
Premises and equipment, net	23,673	24,105
Accrued interest receivable	1,297	1,194
Other assets	987	1,426

Total Assets	$402,717	$353,929

Liabilities & Stockholders’ Equity

Liabilities

Deposits: non-interest bearing	$65,478	$65,132
Deposits: interest bearing	239,280	226,630

Total Deposits	304,758	291,762

Borrowings	61,500	26,500
Subordinated notes payable	1,250	1,600
Capital lease obligation	901	913
Accrued interest payable	310	263
Other liabilities	703	630

Total Liabilities	369,422	321,668

Stockholders’ Equity

Preferred stock, Series C, no par value, liquidation preference $20 per share; authorized 1,000,000 shares; issued and outstanding 86,250 shares for 2015; 86,250 shares for 2014	1,725	1,725

Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 3,598,832 shares for 2015; 3,598,832 shares for 2014 (includes Surplus)	26,280	26,236

Retained earnings	5,290	4,300

Total Stockholders’ Equity	33,295	32,261

Total Liabilities & Stockholders’ Equity	$402,717	$353,929

Consolidated Statements of Income - Year to Date
	Unaudited
	(dollars in thousands)
	June 30, 2015	June 30, 2014
Interest Income

Loans receivable, including fees	$8,027	$8,660
Securities and other	98	84

Total Interest Income	8,125	8,744

Interest Expense

Deposits	725	713
Borrowings	715	626

Total Interest Expense	1,440	1,339

Net Interest Income	6,685	7,405
Provision for loan losses	—	—

Net Interest Income After Provision for Loan Losses	6,685	7,405

Non-Interest Income

Service charges on deposit accounts	77	68
Other income	114	107

Total Non-Interest Income	191	175

Non-Interest Expense

Salary and employee benefits	2,287	2,190
Occupancy	953	949
Data processing	464	468
Furniture, fixtures and equipment	282	303
FDIC insurance	114	236
Advertising and public relations	96	52
Other operating expenses	929	1,158

Total Non-Interest Expense	5,125	5,356

Income Before Income Tax Expense	1,751	2,224

Provision for income taxes	712	915

Net Income	1,039	1,309

Preferred stock dividends and accretions	(49)	(275)

Net Income Attributed to Common Stockholders	$990	$1,034

Earnings Per Share (Basic)	$0.28	$0.44